                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-39959


                          COMPUTERVISION CORPORATION

                               100 CROSBY DRIVE
                         BEDFORD, MASSACHUSETTS 01730
                                (781) 275-1800

                                                              December 11, 1997

Dear Stockholder:

  You are cordially invited to attend the special meeting of stockholders of Computervision Corporation ("Computervision") to be held at 10:00 a.m. on Monday, January 12, 1998 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

  The principal purpose of the meeting will be to vote on approving the proposed acquisition of Computervision by Parametric Technology Corporation ("Parametric"), in which Computervision stockholders will receive 0.0866 shares of Parametric common stock in exchange for each of their shares of Computervision common stock and Computervision will become a wholly-owned subsidiary of Parametric.

  The Board of Directors believes that this acquisition is in the best interests of the stockholders of Computervision and has unanimously approved the acquisition. Information about Parametric and details of the proposed acquisition are included in the attached Prospectus/Proxy Statement. I urge you to read these materials carefully.

  We appreciate the loyalty and support our stockholders have demonstrated over the years. We hope that you will continue this support by voting FOR the acquisition proposal now. Approval of the acquisition requires the affirmative vote of a majority of the outstanding Computervision shares. Therefore, regardless of the number of shares you may own, it is important that your shares be represented at the meeting. Accordingly, please promptly sign and return your proxy card in the envelope provided, whether or not you plan to attend the meeting.

                                          Sincerely,

                                          Russell E. Planitzer
                                          Chairman of the Board

           NOTE: PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

                          COMPUTERVISION CORPORATION

                               100 CROSBY DRIVE
                         BEDFORD, MASSACHUSETTS 01730
                                (781) 275-1800

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MONDAY, JANUARY 12, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Computervision Corporation ("Computervision") will be held on Monday, January 12, 1998, at 10:00 a.m., at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts for the following purposes:

    1. To approve and adopt the Agreement and Plan of Reorganization dated November 3, 1997 between Computervision, Parametric Technology Corporation ("Parametric") and PTC Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Parametric, and the merger contemplated by that Agreement, pursuant to which Merger Sub will be merged with and into Computervision and the Computervision stockholders will have the right to receive 0.0866 shares of Parametric common stock in exchange for each of their shares of Computervision common stock.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Stockholders at the close of business on December 9, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting.

                                          By Order of the Board of Directors,

                                          Anthony N. Fiore, Jr.
                                          Secretary

Bedford, Massachusetts
December 11, 1997

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        PROSPECTUS AND PROXY STATEMENT

   PARAMETRIC TECHNOLOGY CORPORATION         COMPUTERVISION CORPORATION
         128 TECHNOLOGY DRIVE                     100 CROSBY DRIVE
     WALTHAM, MASSACHUSETTS 02154           BEDFORD, MASSACHUSETTS 01730
            (781) 398-5000                         (781) 275-1800

              PROSPECTUS                           PROXY STATEMENT
     COMMON STOCK, $.01 PAR VALUE            FOR THE SPECIAL MEETING OF
                                                    STOCKHOLDERS
                                           TO BE HELD ON JANUARY 12, 1998

  This Prospectus and Proxy Statement (the "Prospectus/Proxy Statement") is being furnished to holders of Common Stock, $.01 par value ("Computervision Common Stock") of Computervision Corporation, a Delaware corporation ("Computervision"), in connection with the solicitation of proxies by the Board of Directors of Computervision to be used at the Special Meeting of Stockholders of Computervision (the "Computervision Special Meeting") to be held on Monday, January 12, 1998 and any adjournments or postponements thereof.

  The principal item on the agenda at the Computervision Special Meeting will be to vote on approving the proposed acquisition of Computervision by Parametric Technology Corporation, a Massachusetts corporation ("Parametric"), in which Computervision stockholders will have the right to receive 0.0866 shares of the Common Stock, $.01 par value, of Parametric ("Parametric Common Stock") for each share of Computervision Common Stock they hold when the acquisition is completed.

  The acquisition will take place on the terms of an Agreement and Plan of Reorganization dated November 3, 1997 (the "Merger Agreement") among Computervision, Parametric and PTC Acquisition Corporation ("Merger Sub") under which Merger Sub, a wholly-owned subsidiary of Parametric, will be merged with and into Computervision (the "Merger") and Computervision will become a wholly-owned subsidiary of Parametric. (The Merger Agreement is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.)

  Parametric has filed a registration statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 6,000,000 shares of Parametric Common Stock issuable in accordance with the Merger Agreement in exchange for Computervision Common Stock. This Prospectus/Proxy Statement also constitutes the prospectus of Parametric covering the shares of Parametric Common Stock to be issued pursuant to the Merger Agreement.

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION THAT SHOULD BE
                  CONSIDERED BY COMPUTERVISION STOCKHOLDERS.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The date of this Prospectus/Proxy Statement is December 9, 1997, and it is first being mailed or delivered to Computervision stockholders on or about
                              December 11, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
SUMMARY...................................................................   3
RISK FACTORS..............................................................   8
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......  12
COMPARATIVE PER SHARE DATA................................................  15
MARKET PRICE INFORMATION..................................................  16
COMPUTERVISION SPECIAL MEETING............................................  17
  Matters to be Considered at the Meeting.................................  17
  Record Date; Outstanding Securities.....................................  17
  Required Votes; Voting of Proxies.......................................  17
PARAMETRIC TECHNOLOGY CORPORATION.........................................  19
COMPUTERVISION CORPORATION................................................  20
BACKGROUND AND REASONS FOR THE MERGER.....................................  21
  Background of the Merger................................................  21
  Parametric's Reasons for the Merger.....................................  22
  Computervision's Reasons for the Merger; Recommendation of the Board of
   Directors..............................................................  23
  Opinion of Computervision's Financial Advisor...........................  26
THE MERGER................................................................  31
  General.................................................................  31
  Conversion of Computervision Common Stock...............................  31
  Surrender of Certificates...............................................  31
  Merger and Effective Time...............................................  32
  Conditions of Merger....................................................  32
  Regulatory Approvals Required...........................................  33
  Amendment...............................................................  33
  Termination.............................................................  34
  Termination Fee.........................................................  35
  No Solicitation.........................................................  36
  Stockholder Voting Agreements...........................................  36
  Affiliate Letter; Resales of Parametric Common Stock....................  37
  Interests of Certain Persons in the Merger..............................  37
  Stock Options and Employee Benefits.....................................  39
  Certain Federal Income Tax Consequences.................................  39
  Accounting Treatment....................................................  40
  Conduct of Computervision's Business Pending the Merger.................  40
  Expenses................................................................  41
  No Computervision Stockholder Appraisal Rights..........................  41
STOCK OPTION AGREEMENT....................................................  41
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............  42
DESCRIPTION OF PARAMETRIC CAPITAL STOCK...................................  50
COMPARISON OF RIGHTS OF HOLDERS OF PARAMETRIC AND COMPUTERVISION COMMON
 STOCK....................................................................  50
LEGAL MATTERS.............................................................  54

                                                                          PAGE
                                                                          ----
EXPERTS..................................................................  55
OTHER MATTERS............................................................  55
APPENDICES
A--Agreement and Plan of Reorganization ................................. A-1
B--Stock Option Agreement................................................ B-1
C--Opinion of Hambrecht & Quist LLC on the Fairness of the Merger
 Consideration........................................................... C-1

                             AVAILABLE INFORMATION

  Parametric and Computervision are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, Parametric and Computervision are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Parametric Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning Parametric can also be inspected at the offices of National Association of Securities Dealers Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Computervision Common Stock is listed on the New York Stock Exchange. Reports and other information concerning Computervision can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described above. All information herein with respect to Parametric has been furnished by Parametric and all information with respect to Computervision has been furnished by Computervision.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Parametric with the Commission are incorporated by reference herein, except as superseded or modified herein:

    (1) Parametric's annual report on Form 10-K for the year ended September 30, 1996.

    (2) Parametric's quarterly reports on Form 10-Q for the quarters ended December 28, 1996, March 29, 1997 and June 28, 1997.

    (3) Parametric's current report on Form 8-K filed with the Commission on November 4, 1997.

    (4) The description of the Parametric Common Stock contained in its Registration Statement filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating any such description.

    (5) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (1) above.

  The following documents filed by Computervision with the Commission are incorporated by reference herein, except as superseded or modified herein:

    (1) Computervision's annual report on Form 10-K for the year ended December 31, 1996.

    (2) Computervision's quarterly reports on Form 10-Q for the quarters ended March 30, 1997, June 28, 1997 and September 28, 1997.

    (3) Computervision's current reports on Form 8-K filed with the Commission on April 30, 1997, May 28, 1997, June 18, 1997, June 26, 1997,
  July 22, 1997, July 24, 1997, August 4, 1997, September 9, 1997, October 9,
  1997, October 21, 1997, October 29, 1997, November 5, 1997 and November 12, 1997.

    (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (1) above.

  All documents filed by Parametric and Computervision pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and before the date of the Computervision Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

  THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS OF PARAMETRIC AND COMPUTERVISION THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE INFORMATION INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF PARAMETRIC DIRECTED TO INVESTOR RELATIONS, PARAMETRIC TECHNOLOGY CORPORATION, 128 TECHNOLOGY DRIVE, WALTHAM, MA 02154 (TELEPHONE
(781) 398-5000), OR IN THE CASE OF COMPUTERVISION DIRECTED TO SHAREHOLDER RELATIONS, COMPUTERVISION CORPORATION, 100 CROSBY DRIVE, BEDFORD, MA 01730 (TELEPHONE (781) 275-1800). IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 5, 1998.

  No person is authorized to give any information or make any representation not contained in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus/Proxy Statement or a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities offered pursuant to this Prospectus/Proxy Statement shall create an implication that there has been no change in the affairs of Parametric or Computervision since the date of this Prospectus/Proxy Statement or that the information in this Prospectus/Proxy Statement or in the documents incorporated herein by reference is correct as of any time after the dates hereof or thereof.

  "Parametric Technology Corporation" and "Pro/ENGINEER" are registered trademarks, and all names in the Parametric product family are trademarks, of Parametric. "CADDS," "Computervision," the Computervision logo and "Optegra" are registered trademarks, and "Electronic Product Definition," and "EPD" are trademarks, of Computervision.

                                    SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, including the appendices hereto. You are urged to read this Prospectus/Proxy Statement, the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference, and the other appendices attached hereto in their entirety. Cross-references in this summary are to captions in this Prospectus/Proxy Statement. Certain capitalized terms used in this summary are defined in this Prospectus/Proxy Statement.

  Certain of the information contained in this Prospectus/Proxy Statement may constitute forward-looking statements, including statements as to the benefits and synergies expected to be realized as a result of the Merger and as to future financial performance and the analyses used by the financial advisors to Computervision. See "Background and Reasons for the Merger--Parametric's Reasons for the Merger," "--Computervision's Reasons for the Merger; Recommendation of the Board of Directors" and "--Opinion of Computervision's Financial Advisor." There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include but are not limited to those set forth in this Prospectus/Proxy Statement under the heading "Risk Factors."

                                 THE COMPANIES

PARAMETRIC TECHNOLOGY CORPORATION

  Parametric develops, markets and supports the Pro/ENGINEER family of software products--a suite of more than 70 application modules that automate the design-through-manufacturing process within the mechanical computer-aided design, manufacturing and engineering ("CAD/CAM/CAE") industry. Parametric's Pro/ENGINEER product line is based on an innovative software architecture that incorporates a unique parametric, feature-based, solid modeling technology. It includes capabilities in industrial design, mechanical design, including large assembly management, functional simulation, manufacturing, information management, and data exchange.

  Parametric's executive offices are located at 128 Technology Drive, Waltham, Massachusetts 02154. Its telephone number is (781) 398-5000.

COMPUTERVISION CORPORATION

  Computervision develops, produces and markets software and provides support services that are designed to aid manufacturing companies in enhancing their product development and manufacturing processes. Computervision's principal products include its CADDS design automation and Optegra product data management software. Manufacturers use Computervision's software to design, enhance, and modify their products and to access, share and manage their product data collaboratively. Computervision's support services include implementation, consulting and training services designed to assist customers in reengineering their product development processes and in increasing productivity.

  Computervision's principal executive offices are located at 100 Crosby Drive, Bedford, Massachusetts 01730. Its telephone number is (781) 275-1800.

                         COMPUTERVISION SPECIAL MEETING

THE MEETING

  The Computervision Special Meeting will be held on Monday, January 12, 1998, at 10:00 a.m., at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. At the Computervision Special Meeting, the stockholders of Computervision will be asked to approve and adopt the Merger Agreement. Holders of record of shares of Computervision Common Stock at the close of business on December 9, 1997 are entitled to notice of and to vote at the Computervision Special Meeting. At such date, 67,375,038 shares of Computervision Common Stock were outstanding, each of which will be entitled to one vote.

REQUIRED VOTES

  The affirmative vote of the holders of a majority of the shares of Computervision Common Stock outstanding as of the record date and entitled to vote is required to approve and adopt the Merger Agreement, which is a condition to the consummation of the Merger. Parametric and its directors and executive officers own fewer than 100 shares of Computervision Common Stock. The officers and directors of Computervision, together with certain principal stockholders of Computervision, collectively owning approximately 15% of the shares of Computervision Common Stock outstanding as of the record date, have agreed to vote such shares in favor of the approval and adoption of the Merger Agreement and have executed an irrevocable proxy in favor of Parametric for such purpose. See "Computervision Special Meeting--Required Votes; Voting of Proxies."

                                   THE MERGER

TERMS OF THE MERGER

  Parametric's acquisition of Computervision will be structured as a merger of Merger Sub into Computervision. Following the Merger, Computervision will be the surviving corporation and will operate as a wholly-owned subsidiary of Parametric. At the time the Merger becomes effective (the "Effective Time"), each issued and outstanding share of Computervision Common Stock will be converted into the right to receive 0.0866 shares of Parametric Common Stock (the "Exchange Ratio") together with cash in lieu of any fractional share otherwise issuable, based on the market price of Parametric Common Stock over the ten trading days preceding the Effective Time. See "The Merger--General" and "--Conversion of Computervision Common Stock."

  At the Effective Time, each outstanding option to purchase Computervision Common Stock will be converted into an option to purchase a number of shares of Parametric Common Stock (rounded down to the nearest whole number) equal to the number of shares of Computervision Common Stock issuable upon exercise of such option immediately before the Effective Time multiplied by the Exchange Ratio. The exercise price per share of each such option, as so converted, will be equal to the quotient determined by dividing the exercise price per share of Computervision Common Stock at which such outstanding option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). See "The Merger--Stock Options and Employee Benefits."

  The Merger will become effective after the conditions specified in the Merger Agreement have been met. Parametric and Computervision expect the completion of the Merger to occur as soon as possible after the Computervision Special Meeting. See "The Merger--Merger and Effective Time" and "--Conditions of Merger."

RECOMMENDATION OF THE COMPUTERVISION BOARD OF DIRECTORS

  The Computervision Board of Directors (the "Computervision Board") has unanimously approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Computervision and its stockholders. THE COMPUTERVISION BOARD UNANIMOUSLY RECOMMENDS THAT COMPUTERVISION STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. For a discussion of the factors considered by the Computervision Board in reaching its decision to approve the Merger Agreement and the Merger, see "Background and Reasons for the Merger--Computervision's Reasons for the Merger; Recommendation of the Board of Directors."

OPINION OF COMPUTERVISION'S FINANCIAL ADVISOR

  Hambrecht & Quist LLC ("Hambrecht & Quist"), a nationally recognized investment banking firm, has rendered a written opinion to the Computervision Board to the effect that, as of the date the Board approved the Merger Agreement, the consideration to be received in the Merger is fair, from a financial point of view, to Computervision's stockholders. This opinion is based on financial forecasts provided by the managements of Parametric and Computervision, as well as on current market, economic, financial and other conditions. The full text of Hambrecht & Quist's opinion setting forth the assumptions made, the procedures followed and the matters considered is included in Appendix C to this Prospectus/Proxy Statement and should be read in its entirety. See "Background and Reasons for the Merger--Opinion of Computervision's Financial Advisor."

PARAMETRIC'S BOARD APPROVAL OF THE MERGER

  The Board of Directors of Parametric (the "Parametric Board") has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Parametric and, therefore, has unanimously approved the Merger Agreement. In making this determination, the Parametric Board and management reviewed information about Computervision made available to them by Computervision's management and other sources and assessed Computervision's financial condition. After considering this information, the Parametric Board concluded that the anticipated business advantages of the Merger favored adoption of the Merger Agreement and consummation of the Merger. See "Background and Reasons for the Merger--Parametric's Reasons for the Merger."

CONDITIONS TO THE MERGER

  The obligations of Parametric and Computervision to consummate the Merger are subject to the satisfaction of certain conditions, including but not limited to obtaining the approval of Computervision stockholders, the continuing accuracy as of the Effective Time of the representations and warranties made by Parametric and Computervision in the Merger Agreement, the receipt of certain legal opinions with respect to tax matters and the receipt of accountants' letters with respect to qualification of the Merger as a pooling of interests transaction. Each party has the right to waive certain of the closing conditions referred to above. See "The Merger--Conditions of Merger," "-- Regulatory Approvals Required," "--Certain Federal Income Tax Consequences" and "--Accounting Treatment."

CONDUCT OF COMPUTERVISION'S BUSINESS PENDING THE MERGER

  Computervision has made certain covenants and agreements in the Merger Agreement relating to, among other things, the conduct of its business pending the consummation of the Merger, including actions taken by Computervision in relation to issuing shares of stock, employment and compensation, payment of dividends on Computervision Common Stock, acquisition transactions and other matters. See "The Merger--Conduct of Computervision's Business Pending the Merger."

NO SOLICITATION

  Computervision has agreed that, from the date of the Merger Agreement through the Effective Time, neither Computervision nor any of its subsidiaries nor any of their respective directors, officers, advisors or other representatives may, directly or indirectly, without the prior written consent of Parametric, solicit or encourage the solicitation from, or engage in negotiations with, any third party concerning any proposal regarding the sale or acquisition of 10% or more of the outstanding Computervision Common Stock or a merger, consolidation or sale of substantial assets or other similar transaction involving Computervision or any of its subsidiaries; provided, however, that Computervision may, prior to the approval of the Merger Agreement by the stockholders of Computervision, to the extent the Computervision Board determines that the Board's fiduciary duties require it to do so, but subject to the conditions in the Merger Agreement, participate in discussions or negotiations with, furnish information to, and consummate a transaction with, any person, entity or group that has delivered a superior proposal to Computervision. See "The Merger--No Solicitation" and "--Termination Fee."

TERMINATION

  The Merger Agreement is subject to termination by mutual written consent of Parametric and Computervision, at the option of either Parametric or Computervision if the Merger is not consummated by February 28, 1998 (although either company may unilaterally extend such date to March 31, 1998 in order to permit the satisfaction of certain regulatory conditions) or upon the occurrence of certain events, including if the Merger Agreement is not approved by Computervision's stockholders. See "The Merger--Termination."

TERMINATION FEE

  In the event the Merger Agreement is terminated and certain circumstances occur involving the acquisition or proposed acquisition of Computervision by another party, Computervision may be required to pay Parametric termination fees of up to $18,000,000. See "The Merger--Termination" and "--Termination Fee."

PARAMETRIC STOCK OPTION

  At the time of execution of the Merger Agreement, Computervision granted Parametric an option to purchase up to 9,558,809 shares of Computervision Common Stock, representing 15% of the shares of Computervision Common Stock then outstanding, at an exercise price of $4.00 per share. The option is exercisable upon the occurrence of certain events principally involving the acquisition or proposed acquisition of Computervision by a party other than Parametric. See "Stock Option Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by Computervision, Parametric or Merger Sub and no gain or loss will be recognized by Computervision stockholders, except in respect of cash received in lieu of fractional shares. Each party's obligation to effect the Merger is conditioned on delivery of a tax opinion, in the case of Computervision, from its counsel, Hale and Dorr LLP, and, in the case of Parametric, from its counsel, Palmer & Dodge LLP, each dated as of the Effective Time, substantially to the effect that for federal income tax purposes, the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). No ruling has been or will be requested from the Internal Revenue Service with request to any tax matters. With respect to the foregoing, as well as the consequences if the Merger does not constitute a reorganization within the meaning of the Code, see "The Merger--Certain Federal Income Tax Consequences."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH COMPUTERVISION STOCKHOLDER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER ON HIS OR HER PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Parametric has received a letter from Coopers & Lybrand L.L.P. as of the date of the Merger Agreement to the effect that the Merger will qualify for pooling of interests accounting treatment and Computervision has received a letter from Arthur Andersen LLP as of the date of the Merger Agreement to the effect that Computervision is eligible for pooling of interests treatment. Parametric may terminate the Merger Agreement if it receives written notice from either Coopers & Lybrand L.L.P., Arthur Andersen LLP or the Commission that, in the opinion of such firm or the Commission, the Merger will not qualify for such treatment. Under the pooling of interests method of accounting, the historical recorded assets and liabilities of Parametric and Computervision will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Parametric and Computervision for the entire fiscal year in which the combination occurs and the historical reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. See "The Merger-- Accounting Treatment" and "--Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of the Board of Directors and management of Computervision have certain interests in the Merger that are in addition to the interests of stockholders of Computervision generally. Among other things, Computervision has entered into agreements with several of its executive officers, as well as certain other members of management, that provide certain benefits in the event of the termination of such officer's employment following a change in control of Computervision. The Merger will constitute a change in control of Computervision within the meaning of the executive compensation agreements. In addition, certain executive officers have consulting agreements that will continue after the Merger. See "The Merger--Interests of Certain Persons in the Merger." In the Merger Agreement, Parametric has agreed to continue the provisions of Computervision's Certificate of Incorporation indemnifying each present and former director and officer of Computervision against liabilities or expenses incurred in connection with claims relating to matters prior to the Effective Time, and to maintain in effect directors' and officers' liability insurance for their benefit. See "The Merger--Interests of Certain Persons in the Merger." The Computervision Board was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

NO APPRAISAL RIGHTS

  Holders of Computervision Common Stock are not entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger because the Computervision Common Stock was listed on the New York Stock Exchange on the record date for the Computervision Special Meeting and the shares of Parametric Common Stock to be issued pursuant to the Merger will be quoted on the Nasdaq National Market as of the Effective Time. See "The Merger--No Computervision Stockholder Appraisal Rights."

COMPARATIVE RIGHTS OF HOLDERS OF COMPUTERVISION AND PARAMETRIC COMMON STOCK

  Upon consummation of the Merger, holders of Computervision Common Stock will become stockholders of Parametric. The internal affairs of Parametric are governed by the Massachusetts Business Corporation Law and Parametric's Articles of Organization and By-laws. There are certain differences in the rights of holders of Computervision and Parametric Common Stock. See "Description of Parametric Capital Stock" and "Comparison of Rights of Holders of Parametric and Computervision Common Stock."

                                 RISK FACTORS

  The following risk factors, in addition to other information contained or incorporated by reference in this Prospectus/Proxy Statement, should be considered by the holders of Computervision Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby become holders of Parametric Common Stock.

RISKS RELATING TO THE MERGER

  Integration of Operations. Parametric and Computervision operate world-wide businesses with complementary product lines and development and sales forces in a variety of international locations. Integrating the operations (including product integration, workforce rationalization, marketing plans and activities, employee training, and expansion strategy) and management of the two companies will be a time-consuming process, and there can be no assurance that this integration will result in the achievement of the anticipated synergies and other benefits expected to be realized from the Merger. Moreover, the integration of these organizations will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and operating results of Parametric. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases aggressive competitors may undertake formal initiatives to attract customers and recruit key employees.

  Retention of Customers. Computervision customers represent some of the largest automotive, aerospace and shipbuilding companies in the world, but Computervision has been losing market share as a result of its financial instability and lack of new product offerings. While a number of these customers have expressed their strong support for the Merger, it will be important for Parametric to demonstrate that it can continue to support and enhance Computervision's products, provide top-quality services and help these customers meet their future design automation needs. Parametric's inability to meet any of these needs may result in a loss of some or all of these customers' business.

  Merger Related Charges. Parametric and Computervision estimate that, as a result of the Merger, the combined company will incur consolidation and integration expenses of approximately $45 to $65 million and debt prepayment costs of approximately $20 million. In addition, it is expected that Parametric and Computervision will incur merger-related expenses of approximately $10 million, including investment advisory fees, regulatory filing costs, legal and accounting expenses and other transaction costs. The combined company expects to incur approximately $75 to $95 million of charges relating to the above-referenced expenses in the quarter in which the Merger is consummated. These estimates are preliminary and are subject to change. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the businesses of the two companies.

  Fixed Conversion Ratio Does Not Reflect Changes in Stock Prices. The number of shares of Parametric Common Stock into which each share of Computervision Common Stock is to be converted in the Merger is fixed. The market value of Parametric Common Stock and/or Computervision Common Stock at the Effective Time of the Merger may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of Parametric or Computervision, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio will not be adjusted to reflect changes in the market value of Parametric Common Stock or Computervision Common Stock, the market value of the Parametric Common Stock issued in the Merger and the market value of the Computervision Common Stock surrendered in the Merger may be higher or lower than the value of such shares at the time the Merger was negotiated or approved by stockholders.

RISKS RELATING TO PARAMETRIC FOLLOWING THE MERGER

  Fluctuations in Quarterly Operating Results. Computervision has experienced, and following the Merger Parametric may experience, fluctuations in its quarterly operating results. Computervision's revenue has been substantially derived from large, multi-year customer contracts with substantial customers. As the software provided under such contracts affects the customer's entire enterprise, the purchase decisions are made at senior management levels and the sales cycle is typically long, making the timing of such orders more difficult to anticipate. Parametric's sales cycle, too, varies substantially from customer to customer, and a high percentage of its revenues are expected to be realized in the third month of each fiscal quarter and tend to be concentrated in the latter half of that month. In addition, Parametric's operating expenses are based on expected future revenue and are relatively fixed for the short term. Since all of the foregoing factors will apply to Parametric after the Merger, its results for any particular quarter will continue to be difficult to predict before the end of the quarter and a shortfall in shipments or contract orders at the end of any quarter may cause the results for that quarter to fall short of anticipated levels. Other factors, such as one-time charges associated with acquisitions or other events, also could contribute to quarterly variations in operating results. Moreover, there can be no assurance that Parametric will continue to realize the earnings growth it has experienced over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations.

  Rapid Technological and Market Changes. The mechanical CAD/CAM/CAE industry is highly competitive and is characterized by rapid technological advances. Parametric's ability to realize its expectations will depend on its success at integrating the Computervision product line, enhancing its current offerings, licensing technology from third parties, developing new products and services that keep pace with developments in technology and meet evolving customer requirements and delivering those products through appropriate distribution channels. This will require, among other things, correctly anticipating customer needs, hiring and retaining personnel with the necessary skills and creativity, providing adequate funding for the development efforts, and managing distribution channels effectively. Parametric's failure to anticipate or respond adequately to customer requirements or technological developments (particularly those by competitors that could make its technology obsolete or noncompetitive), or significant delays in the development, production, testing, marketing, or availability of new or enhanced products or services could adversely affect Parametric's competitive position and operating results.

  Dependence on Certain Industries. Computervision's product offerings are heavily concentrated in the automotive, aerospace and shipbuilding industries. Parametric's offerings to these industries after the Merger may be adversely affected by reductions in capital spending in, and cyclical trends affecting, these industries. Also, customers in these industries tend to continue with a technology choice for long periods (an entire development cycle), so that an opportunity lost at a given customer may not become a new opportunity for several years.

  Competition. Parametric believes that the principal bases for competition in its markets are product functionality, price/performance characteristics, product portability, ease of product use, sales and marketing strength, support services and corporate reputation. In particular, Parametric believes that the success of its Pro/ENGINEER product line has been due in part to the mechanical and functional superiority of these products over competitive offerings. Parametric is aware of a number of efforts to develop technically equivalent competitive products and to market these products at lower prices. Should a competitor successfully bring such a product to market and be able to sell it at a lower price in the future, Parametric's operating results could be adversely affected. Parametric's and Computervision's products compete with offerings from major, well-financed competitors. In addition, Parametric is aware of ongoing efforts by competitors, some of whom have greater resources, to emulate the performance and functionality of its products, and competitors may develop equivalent or superior technology. Parametric's future success will depend in large part on its ability to license additional products and services to its and Computervision's existing customer bases as well as the installed customer bases of traditional mechanical CAD/CAM/CAE suppliers.

  Risks Associated with International Business. A significant portion of Parametric's business comes from outside the United States, as does a significant portion of Computervision's business. A consequence of this international business is that a growing percentage of revenue and expenses are denominated in foreign currencies, which subjects results of operations to foreign exchange fluctuations. Although Parametric typically enters into forward exchange and foreign currency option contracts to offset a portion of the foreign exchange fluctuations, unanticipated events may materially and adversely affect its results. Additional risks associated with international business include, but are not limited to, governmental approval requirements, unexpected changes in regulatory practices and tariffs, difficulties in staffing and managing foreign operations, longer collection cycles in certain areas, potential changes in tax laws, greater difficulty in protecting intellectual property rights and general economic and political conditions.

RISKS RELATING TO COMPUTERVISION

  As a stand-alone company, Computervision's business is subject to numerous risks and uncertainties, including those described below. Computervision stockholders should understand that these and other risks will continue to apply to Computervision's business if the Merger is not consummated.

  Need for Additional Financing; Going Concern Qualification. If the Merger is not consummated and Computervision were to continue as a stand-alone company, Computervision would not have sufficient capital to continue its business operations as they are now being conducted. Because of its substantial operating losses during the past four quarters and its burdensome debt obligations, Computervision may not be able to obtain the funds needed to continue its business operations at the current level on terms favorable to Computervision, or on any terms. The combination of the lack of required capital, the heavy debt burden and the concern among Computervision's principal customers about Computervision's future viability could, if the Merger is not consummated, force Computervision either to substantially curtail its business operations or to seek protection under the bankruptcy laws. On November 12, 1997, Computervision filed a report on Form 8-K with the Commission to include a "subsequent event" footnote to its financial statements for the year ended December 31, 1996 and the quarter ended March 30, 1997 and reissued reports thereon by Arthur Andersen LLP, its independent accountants, which contains an explanatory paragraph that describes substantial doubt about Computervision's ability to continue as a going concern. For further information regarding Computervision's current business condition and its prospects for the future, see "Background and Reasons for the Merger--Computervision's Reasons for the Merger; Recommendation of the Board of Directors."

  Impact of Large Contracts; Potential Fluctuations of Quarterly Operating Reports. Computervision's software revenue for the past several years has been dependent principally on its ability to sell its products to large customers. For example, in 1995, revenue from a contract with a single customer group represented approximately 4% of its annual software license revenue and, in 1996, revenue from a separate single customer group represented approximately 7% of its annual software license revenue. Computervision expects that it will continue to rely on large customers in the future. Although Computervision has increased its efforts to develop lower-end and mid-range products for a wider customer base during 1997, no assurance can be given that it will be successful in doing so.

  As the software and services provided under large contracts affect the customer's entire enterprise and the core of the customer's product development efforts, the purchase decisions are made at senior management levels of the enterprise and the sales cycle is generally much longer than is typically the case, making the timing of such orders more difficult to anticipate. In addition, the customer's own design cycle and capital spending budget will affect the timing of orders. A large customer's delay in making purchase decisions or Computervision's failure to obtain one or more significant contracts could have a material adverse impact on the orders and shipments planned for a current or future quarter.

  Large contracts increasingly require Computervision to provide additional consulting and other services. At times, the customer's implementation schedule may differ from Computervision's expectations and Computervision may incur costs to fulfil its contractual commitments before the customer requests implementation services.

  Computervision's quarterly operating results may vary significantly depending on factors such as the timing of significant orders and the timing of new product introductions by Computervision and its competitors. The majority of Computervision's software product revenue in each quarter results from orders booked in that quarter and a substantial portion of Computervision's orders and shipments typically occur during the last two weeks of each quarter so that forecasting of revenue is uncertain. As expenses in the short term are incurred in advance of expected revenues, Computervision may not be able to reduce expenses commensurately with an unanticipated shortfall in revenue in a given quarter.

  New Products, Technological Change and Market Pressures. Computervision continues to devote substantial resources to the research, development, acquisition and marketing of design automation and product data management technologies, and believes that their acceptance by customers is critical to the future success of Computervision. However, the development of new technology and products is made increasingly complex and uncertain, as Computervision expands its use of third party technology through licensing or acquisition. There can be no assurance that Computervision will be successful in developing, acquiring or licensing, and marketing these new products, that customers will accept them or that competitors will not develop products or technologies which render Computervision's products or technologies uncompetitive or obsolete.

  In addition to new technology, competitors are constantly marketing their product in new ways, with new pricing and combinations of products and service options which may affect Computervision's own pricing and packaging decisions and margins. Also, competitors are aligning with new partners and buying technology to strengthen the breadth of their product offerings and reduce Computervision's distinctive breadth of product offerings.

  Dependence on Certain Industries. Computervision sells its products to customers in a number of industries, but its product revenues are heavily concentrated in the automotive, aerospace and shipbuilding industries and may be adversely affected by reductions in capital spending in these industries, as well as cyclical economic trends affecting these industries. Computervision's future revenues would also be adversely affected by future declines in sales to its automotive, aerospace and shipbuilding customers. In addition, customers in these industries tend to continue with a technology choice for long periods (an entire development cycle) so that an opportunity lost at a given customer will not become a new opportunity for several years.

  Other Risks. Computervision faces other risks in common with others in the software industry which could also impair Computervision's future financial performance. For example, the market for high technology stocks is extremely volatile and can be affected by factors beyond Computervision's control, such as the performance of Computervision's competitors, market conditions in the CAD/CAM/CAE industry or general economic conditions. International sales are subject to additional risks, including the fact that foreign countries could impose additional withholding taxes or otherwise further tax Computervision's income, impose tariffs or adopt other restrictions on foreign trade, agreements and intellectual property rights may be difficult to enforce through a foreign country's legal system, and unfavorable exchange rate shifts may be difficult to anticipate. Computervision remains highly leveraged and has a stockholders' deficit which may place Computervision at a competitive disadvantage.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following selected historical financial data of Parametric and Computervision has been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." The Parametric and Computervision historical financial statement data as of and for the interim periods presented below has been prepared on the same basis as the historical data derived from audited financial statements and, in the opinion of management of the respective companies, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the respective companies as of such dates and for such periods.

  The selected pro forma combined financial data is derived from the unaudited pro forma combined condensed financial statements appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the purpose of the pro forma combined statement of income data, Parametric's historical results of operations for the fiscal years ended September 30, 1994, 1995 and 1996 and the nine months ended June 29, 1996 and June 28, 1997 have been combined with Computervision's historical results of operations for the fiscal years ended December 31, 1994, 1995 and 1996 and the nine months ended September 29, 1996 and September 28, 1997, respectively. For the purpose of the pro forma combined balance sheet, Parametric's consolidated balance sheet as of June 28, 1997 has been combined with Computervision's consolidated balance sheet as of September 28, 1997, giving effect to the Merger as if it had occurred on June 28, 1997.

  The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Parametric/Computervision. The pro forma combined financial data does not give effect to any cost savings that may result from the integration of Parametric's and Computervision's operations. Additionally, the pro forma combined statements of income do not include the merger-related costs, debt prepayment and consolidation and integration expenses associated with the Merger (which are currently estimated to be approximately $75 to $95 million on a pre-tax basis). The pro forma combined financial data does not include adjustments to conform the accounting policies of Computervision to those followed by Parametric. The nature and extent of such adjustments, if any, will be based upon further analysis and are not expected to be material.

                      SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PARAMETRIC

                                                   FISCAL YEAR ENDED                           NINE MONTHS ENDED
                         --------------------------------------------------------------------- ------------------
                         SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, JUNE 29, JUNE 28,
                             1992          1993          1994          1995          1996        1996     1997
                         ------------- ------------- ------------- ------------- ------------- -------- ---------
                                                                                                  (UNAUDITED)
INCOME STATEMENT DATA
Revenue.................   $ 98,377      $179,311      $266,974      $394,310      $600,122    $422,994  $588,627
Operating income(1).....     30,818        66,502       103,362       118,631       204,656     165,992   236,186
Net income..............     21,036        43,470        68,089        77,362       137,910     111,477   158,697
Net income per share....       0.18          0.36          0.54          0.60          1.04        0.84      1.18
Excluding acquisition
 and related costs(1):
 Net income.............     21,036        43,470        68,089        98,500       158,402     111,477   158,697
 Net income per share...       0.18          0.36          0.54          0.76          1.19        0.84      1.18
BALANCE SHEET DATA
Working capital.........   $ 73,464      $137,581      $229,878      $317,702      $416,058              $507,089
Total assets............    119,259       190,975       305,125       453,727       659,217               781,363
Stockholders' equity....     85,895       154,655       251,178       370,929       512,432               595,187

COMPUTERVISION

                                                FISCAL YEAR ENDED                              NINE MONTHS ENDED
                         ---------------------------------------------------------------- ---------------------------
                         DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, SEPTEMBER 29, SEPTEMBER 28,
                             1992         1993         1994         1995         1996         1996          1997
                         ------------ ------------ ------------ ------------ ------------ ------------- -------------
                                                                                                  (UNAUDITED)
INCOME STATEMENT DATA
Revenue(2)..............  $1,065,579   $ 827,315    $ 573,637     $507,074     $477,199     $355,445      $ 217,361
Gross profit............     459,587     322,966      273,994      264,319      258,383      192,648         85,801
Operating income
 (loss)(3)..............      48,733    (517,992)      59,452       80,675       55,073       59,304        (86,089)
Income (loss) from
 continuing
 operations(4)..........    (142,189)   (571,107)       9,771       30,746       21,657       31,915       (111,314)
Net income (loss).......    (225,872)   (571,107)       9,771       22,816       21,657       31,915       (111,314)
Pro forma income (loss)
 per share (5):
 Continuing
  operations(4).........       (3.46)     (11.89)        0.20         0.58         0.33         0.49          (1.75)
 Net income (loss)......       (6.09)     (11.89)        0.20         0.43         0.33         0.49          (1.75)
BALANCE SHEET DATA
Working capital.........  $  (47,453)  $(112,703)   $(138,648)    $(82,505)    $(59,949)                  $(146,166)
Total assets............     904,312     412,713      263,184      246,917      208,345                     116,678
Total long-term
 liabilities, less
 current portion........     443,910     556,258      476,890      324,441      300,630                     304,791
Stockholders' equity
 (deficit)..............      48,979    (530,177)    (509,413)    (337,726)    (316,775)                   (428,558)
Cash dividends declared
 and paid...............         --        1,440          --           --           --                          --

--------
(1) Operating income included non-recurring charges related to acquisitions of $29,438 and $32,119 for the years ended September 30, 1995 and 1996, respectively.
(2) In 1992 and 1993 revenue included $254,528 and $140,373 associated with Computervision's hardware resale business, which it exited effective January 1, 1994. Revenue also included other service revenue, which is associated with its hardware services business, in which Computervision sold a majority interest effective July 18, 1997, of $460,724, $390,800, $287,458, $220,473, $174,384, $133,307 and $82,224 for the years ended
    December 31, 1992, 1993, 1994, 1995, and 1996, and for the nine months ended September 29, 1996 and September 28, 1997, respectively.
(3) Operating income (loss) included non-recurring charges of $25,000, $515,800, $19,500 and $52,000 for the years ended December 31, 1992, 1993 and 1996, and the nine-months ended September 28, 1997, respectively.
(4) Loss from continuing operations for the year ended December 31, 1992 also included charges of $64,050 associated with Computervision's 1992 recapitalization. Income from continuing operations for the year ended December 31, 1995 excludes an extraordinary charge of $7,930 associated with the early extinguishment of debt.
(5) Pro forma loss from continuing operations per share and pro forma net loss per share for the year ended December 31, 1992 have been adjusted to reflect Computervision's issuance of 23,000 shares of common stock in 1992 to retire certain of its long-term debt. The pro forma loss from continuing operations per share and pro forma loss per share calculations therefore, reflect on a pro forma basis, the elimination of interest expense related to the retired portion of the debt and the issuance of the 23,000 shares.

        SUMMARY OF PARAMETRIC YEAR-END AND FOURTH QUARTER 1997 RESULTS

  On October 16, 1997 Parametric reported that its net income for the fiscal year ended September 30, 1997 increased 38% to $219.2 million, compared with $158.4 million for the 1996 fiscal year. Net income per share for the fiscal year increased to $1.64, from $1.19 in the prior year. Fiscal 1997 revenue totaled $808.8 million, an increase of 35% (40% at constant currency) from fiscal 1996 revenue of $600.1 million.

  In the fourth quarter of fiscal 1997, Parametric's net income increased 29% to $60.5 million, compared with $46.9 million for the same period last year. Net income per share increased to $0.46, from $0.35 per share in last year's fourth quarter. Revenue for the fourth quarter totaled $220.2 million, an increase of 24% (30% at constant currency) from last year's fourth-quarter revenue of $177.1 million.

  The comparisons presented above for fiscal 1996 net income and net income per share exclude a non-recurring charge related to Parametric's acquisition of Reflex software technology from Greenshire License Co. in the fourth quarter of fiscal 1996. Including this charge, actual net income for fiscal 1996 was $137.9 million, or $1.04 per share, and actual net income for the fourth quarter of fiscal 1996 was $26.4 million, or $0.20 per share.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FISCAL YEAR ENDED             NINE MONTHS ENDED
                         ----------------------------------------- -----------------
                         SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, JUNE 29, JUNE 28,
                             1994          1995         1996(2)      1996   1997(2)
                         ------------- ------------- ------------- -------- --------
PRO FORMA COMBINED
 STATEMENT OF INCOME
 DATA(1):
Revenue.................   $840,611      $901,384     $1,077,321   $778,439 $805,988
Net income before
 extraordinary charge...   $ 77,860      $108,108     $  159,567   $143,392 $ 47,383
Net income per share
 before extraordinary
 charge.................   $   0.60      $   0.81     $     1.15   $   1.03 $   0.34
Shares used to compute
 net income per share...    129,240       133,600        138,821    138,785  140,192

                                                                       JUNE 28,
                                                                       1997(3)
                                                                       --------
PRO FORMA COMBINED BALANCE SHEET DATA(1):
Working capital....................................................... $360,923
Total assets..........................................................  898,041
Total long-term liabilities, less current portion.....................  305,532
Stockholders' equity..................................................  166,629

--------
(1) See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.
(2) As discussed in the June 29, 1997 financial statements of Computervision included with its Quarterly Report on Form 10-Q, on July 18, 1997 Computervision transferred its other services business to CVSI, Inc. and sold a majority interest in the voting securities of CVSI, Inc. to a third party. Assuming that the CVSI transaction was completed as of January 1, 1996, the pro forma results of the combined company are as follows:

                                              NINE MONTHS     FISCAL YEAR ENDED
                                          ENDED JUNE 28, 1997 SEPTEMBER 30, 1996
                                          ------------------- ------------------
     Revenue.............................      $723,764            $902,937
     Net income..........................        59,154             149,070
     Net income per share................          0.42                1.07

(3) The pro forma combined balance sheet as of June 28, 1997 excludes any accrual for the estimated merger-related, debt prepayment and consolidation and integration expenses (approximately $75-$95 million on a pre-tax basis).

                          COMPARATIVE PER SHARE DATA

  The following tables set forth certain unaudited historical per share data of Parametric and Computervision and the combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis (and assuming the issuance of 0.0866 shares of Parametric Common Stock in the Merger in exchange for each share of Computervision Common Stock). This data should be read in conjunction with the selected financial data and the unaudited pro forma combined condensed financial statements included elsewhere in this Prospectus/Proxy Statement and the separate historical financial statements of Parametric and Computervision incorporated by reference herein. The pro forma combined financial data is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Parametric/Computervision. Parametric has never paid any cash dividends on its Common Stock. Computervision has not paid a cash dividend on its Common Stock since its fiscal year ended December 31, 1993.

                                        FISCAL YEAR ENDED                  NINE MONTHS ENDED
                            ----------------------------------------- ---------------------------
                            SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,   JUNE 29,      JUNE 28,
                                1994          1995          1996          1996          1997
                            ------------- ------------- ------------- ------------- -------------
HISTORICAL--PARAMETRIC:
Net income................      $0.54         $0.60        $ 1.04         $0.84        $ 1.18
Book value(1).............                                 $ 4.02                      $ 4.67
                                        FISCAL YEAR ENDED                  NINE MONTHS ENDED
                            ----------------------------------------- ---------------------------
                            DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  SEPTEMBER 29, SEPTEMBER 28,
                                1994          1995          1996          1996          1997
                            ------------- ------------- ------------- ------------- -------------
HISTORICAL--
 COMPUTERVISION:
Net income(loss) before
 extraordinary charge.....      $0.20         $0.58        $ 0.33         $0.49        $(1.75)
Book value(1).............                                 $(4.99)                     $(6.73)
                                        FISCAL YEAR ENDED                  NINE MONTHS ENDED
                            ----------------------------------------- ---------------------------
                            SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,   JUNE 29,      JUNE 28,
                                1994          1995          1996          1996         1997(2)
                            ------------- ------------- ------------- ------------- -------------
PRO FORMA COMBINED--PER
 PARAMETRIC/COMPUTERVISION
 SHARE(3):
Net income before
 extraordinary charge.....      $0.60         $0.81        $ 1.15         $1.03        $ 0.34
Book value(1).............                                 $ 1.47                      $ 1.25
EQUIVALENT PRO FORMA
 COMBINED--PER
 COMPUTERVISION SHARE(4):
Net income before
 extraordinary charge.....      $0.05         $0.07        $ 0.10         $0.09        $ 0.03
Book value................                                 $ 0.13                      $ 0.11

--------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro Forma Combined--Per Parametric/Computervision Share book value is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Parametric Common Stock which would have been outstanding had the Merger been consummated as of each balance sheet date.
(2) The pro forma combined balance sheet as of June 28, 1997 excludes any accrual for the estimated merger-related, debt prepayment and consolidation and integration expenses (approximately $75-$95 million on a pre-tax basis). See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.
(3) For the purposes of the pro forma combined data, Parametric's financial data for the fiscal years ended September 30, 1994, 1995 and 1996 and the nine months ended June 29, 1996 and June 28, 1997 has been combined with Computervision's financial data for the fiscal years ended December 31, 1994, 1995 and 1996 and the nine months ended September 29, 1996 and September 28, 1997, respectively.
(4) The equivalents of Computervision's pro forma per share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of 0.0866 shares of Parametric Common Stock for each share of Computervision Common Stock.

                           MARKET PRICE INFORMATION

  Parametric Common Stock is quoted on the Nasdaq National Market ("Nasdaq") and Computervision Common Stock is listed on the New York Stock Exchange ("NYSE"). The table below sets forth the reported high and low sales prices for Parametric Common Stock and Computervision Common Stock as reported on the Nasdaq and the NYSE, respectively, for the periods indicated. For purposes of comparison, the Computervision Common Stock price information is presented for the fiscal periods of Parametric rather than for Computervision's historical fiscal periods.

                                                    PARAMETRIC   COMPUTERVISION
                                                   COMMON STOCK   COMMON STOCK
                                                   ------------- --------------
                                                    HIGH   LOW    HIGH    LOW
                                                   ------ ------ ------- ------
FISCAL 1996
  Quarter ended December 30, 1995................. $36.28 $26.13 $ 15.50 $ 9.75
  Quarter ended March 30, 1996.................... $39.88 $25.88 $ 15.25 $ 9.00
  Quarter ended June 29, 1996..................... $49.50 $33.75 $ 13.25 $ 8.75
  Quarter ended September 30, 1996................ $52.38 $34.88 $ 10.63 $ 5.75
FISCAL 1997
  Quarter ended December 28, 1996................. $56.75 $47.13 $ 10.38 $ 7.88
  Quarter ended March 29, 1997.................... $64.25 $45.88 $  9.63 $ 4.63
  Quarter ended June 28, 1997..................... $50.00 $37.50 $  5.75 $ 3.13
  Quarter ended September 30, 1997................ $54.88 $40.75 $  4.69 $ 1.94
FISCAL 1998 (through December 5, 1997)............ $53.00 $42.63 $  4.56 $ 1.94

  On November 3, 1997, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the last reported sale price of Parametric Common Stock on the Nasdaq was $45.375 per share, and the last reported sale price of Computervision Common Stock on the NYSE was $3.0625 per share. Based on an exchange ratio of 0.0866 shares of Parametric Common Stock for each share of Computervision Common Stock, the pro forma equivalent per share value of Computervision Common Stock on November 3, 1997 was $3.93 per share.

  On December 5, 1997, the most recent practicable date before the printing of this Prospectus/Proxy Statement, the last reported sale price of Parametric Common Stock on the Nasdaq was $48.50 per share, and the last reported sale price of Computervision Common Stock on the NYSE was $4.00 per share.

  Because the market prices of Parametric Common Stock and Computervision Common Stock are subject to fluctuation, the market value of the shares of Parametric Common Stock that holders of Computervision Common Stock will receive in the Merger may increase or decrease prior to the Merger. COMPUTERVISION STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION OF THE COMPUTERVISION COMMON STOCK AND THE PARAMETRIC COMMON STOCK.

                        COMPUTERVISION SPECIAL MEETING

  This Prospectus/Proxy Statement is being furnished to holders of Computervision Common Stock in connection with the solicitation of proxies by the Computervision Board for use at the Computervision Special Meeting to be held on Monday, January 12, 1998 at 10:00 a.m., at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Computervision Special Meeting, the stockholders of Computervision will consider and vote upon the approval and adoption of the Merger Agreement and any other matters that may properly come before the meeting, or any adjournment or postponement thereof. See "The Merger--General," "--Conversion of Computervision Common Stock" and "--Stock Options and Employee Benefits."

  THE BOARD OF DIRECTORS OF COMPUTERVISION HAS UNANIMOUSLY RECOMMENDED A VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT. SEE "BACKGROUND AND REASONS FOR THE MERGER--COMPUTERVISION'S REASONS FOR THE MERGER;
RECOMMENDATION OF THE BOARD OF DIRECTORS."

RECORD DATE; OUTSTANDING SECURITIES

  Only Computervision stockholders of record at the close of business on December 9, 1997 will be entitled to receive notice of and to vote at the Computervision Special Meeting. At that date, there were 67,375,038 shares of Computervision Common Stock outstanding held by approximately 8,652 holders of record, each of which is entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of shares of Computervision Common Stock outstanding will constitute a quorum at the Computervision Special Meeting.

REQUIRED VOTES; VOTING OF PROXIES

  Under Computervision's Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Computervision Common Stock entitled to vote is required to adopt the Merger Agreement. No vote of Parametric stockholders is required, or will be sought, to consummate the transaction.

  All shares of Computervision Common Stock represented in person or by proxy at the Computervision Special Meeting (including proxies that abstain from the matter presented at the meeting) will be tabulated to determine whether or not a quorum is present, but broker non-votes, since they are not entitled to vote on the sole matter to be presented at the meeting, will not be so tabulated. A "broker non-vote" occurs when a broker holding a customer's shares in the name of the broker receives no instructions to vote those shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote such shares on the matter. Abstentions will be treated as shares that are present and entitled to vote on each matter, but will not count as votes in favor of such matter. Accordingly, abstentions and broker non-votes would have the same legal effect as a vote "against" adoption.

  As of December 9, 1997, directors and executive officers of Computervision and their affiliates have the right to vote approximately 15% of the outstanding shares of Computervision Common Stock. Each of the directors and executive officers of Computervision has agreed to vote all shares of Computervision Common Stock over which he or she has or shares voting control for approval and adoption of the Merger Agreement, and has executed an irrevocable proxy in favor of Parametric for such purpose. Parametric and the directors and executive officers of Parametric and their affiliates own fewer than 100 shares of Computervision Common Stock.

  All proxies that are properly executed and returned, unless previously revoked, will be voted at the Computervision Special Meeting in accordance with the instructions thereon. The execution of a proxy will not affect a stockholder's right to attend the Computervision Special Meeting and vote in person. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. Except for procedural matters incident to the conduct of the Computervision Special Meeting, no matters other than those described in the Notice of Special Meeting are expected to come before the Computervision Special Meeting. However, if any other matters are properly presented at the Computervision Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Computervision Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  ANY COMPUTERVISION STOCKHOLDER GIVING A PROXY HAS THE POWER TO REVOKE THE PROXY PRIOR TO ITS EXERCISE. A PROXY MAY BE REVOKED BY (A) FILING WITH THE SECRETARY OF COMPUTERVISION, AT OR BEFORE THE TAKING OF THE VOTE AT THE COMPUTERVISION SPECIAL MEETING, (1) A WRITTEN NOTICE OF REVOCATION SPECIFYING THE NUMBER OF SHARES AND CLEARLY IDENTIFYING THE PROXY TO BE REVOKED OR (2) DULY EXECUTING AND FILING A NEW PROXY BEARING A LATER DATE, OR (B) ATTENDING THE COMPUTERVISION SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF A PROXY). ANY WRITTEN NOTICE OF REVOCATION OR SUBSEQUENT PROXY SHOULD BE SENT AND DELIVERED TO COMPUTERVISION CORPORATION, 100 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730, ATTENTION: ANTHONY N. FIORE, JR., SECRETARY, OR HAND DELIVERED TO ANTHONY N. FIORE, JR., AT OR BEFORE THE TAKING OF THE VOTE AT THE COMPUTERVISION SPECIAL MEETING.

  The cost of preparing and filing this Prospectus/Proxy Statement, other than attorneys' and accountants' fees, will be shared equally by Computervision and Parametric. All other expenses will be paid by the party incurring such expenses. Proxies may be solicited by use of the mails and by directors, officers and employees of Computervision in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Computervision may retain, a proxy solicitation firm, for assistance in connection with such solicitation of proxies for the Computervision Special Meeting at an estimated expense of $8,500, plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Computervision will reimburse such custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                       PARAMETRIC TECHNOLOGY CORPORATION

  Parametric develops, markets and supports the Pro/ENGINEER family of software products--a suite of more than 70 application modules that automate the design-through-manufacturing process within the mechanical computer-aided design, manufacturing and engineering ("CAD/CAM/CAE") industry. Parametric's Pro/ENGINEER product line includes capabilities in industrial design, mechanical design, including large assembly management, functional simulation, manufacturing, information management, and data exchange.

  Parametric focuses its marketing and sales efforts primarily on the electronic, aerospace, automotive, consumer products, medical equipment, industrial equipment and telecommunications industries. The Pro/ENGINEER product line primarily competes in the high-end of the mechanical CAD/CAM/CAE market.

  Mechanical CAD/CAM/CAE is a complex, iterative process encompassing a broad spectrum of distinct engineering disciplines which is essential to the development of virtually all manufactured products, ranging from consumer products to jet aircraft. Manufacturers compete on the basis of cost, time to market and product performance criteria, which are significantly affected by the quality and length of the design process. Parametric's mechanical CAD/CAM/CAE products offer a high-performance, fully integrated solution which enables end-users to reduce the time to market and manufacturing costs for their products and to improve product quality by easily evaluating multiple design alternatives. Parametric believes that its Pro/ENGINEER product line offers better price/performance, greater ease of use, and more complete integration of multiple engineering disciplines than other available mechanical CAD/CAM/CAE products.

  Parametric's Pro/ENGINEER product line is based on an innovative software architecture that incorporates a unique parametric, feature-based, solid modeling technology. Parametric's Pro/ENGINEER software uses a single data structure to capture changes made in any stage of the design-through-manufacturing process and to automatically update designs and all engineering deliverables. The single data structure allows all changes to be propagated automatically throughout the design and manufacturing process, thus enabling users to integrate multiple engineering activities in the mechanical design process and to conduct them on a concurrent basis. In addition, as a result of the data structure of Parametric's products, engineers can create, process, modify and store designs quickly and easily, in a highly efficient manner.

  Parametric has over 3,400 employees serving more than 15,000 customers in more than 70 countries. Despite having installed more than 101,000 seats of Pro/ENGINEER software, Parametric believes that the potential business opportunity is much greater. The acquisition of Computervision is intended to increase Parametric's ability to realize this potential.

                          COMPUTERVISION CORPORATION

  Computervision develops, produces and markets software and provides support services that are designed to aid manufacturing companies in enhancing their product development and manufacturing processes. Computervision's principal products include design automation and product data management software. Manufacturers use Computervision's software to design, enhance, and modify their products and to access, share and manage their product data collaboratively. Computervision's support services include implementation, consulting and training services designed to assist customers in reengineering their product development processes and in increasing productivity.

  Computervision's product development technology and service, marketed as "Electronic Product Definition" ("EPD"), allows its customers to concurrently create, manage, share and reuse electronic product information in a collaborative environment. Companies from the aerospace, automotive, white goods, shipbuilding and consumer products industries today implement EPD in an effort to obtain a competitive advantage.

  Computervision principally markets two families of software products which may be used separately. When integrated and complemented by Computervision's implementation and support services, these products provide customers with a comprehensive EPD capability. Computervision's CADDS design automation software includes products that allow a customer to create and store a single product definition that can be made available in electronic form for simultaneous review and analysis by design and build teams located throughout the customer's enterprise. Computervision's Optegra product data management ("PDM") products and software solutions are designed to improve collaboration and information access and sharing throughout an enterprise. These products provide for data management, configuration management, workflow management, advanced product visualization and product structure navigation. Using these products and software solutions, design and build teams have the ability to leverage and control all information about product development and related design, test, analysis and manufacturing processes. The integration of the PDM products with design automation software products from Computervision or other design automation suppliers allows customers to implement a product development process organized around a single common electronic definition of the product.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

  Commencing in mid-1995, Computervision's management has from time to time engaged in preliminary discussions with several companies in the CAD/CAM/CAE industry relating to potential acquisition or strategic alliance transactions. All of these discussions were exploratory in nature and none resulted in any meaningful discussions.

  In July 1996, management from Parametric and Computervision met to discuss how they might be able to benefit from combining Parametric's strength in modeling technology and Computervision's strength in data and process management. These were exploratory discussions, which concluded after Parametric advised Computervision that it was not interested in continuing them.

  In November 1996, management of Computervision initiated discussions with Parametric regarding a possible business combination. These discussions included a financial model prepared by Computervision with the assistance of Hambrecht & Quist, its financial advisor. These discussions were terminated in November 1996.

  During the summer of 1997, new discussions commenced regarding a potential sale of a portion of Computervision's design automation business to Parametric. These discussions took place in late June and early July. After a hiatus during the remainder of the summer, these discussions resumed in mid-September 1997. A meeting of senior management teams took place on September 18, 1997 to review a Computervision presentation on its design automation business. Financial management of both companies met to discuss the proposed sale on September 24, 1997. On September 25, 1997, discussion at a meeting of the senior management teams evolved into an examination of a purchase of Computervision in its entirety. Subsequent discussions focused on a purchase of the entire company, based on a recognition by the parties that it would be necessary to address both the design automation and data management requirements of major customers.

  In the fall of 1997, Computervision, through its financial advisor, Hambrecht & Quist, contacted two other potentially interested parties regarding a possible business combination and made available to one such party certain Computervision financial information. No substantive discussions arose as a result of these contacts.

  During the period from September 26 through October 9, 1997, both companies worked with their respective advisors to evaluate the legal, financial and accounting implications of a proposed transaction. In addition, senior management from both companies contacted on a confidential basis some of Computervision's major customers to assess their reaction to a possible business combination between Parametric and Computervision. The initial reaction of these customers to such a combination was favorable and confirmed the parties' conclusion that a purchase of Computervision in its entirety would be necessary to satisfy the expectations of the major customers. During this period, Parametric retained Goldman Sachs & Co. as its financial advisor.

  On October 10, 1997, a meeting took place between Computervision's management and Board representatives, Computervision's financial advisor and the management of Parametric and its financial advisor in order to discuss the strategic rationale for the combination, the structure of a potential transaction and a valuation range. As a result of the meeting, it was agreed that the financial teams would work together over the next few days to understand better the nature of each other's business, financial results and condition and the financial aspects of a combination.

  On October 15, 1997, Parametric sent a letter to Computervision outlining the terms of a proposed stock-for- stock merger transaction at a value of $4.00 for each share of Computervision Common Stock, based on a fixed exchange ratio. On October 16 and October 20, 1997 the Computervision Board met to discuss Computervision's revised business plan for 1998 and 1999 and its long-term strategy and strategic relationships. At each meeting, the Computervision Board discussed the proposed Parametric combination, explored alternative relationships and reviewed the advantages and disadvantages of pursuing its revised business plan on a stand-alone basis. At these meetings, the Computervision Board authorized and instructed management to continue discussions with Parametric.

  On October 20, 1997, Parametric's management and representatives of Computervision's management and Board met to discuss Parametric's proposal and valuation methodology. There were also discussions regarding specific details of the transaction, including a discussion that led to agreement on an exchange ratio based on the average of the closing prices of Parametric's Common Stock for the preceding thirty trading days.

  On October 20, 1997, the Computervision Board voted to accept the terms of the Parametric proposal, subject to negotiation and execution of a definitive agreement.

  Parametric and Computervision executed a confidentiality agreement and, during the period from October 21 to October 28, 1997, both parties participated in a series of due diligence meetings to examine the legal, financial, contractual and business aspects of the transaction. At the same time, technical aspects of the transaction were being reviewed by external legal advisors and independent accountants.

  On October 28, 1997, there were a series of meetings among the senior management teams and financial advisors of both companies at which their respective business and financial strategies were presented. Following these sessions, the management teams met privately to review the two companies' business cultures and the related implications of the proposed merger.

  Between October 29 and November 2, 1997, representatives of both companies and their respective advisors continued their due diligence reviews. In addition, members of both management teams and their financial and legal advisors participated in ongoing negotiations regarding the terms of the proposed transaction. During this period, counsel for Computervision and Parametric met or communicated on numerous occasions to review and discuss drafts of the Merger Agreement, the Stock Option Agreement and other ancillary documents and related issues.

  On October 30, 1997, the Parametric Board held a meeting at which the proposed business combination was discussed and Parametric's financial and legal advisors made presentations regarding the key elements of the transaction. The Parametric Board met again on November 3, 1997, with members of management and representatives of Goldman Sachs & Co. and Palmer & Dodge LLP present, to review the terms of the proposed transaction. After discussing the merits of the combination and with the advice of financial and legal advisors, the Parametric Board voted unanimously to approve the Merger.

  On November 3, 1997, the Computervision Board met, with representatives of Hambrecht & Quist and Hale and Dorr LLP present, to review and discuss the terms of the proposed transaction. Following presentations and advice from their advisors and discussion of the proposed transaction and of available alternatives, the Computervision Board unanimously approved the Merger and authorized execution of the Merger Agreement, the Stock Option Agreement and other ancillary documents. The definitive documents were then executed and delivered by the parties.

  On November 4, 1997, the parties issued a joint press release to announce the Merger prior to the opening of trading in the U.S. securities markets.

PARAMETRIC'S REASONS FOR THE MERGER

  Parametric believes that the Merger with Computervision will meet its strategic objectives by expanding its business presence in the high-end of the computer aided design market in the automotive and aerospace industries. It considers these industries as presenting growth opportunities, and believes that the increased penetration from the addition of Computervision's customers will make it more competitive in these industries. The addition of Computervision's EPD and Optegra enterprise level data management products to Parametric's data management product offerings that focus on engineering departments also will broaden Parametric's data management product offerings and permit it to offer enterprise-wide data management products that address the requirements of larger customers.

  Parametric believes that Computervision's customer base is attractive and generates a desirable base of maintenance and service revenues. Computervision's customers include many large companies, particularly in the automotive and aerospace industries, such as the Airbus Consortium (Aerospatiale, British Aerospace and Daimler-Benz Aerospace), Rolls-Royce Aerospace Groups and PSA Peugot Citroen. Computervision's strong relationship with major customers in Europe is expected to complement and enhance Parametric's European presence.

  Parametric plans to continue development, maintenance and support of Computervision's products independently of Parametric's own Pro/ENGINEER product line, and also to continue to support the relationships currently in place between Computervision and its customers. Parametric believes that there are opportunities for growth in product revenues from the Computervision customer base following the Merger because the financial and technological strength of the combined company should increase customer confidence and willingness to make additional systems commitments, as well as present the opportunity to introduce Parametric products and services.

  The Parametric Board also considered a number of potential risks relating to the Merger, including (i) the difficulties inherent in integrating the two operations and the risk that the synergies and benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, and the effect of the public announcement of the Merger on the market price of the Parametric Common Stock, (iii) the significant financial obligations of Computervision that will be inherited in the Merger and the impact of Computervision's financial difficulties on Parametric's historic reported results and on market perceptions, (iv) the risks inherent in the ability to reverse Computervision's product revenue decline and the possibility of the loss of key Computervision customers, and (v) the significant charges expected to be incurred by Parametric in connection with the Merger. The Parametric Board believed that these risks were outweighed by the potential benefits to be realized from the Merger.

COMPUTERVISION'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS

  The Computervision Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Computervision and its stockholders. Accordingly, the Computervision Board has unanimously approved the Merger Agreement and the Merger and unanimously recommends that the stockholders of Computervision vote FOR approval and adoption of the Merger Agreement and the Merger.

  The Computervision Board identified a number of reasons for the Merger and believes that for these reasons, the stockholders of Computervision should vote for the approval and adoption of the Merger Agreement and the Merger:

  . The software markets in which Computervision competes are highly competitive and characterized by rapid advances in technology. Its principal competitors in the EPD market are IBM (which markets a component modeling system, CATIA, developed and maintained by Dassault Systems S.A. ("Dassault")) and Unigraphics, a division of Electronic Data Systems. In the design automation market, Computervision competes with Intergraph Corporation, Structural Dynamics Research Corporation ("SDRC") and Parametric, and its principal competitors in the product data management market are Metaphase Technology, Inc., a wholly owned subsidiary of SDRC, and Sherpa Corporation. Although Computervision has been a leading provider of design automation software to the aerospace and automobile markets, it has been losing market share over the past two years as a result of its burdensome debt obligations, financial instability and the absence of new product offerings. These factors, coupled with increasing consolidation in the industry, as evidenced by Dassault's recent acquisition of Solid

   Works, have led Computervision to the conclusion that its competitive position would be significantly compromised unless it combined with a strong company with complementary products and financial resources sufficient to support its operations and product development efforts.

  . Computervision's principal market is providing critical design automation software and data management products for the high-end aerospace, automotive and shipbuilding industries, each of which makes long- term decisions regarding the design and production of its products. These decisions are not based solely on the software's advantages, but include the size and financial strength of the supplier and its ability to meet the customer's demands for mission-critical software over an extended period of time. Because of Computervision's sharp revenue decline over the past four quarters, substantial restructuring costs and expenses and burdensome debt obligations, Computervision reduced its personnel (by approximately 245 employees during the twelve months ended October 31,
    1997) and the expenditures that it devotes to product development and marketing. As Computervision's ability to compete in its principal markets has diminished, its stock price has declined and its ability to raise needed equity funds has been adversely impacted. As a stand-alone company, Computervision currently lacks the financial resources to continue to develop competitive products to meet the sophisticated design automation needs of its traditional customer base. The Computervision Board believes that the combined company, with greater financial resources, complementary products, more customers and expanded sales and distribution networks, should enable Computervision not only to enhance its service to its principal customers but also to expand its customer base.

  . Computervision is experiencing both short-term and long-term liquidity problems. The inability to increase its revenue while servicing its heavy debt obligations will require Computervision to continue to reduce its costs so as to align them with expected lower revenue over the long term and to revise its operating plan to remain competitive. To accomplish this objective, if the Merger does not take place, Computervision would have to effect further personnel reductions, resulting in an attendant increase in excess facilities and a need for substantially increased funds. Also, because it might be unable to raise additional equity funds, Computervision might not be able to meet its short-term liquidity requirements or redeem the $175 million of senior notes that come due, or an additonal $47 million of debt that must be paid, in 1999.

  . The Computervision Board believes that the Merger will provide
    Computervision with the opportunity, combined with Parametric, to compete more effectively in its primary markets, serve its customers more effectively, and develop new products, resulting in a combination which would be in the best interests of its employees, customers, creditors and stockholders.

  In making this determination, the Computervision Board consulted with management of Computervision, as well as its financial advisors and legal counsel, and considered a number of factors, including, without limitation, the following:

  1. The following terms of the Merger Agreement and the Option Agreement:

    (a) The Exchange Ratio and the fact that the Merger would provide holders of Computervision Common Stock with the opportunity to receive merger consideration that represents a significant premium over the price at which Computervision Common Stock was trading in the months prior to execution of the Merger Agreement.

    (b) The likelihood of consummation of the Merger, despite certain conditions to the consummation of the Merger and circumstances under which Parametric can terminate the Merger Agreement. See "The Merger--Conditions of Merger," "--Termination" and "--Termination Fee."

    (c) The fact that the Merger Agreement (which prohibits Computervision and its subsidiaries and others on their behalf from soliciting or knowingly encouraging submission of any proposals or offers in connection with an Acquisition Proposal (as defined herein under "The Merger--No Solicitation"), or participating in any discussions or negotiations with any person regarding an Acquisition Proposal or agreeing with any person in connection with an Acquisition Proposal with respect to Computervision) permits the Computervision Board, in the exercise of its fiduciary obligations, to furnish non-public information to, and to enter into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to acquire Computervision pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, which the Computervision Board in its good faith reasonable judgment determines would result in a transaction more favorable to the stockholders of Computervision from a financial point of view than the Merger.

    (d) The provision of the Merger Agreement that requires Computervision to pay Parametric up to $18 million under certain circumstances as described under "The Merger--Termination" and "--Termination Fee," and the provisions of the Option Agreement that permit Parametric, under certain circumstances as described under "Stock Option Agreement," to purchase up to 9,588,809 shares of Computervision Common Stock at a cash purchase price of $4.00 per share, subject, however, to an overall profit limit of $18 million. A failure by stockholders of Computervision to approve the Merger Agreement by the requisite vote at the Computervision Special Meeting would permit Parametric to terminate the Merger Agreement and be paid a fee of $800,000. Under certain additional circumstances, Computervision would be required to pay $3 million or $15 million in termination fees to Parametric following such termination. Although the Computervision Board resisted the grant of the Option and sought to decrease the amount of the termination fees, the Computervision Board determined that the negative features of the Option and termination fees were outweighed by the benefits derived from the Merger Agreement described herein.

    (e) The treatment of the Merger as a "tax-free reorganization" for federal income tax purposes and as a "pooling of interests" for accounting purposes. See "The Merger--Certain Federal Income Tax Consequences," and "--Accounting Treatment."

  2. The opinion of Hambrecht & Quist to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Merger was fair to the stockholders of Computervision from a financial point of view. The full text of Hambrecht & Quist's written opinion, which sets forth the assumptions made, matters considered and limitations on review undertaken by Hambrecht & Quist, is attached hereto as Appendix C and is incorporated herein by reference. Computervision stockholders are urged to read the opinion of Hambrecht & Quist in its entirety.

  3. Historical and pro forma information concerning the financial performance and condition, business operations and prospects of Computervision and Parametric as separate entities and on a pro forma combined basis.

  4. The opportunity for Computervision stockholders to vote on whether to approve and adopt the Merger.

  The Computervision Board also considered negative factors relating to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated, and the effect of the Merger's announcement on Computervision's business and customers; (iii) the risk that the trading price of Parametric Common Stock may be adversely affected by the announcement of the Merger; (iv) the effect of the announcement of the Merger on Computervision's ability to attract and retain key management, marketing and technical personnel; (v) possible loss of revenue from other customers that consider Parametric a significant competitor; and (vi) other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by the Computervision Board, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF COMPUTERVISION'S FINANCIAL ADVISOR

  Computervision engaged Hambrecht & Quist to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Computervision Common Stock of the consideration to be received by such holders in the Merger. Hambrecht & Quist was selected by the Computervision Board based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Computervision. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on November 3, 1997 to the Computervision Board that, as of such date, the consideration to be received by the holders of the Common Stock in the Merger is fair to the holders of the Common Stock from a financial point of view. A copy of Hambrecht & Quist's opinion dated November 3, 1997, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Hambrecht & Quist is attached as Appendix C to this Prospectus/Proxy Statement. Computervision stockholders are advised to read the opinion in its entirety. No limitations were placed on Hambrecht & Quist by the Computervision Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion. The Hambrecht & Quist opinion was for the information of the Computervision Board in connection with their evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger.

  In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of Parametric for recent years and interim periods to date and certain other relevant financial and operating data of Parametric made available to Hambrecht & Quist from published sources and from the internal records of Parametric; (ii) reviewed certain internal financial and operating information, including certain projections, relating to Parametric prepared by the management of Parametric; (iii) discussed the business, financial condition and prospects of Parametric with certain of its officers;
(iv) reviewed the financial statements of Computervision for recent years and interim periods to date and certain other relevant financial and operating data of Computervision made available to Hambrecht & Quist from published sources and from the internal records of Computervision; (v) reviewed certain internal financial and operating information relating to Computervision, including certain projections, prepared by the management of Computervision;
(vi) discussed the business, financial condition and prospects of Computervision with certain of its officers; (vii) reviewed the recent reported prices and trading activity for the Common Stocks of Parametric and Computervision and compared such information and certain financial information for Parametric and Computervision with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable;
(viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the Merger Agreement; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not assume responsibility for independent verification of any of the information concerning Computervision or Parametric considered in connection with its review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Computervision or Parametric, nor did it conduct a physical inspection of the properties and facilities of Computervision or Parametric. With respect to the financial forecasts and projections used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Parametric and Computervision. For the purposes of their opinion, Hambrecht & Quist also assumed that neither Computervision nor Parametric was a party to any pending transactions, including external financings (other than those contemplated that had been disclosed to Hambrecht & Quist), recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code for the stockholders of Computervision and that the Merger would be accounted for as a pooling of interests. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Computervision Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Computervision Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Computervision and Parametric. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  In performing its analyses, Hambrecht & Quist used projections of Computervision's calendar year 1997 and 1998 financial performance that it derived after discussions with Computervision's management ("Case A") as well as projections of Computervision's calendar 1997 and 1998 financial performance that it derived after discussions with Parametric's management ("Case B"). Case A is based on certain assumptions, including that Computervision would be able to obtain substantial external financing and otherwise significantly improve its financial position as a stand alone entity. Case B reflected Parametric's management's expectations of Computervision's financial performance under Parametric management and encompassed lower revenue estimates than Case A as well as different margin structures and revenue mix. Hambrecht & Quist also used its published estimates to project Parametric's calendar year 1997 and 1998 financial performance.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the Computervision Board on November 3, 1997:

  Contribution Analysis: Hambrecht & Quist analyzed the contribution of each of Computervision and Parametric to certain calendar 1998 financial statement categories of the pro forma combined company. The financial statement categories included revenue, operating income, pretax income, net income, cash, and book value. This contribution analysis was then compared to the pro forma ownership percentage of Computervision and Parametric stockholders in the pro forma post-Merger combined company (the "Combined Company"). Hambrecht & Quist observed that, calculated using the treasury stock method, Computervision stockholders are expected to own approximately 4% of the Combined Company equity at the close of the Merger and Parametric stockholders are expected to own approximately 96% of the Combined Company equity at the close of the Merger. It was estimated that Computervision and Parametric would contribute approximately 5% and 95%, respectively, of the combined cash and Computervision would contribute negative book value. Hambrecht & Quist examined the expected contributions to the Combined Company's revenues, operating income, pretax income and net income by Computervision for calendar year 1998 (i.e., the four quarters ending December 31), derived from Case A and Case B, and by Parametric for calendar year 1998. It was estimated that Computervision and Parametric would contribute approximately 14% and 86%, respectively, for Case A and 10% and 90%, respectively, for Case B of the combined revenues and approximately 7% and 93%, respectively, in both cases of the combined operating income. It was also estimated that Computervision would contribute negative pretax and net income and that Parametric would contribute (excluding non-recurring charges) approximately 97% and 96%, respectively, in both cases to the Combined Company's pretax and net income; 3% and 4% of the Combined Company's pretax and net income, respectively, in both cases would result from the elimination of Computervision's interest expense net of interest foregone on the cash required to eliminate the debt.

  Pro Forma Merger Analysis: Hambrecht & Quist analyzed the pro forma impact of the Merger on the Combined Company's calendar 1998 earnings per share ("EPS") using (i) estimates of Parametric's EPS in calendar 1998 and (ii) Case A and Case B earnings estimates for calendar 1998. The analysis indicated that the difference between the calendar 1998 EPS of the pro forma Combined Company and the calendar 1998 EPS for Parametric as a stand alone company was negligible in Case A and Case B. The actual results and savings achieved by the Combined Company resulting from the Merger may vary from the forecasted results and variations may be material.

  Premium Analysis: Hambrecht & Quist compared the implied price per share of the offer as of October 31, 1997 to the last sale price of Computervision Common Stock on both October 31, 1997 and October 6, 1997 (the twentieth trading day preceding the board meeting) to similar premiums for certain technology transactions announced since 1989. Hambrecht & Quist analyzed nine such public company technology transactions in the design automation software industry (the "Design Transactions") and eight such public company transactions in the software industry in which the acquired company was in financial distress or in the midst of a financial turnaround (the "Transition Software Transactions"). Hambrecht & Quist observed that the median one trading-day premium and 20 trading-day premium paid in the Design Transactions were 17% and 32%, respectively, and that the median one trading-day premium and 20 trading-day premium paid in the Transition Software Transactions were 49% and 56%, respectively. This compared with the proposed acquisition in which, as of October 31, 1997, the one-day premium offered over the October 31, 1997 closing price for Computervision Common Stock was 36% and the 20 trading-day premium offered over the closing price for Computervision Common Stock on October 6, 1997 was 9%, and it compared with the proposed acquisition in which, as of November 3, 1997, the one trading-day premium offered over the November 3, 1997 closing price for Computervision Common Stock was 28% and the 20 trading-day premium offered over the closing price for Computervision Common Stock on October 7, 1997 was 19%. Hambrecht & Quist also analyzed the implied premiums to average historical closing prices for the 5, 10, 20, and 90 trading days ending October 31, 1997 using the implied offer price based on the closing price of Parametric's Common Stock on October 31, 1997 and found that the implied premiums were 63%, 46%, 30%, and 22%, respectively.

  Discounted Cash Flow Analysis: Hambrecht & Quist performed a discounted cash flow analysis for Computervision using projected financial performance through 2002 derived from Case A and Case B. The analysis aggregated (i) the present value of the projected free cash flow (defined as earnings before interest and taxes ("EBIT"), less increases in working capital, plus depreciation and amortization, and less capital expenditures) through 2002 and (ii) the present value of a range of terminal values (the hypothetical value of selling the enterprise in its entirety at some future date) for the year 2002. The terminal values for Computervision were determined by applying multiples ranging from 14 to 18 times Computervision's estimated EBIT in 2002. Computervision's free cash flow streams and terminal values were discounted to present values using discount rates ranging from 15% to 25%. Such analysis indicated a range of equity values for Computervision of between $0.93 per share and $4.92 per share for Case A and $0.63 per share and $4.37 per share for Case B. These results compared to an implied offer per share of approximately $3.82 per share of Computervision Common Stock in the proposed acquisition, based on the closing price of Parametric Common Stock on October 31, 1997, and approximately $3.93 per share of Computervision Common Stock in the proposed acquisition, based on the closing price of Parametric Common Stock on November 3, 1997.

  Analysis of Publicly Traded Comparable Companies: Hambrecht & Quist compared selected historical and projected financial information of Computervision to publicly traded companies Hambrecht & Quist deemed to be comparable to Computervision. Such information included the ratio of market value to historical net income, market value to book value, and price per share to projected EPS. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to historical revenue, historical earnings before interest and taxes, historical earnings before interest, taxes, depreciation and amortization ("EBITDA"), and projected calendar year 1997 and 1998 revenue. Companies deemed comparable included selected design automation software companies (the "Design Comparables") and selected underperforming software companies (the "Underperforming Comparables"). The foregoing multiples were applied to historical financial results of Computervision for the latest-twelve-month ("LTM") period ended September 28, 1997 and projected financial results of Computervision derived from Case A. Hambrecht & Quist determined median multiples for the Design Comparables of 6.5 times LTM revenue, 20.7 times LTM EBITDA, 25.8 times LTM EBIT, 28.8 times LTM net income, 6.0 times calendar year 1997 revenue, 4.4 times calendar 1998 revenue, 25.9 times calendar 1997 net income, and 20.1 times calendar 1998 net income, and median multiples for the Underperforming Comparables of 0.7 times LTM revenue, 9.3 times LTM EBITDA, 37.6 times LTM EBIT, 29.9 times LTM net income, 0.6 times calendar year 1997 revenue, 0.4 times calendar 1998 revenue, 31.1 times calendar 1997 net income, and 13.8 times calendar 1998 net income.

  Based on the analysis of publicly traded comparable companies, Computervision's implied equity value per share applying Design Comparables multiples to historical results and Case A (which reflects an analysis of Computervision as a stand alone company) ranged from negative equity values using six different multiples to positive equity values of approximately $9.12 per share and approximately $18.82 per share. Computervision's implied equity value per share applying Underperforming Comparables multiples to historical results and Case A was negative using nine different multiples and not meaningful. This compared with an offer in the proposed acquisition of approximately $3.82 per share for Computervision, based on the closing price of Parametric Common Stock on October 31, 1997, and approximately $3.93 per share for Computervision, based on the closing price of Parametric Common Stock on November 3, 1997.

  Analysis of Selected Merger and Acquisition Transactions: Hambrecht & Quist compared the proposed acquisition with selected merger and acquisition transactions, consisting of the Design Transactions and the Transition Software Transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of Computervision for the twelve-month period ended September 28, 1997. Multiples analyzed included consideration offered to LTM revenue, LTM EBIT, LTM EBITDA, LTM earnings, net operating assets, LTM operating cash flow, and book value. The consideration offered in the Design Transactions was a median multiple of 5.8 times LTM revenue, 31.4 times LTM EBITDA, 30.8 times LTM EBIT, 55.4 times LTM earnings, 24.0 times net operating assets, 35.8 times LTM operating cash flow, and 6.3 times book value. The consideration offered in the Transition Software Transactions was a median multiple of 1.1 times LTM revenue, 14.1 times LTM EBITDA, 13.2 times LTM EBIT, 21.7 times LTM earnings, 4.5 times net operating assets, 15.5 times LTM operating cash flow, and 2.9 times book value.

  Based on the analysis of selected merger and acquisition transactions, Computervision's implied equity value per share applying Design Transactions' multiples to historical results ranged from negative values using five different multiples to positive values between approximately $0.55 per share and approximately $16.47 per share. Computervision's implied equity value per share applying Transition Software Transactions' multiples to historical results ranged from negative values using six different multiples to positive values between approximately $0.36 per share and approximately $5.45 per share. This result compared with an implied value in the proposed acquisition of approximately $3.82 per share of Computervision Common Stock, based on the closing price of Parametric Common Stock on October 31, 1997, and approximately $3.93 per share of Computervision Common Stock, based on the closing price of Parametric Common Stock on November 3, 1997.

  No company or transaction used in the above analyses is identical to Computervision or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix C to this Prospectus/Proxy Statement.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Computervision, having acted as managing underwriter of its initial public offering in 1992 and a follow-on offering in 1995. Hambrecht & Quist received customary compensation in connection with such transactions. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Computervision and of Parametric and receives customary compensation in connection therewith, and also provides research coverage for Computervision and for Parametric. In the ordinary course of business, Hambrecht & Quist actively trades in the securities of Computervision and of Parametric for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Parametric.

  Computervision has agreed to pay Hambrecht & Quist a fee (a "Fairness Opinion Fee") of $500,000 in connection with the delivery of a fairness opinion. Computervision also has agreed to pay Hambrecht & Quist, in connection with its services as financial advisor to Computervision in connection with the Merger, an additional fee payable upon the closing of the Merger (the "Transaction Fee") equal to 0.5625% of the aggregate equity consideration received in the Merger. The Fairness Opinion Fee shall be credited against the total Transaction Fee. Computervision also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

                                  THE MERGER

  This portion of the Prospectus/Proxy Statement describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a conformed copy of which is attached hereto as Appendix A. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Merger Agreement. Computervision's stockholders are urged to read the Merger Agreement carefully.

GENERAL

  The Merger Agreement provides that, subject to the satisfaction or, in certain cases, waiver of certain conditions (including the approval of the Merger Agreement by the stockholders of Computervision), Merger Sub will be merged with and into Computervision. Computervision will be the surviving corporation under the name "Computervision Corporation" and will be a wholly-owned subsidiary of Parametric. The outstanding shares of Computervision will automatically be converted into the right to receive the Merger Consideration (as described below), and the stockholders of Computervision will become stockholders of Parametric.

CONVERSION OF COMPUTERVISION COMMON STOCK

  At the Effective Time, subject to adjustment as discussed below, each issued and outstanding share of Computervision Common Stock shall by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive 0.0866 shares of Parametric Common Stock (the "Merger Consideration"). The Merger Consideration was agreed to as a result of arm's-length negotiations between representatives of Parametric and Computervision, during which Computervision had the benefit of advice from its financial advisor, the investment banking firm of Hambrecht & Quist. The total value of the Merger Consideration when the Computervision Board approved the Merger Agreement was approximately $4.00 per share of Computervision Common Stock, and was based on the average of the closing prices of Parametric's Common Stock on Nasdaq for the thirty (30) trading days ending on and including October 20, 1997.

SURRENDER OF CERTIFICATES

  The conversion of Computervision Common Stock into Parametric Common Stock will occur automatically at the Effective Time. Promptly after the Effective Time, Parametric shall cause its exchange agent (the "Exchange Agent") to mail to each holder of record of Computervision Common Stock at the Effective Time instructions for surrendering his or her certificate(s) representing shares of Computervision Common Stock in exchange for certificate(s) representing Parametric Common Stock. COMPUTERVISION STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF INSTRUCTION FROM THE EXCHANGE AGENT.

  Upon surrender to the Exchange Agent of a duly executed certificate for exchange and cancellation, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parametric Common Stock to which such holder of Computervision Common Stock shall have become entitled under the Merger Agreement, and a check representing the amount of cash payable in lieu of a fractional share, as described below, and the certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates.

  After the Effective Time, there shall be no transfers on the stock transfer books of the shares of Computervision Common Stock. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parametric Common Stock and cash as provided above. No fractional shares of Parametric Common Stock will be issued to any Computervision stockholder upon consummation of the Merger. Each holder of Computervision Common Stock otherwise entitled to a fraction of a share of Parametric Common Stock shall be entitled to receive an amount of cash in lieu thereof equal to such fraction multiplied by the average of the closing prices for the Parametric Common Stock over the ten preceding trading days. Following consummation of the Merger, no former holder of Computervision Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

MERGER AND EFFECTIVE TIME

  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware, unless a different date and time is specified as the effective time in such Certificate of Merger (the "Effective Time"). At the Effective Time, Merger Sub shall be merged with and into Computervision as permitted by and in accordance with applicable laws and on the terms and subject to the conditions contained in the Merger Agreement. At the Effective Time, the separate existence of Merger Sub shall cease and Computervision, as the surviving corporation ("Surviving Corporation"), shall continue to exist under and be governed by the Delaware General Corporation Law ("DGCL"). At the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Merger and the directors and officers of the Surviving Corporation shall be those persons who were the directors and officers of Merger Sub immediately prior to the Merger. Parametric and Computervision have targeted the first quarter of calendar 1998 for completion of the Merger.

CONDITIONS OF MERGER

  The respective obligations of Parametric and Computervision to effect the Merger are subject to satisfaction, on or prior to the Effective Time, of certain conditions, including: (i) the Merger Agreement shall not have been terminated in accordance with its terms; (ii) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated by the reviewing agency and any similar governmental requirements shall have been satisfied or complied with (see "The Merger--Regulatory Approvals Required"); (iii) approval of the Merger Agreement and the Merger by the Computervision stockholders; (iv) the Registration Statement of which this Prospectus/Proxy Statement forms a part shall have been declared effective by the Commission and shall remain effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the Commission; (v) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and (vi) Parametric and Computervision each shall have received opinions from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

  The obligation of Computervision to consummate the transactions contemplated by the Merger Agreement is further subject to the satisfaction, or waiver by Computervision, on or before the Effective Time, of the following conditions:
(i) the representations and warranties of Parametric and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, and Computervision shall have received a certificate signed on behalf of Parametric by its Chief Executive Officer or its Chief Operating Officer to the foregoing effect; (ii) Parametric and Merger Sub shall have in all material respects performed all obligations and agreements and complied with all covenants contained in the Merger Agreement to be performed and complied with by Parametric and Merger Sub on or prior to the Effective Time, and Computervision shall have received a certificate signed on behalf of Parametric by its Chief Executive Officer or Chief Operating Officer to the foregoing effect; (iii) Computervision shall have received the opinion of Palmer & Dodge LLP, counsel to Parametric, dated the Effective Time, in a form that is customary for transactions of this type; and (iv) the shares of Parametric Common Stock issuable to stockholders of Computervision pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for quotation on the Nasdaq.

  The obligations of Parametric and Merger Sub to consummate the transactions contemplated by the Merger Agreement are further subject to the satisfaction, or waiver by Parametric, on or before the Effective Time, of the following conditions: (i) the representations and warranties of Computervision contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, and Parametric shall have received a certificate signed on behalf of Computervision by its Chief Executive Officer or its Chief Operating Officer to the foregoing effect; (ii) Computervision shall have in all material respects performed all obligations and agreements and complied with all covenants contained in the Merger Agreement to be performed and complied with by Computervision on or prior to the Effective Time, and Parametric shall have received a certificate signed on behalf of Computervision by its Chief Executive Officer or Chief Operating Officer to the foregoing effect; (iii) Parametric shall have received the opinion of Hale and Dorr LLP, counsel to Computervision, dated the Closing Date, in a form that is customary for transactions of this type;
(iv) each of certain individuals and entities shall have entered into a Voting Agreement with Parametric, and such agreements shall be in full force and effect as of the Effective Time; (v) Parametric shall have received a letter from Coopers & Lybrand L.L.P. substantially to the effect that the Merger will qualify for pooling of interests accounting treatment, and Computervision shall have received a letter from Arthur Andersen LLP substantially to the effect that Computervision is eligible for pooling of interests treatment;
(vi) each of certain individuals shall have entered into an Affiliate Agreement in the form attached to the Merger Agreement, and such agreements shall be in full force and effect as of the Effective Time; (vii) certain individuals shall have entered into a Non-Competition Agreement in the form attached to the Merger Agreement with Parametric or Merger Sub, and such agreements shall be in full force and effect as of the Effective Time; and
(viii) certain customers of Computervision or a subsidiary thereof shall have granted any consent, approval, or waiver required under each agreement between such customer and Computervision or such subsidiary such that neither the Merger nor the relationship between Parametric and the Surviving Corporation after the Effective Time shall constitute a default under, give such customer or any other party the right to terminate, or result in any penalty under, any such customer agreement; and (ix) the order approving the settlement of a certain class action lawsuit against Computervision shall be final and nonappealable.

REGULATORY APPROVALS REQUIRED

  Parametric and Computervision are not aware of any governmental approvals or actions that are required before the parties may consummate the Merger. It is presently contemplated that if any governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such approvals or actions will be obtained.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto by written instrument executed by all parties (subject to compliance with applicable law); provided, however, that after any approval of the transactions contemplated by the Merger Agreement by Computervision's stockholders, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement which reduces the amount or changes the form of the Merger Consideration other than as contemplated by the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by Computervision's stockholders, by mutual written consent of Parametric and Computervision. In addition, the Merger Agreement may be terminated by either Computervision or
Parametric: (i) if the Merger shall not have been consummated by February 28, 1998 (which date may be unilaterally extended by either Computervision or Parametric to March 31, 1998 if certain regulatory conditions have not been satisfied); provided, however, that the actions or the failure to act of the party exercising such right shall not have been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of the Merger Agreement; (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable; (iii) if the required approval of the Computervision's stockholders contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders, provided that the right to terminate the Merger Agreement for this reason shall not be available to Computervision where the failure to obtain the approval of Computervision's stockholders shall have been caused by the action or failure to act of Computervision in breach of the Merger Agreement; (iv) if Computervision shall have accepted a Superior Proposal (as defined below under "Termination Fee") or if the Computervision Board of Directors recommends a Superior Proposal to Computervision's stockholders.

  Further, the Merger Agreement may be terminated by Parametric: (i) if the Computervision Board shall have (a) failed to convene the Computervision Special Meeting, (b) failed to recommend approval of the Merger Agreement and the Merger in this Prospectus/Proxy Statement or withdrawn or modified in a manner adverse to Parametric its recommendation in favor of the Merger, (c) after receipt of an Acquisition Proposal (as defined below under "No Solicitation"), and upon request by Parametric, failed to reconfirm its recommendation of approval of the Merger and the Merger Agreement within ten business days following receipt of such request, or (d) recommended approval of or a tender of shares of Computervision Common Stock in an Alternative Transaction (as defined below under "Termination Fee"); (ii) upon a breach of any representation, warranty, covenant or agreement on the part of Computervision set forth in the Merger Agreement, if (a) as a result of such breach the conditions set forth in the representations and warranties or the agreements and covenants would not be satisfied as of the time of such breach and (b) such breach shall not have been cured by Computervision within ten business days following receipt by Computervision of written notice of such breach from Parametric; (iii) if there shall have occurred any event or condition that constitutes a Material Adverse Effect (as defined in the Merger Agreement) with respect to Computervision since the date of the Merger Agreement, which condition or event shall not have been ameliorated such that it is no longer a Material Adverse Effect within ten (10) business days following receipt by Computervision of notice from Parametric; (iv) in the event that it receives written notice from either Coopers & Lybrand L.L.P., Arthur Andersen LLP, or the Commission that, in the opinion of the entity giving such notice, the Merger will not qualify for pooling of interests accounting treatment; (v) in the event that Computervision's maintenance revenue (as defined therein) for its fiscal quarter ending December 31, 1997 does not equal at least $18.25 million or it appears reasonably likely that such revenue for such period will not equal at least such amount or there are fewer than 55,000 CADDS and Medusa seats licensed to Computervision's customers under active maintenance; and (vi) in the event that any one of certain key customers of Computervision and its subsidiaries or any three of certain other customers cancels or terminates or gives notice of cancellation or termination of its relationship or a material portion of its relationship with Computervision or its Subsidiaries or there is any material decrease or planned decrease in the usage or purchase of the products or services of Computervision or any of its subsidiaries by any such customer from that reasonably expected by Computervision at the date of execution of the Merger Agreement of such a nature that it demonstrates a material deterioration in the ongoing relationship of Computervision and its subsidiaries with that customer.

  Finally, the Merger Agreement may be terminated by Computervision: (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parametric set forth in the Merger Agreement, if

(a) as a result of such breach the representations and warranties or covenants and agreements would not be satisfied as of the time of such breach and (b) such breach shall not have been cured by Parametric within ten business days following receipt by Parametric of written notice of such breach from Computervision or (ii) if there shall have occurred any event or condition that constitutes a Material Adverse Effect with respect to Parametric since the date of the Merger Agreement, which condition or event shall not have been ameliorated such that it is no longer a Material Adverse Effect within ten business days following receipt by Parametric of notice from Computervision.

TERMINATION FEE

  In order to induce Parametric to enter into the Merger Agreement and to reimburse it for its expenses involved in investigating Computervision and negotiating and entering into the Merger Agreement and related matters, Computervision agreed to make certain cash payments to Parametric in the event that the Merger Agreement is terminated under certain circumstances. Computervision agreed to make a cash payment of $800,000 to Parametric if: (i) either Computervision or Parametric has terminated the Merger Agreement as a result of Computervision's stockholders not adopting the Merger Agreement or
(ii) upon a material non-willful breach of any representation, warranty, covenant or agreement on the part of Computervision set forth in the Merger Agreement, if (a) as a result of such breach the representations and warranties or covenants and agreements would not be satisfied as of the time of such breach and (b) such breach shall not have been cured by Computervision within ten business days following receipt by Computervision of written notice of such breach from Parametric, provided that, in the case of a willful breach, Computervision has agreed to make a cash payment to Parametric of $15,000,000. In the case of termination as a result of the failure to obtain the requisite vote of Computervision stockholders to adopt the Merger Agreement, if at the time of such failure, (a) there shall have been announced or commenced an Alternative Transaction and Computervision shall have either
(x) executed an agreement to engage in the same or (y) the Computervision Board shall not have recommended against such Alternative Transaction affirmatively or, if the Computervision Board has recommended against such Alternative Transaction, the Computervision Board shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to Parametric, or (b) there shall have been announced an Alternative Transaction with a party other than Parametric or its affiliates and (x) Computervision shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such third party or any affiliate thereof within twelve months after the date of the Computervision Special Meeting or (y) the Computervision Board shall have recommended an Alternative Transaction with the third party proposing such Alternative Transaction or any affiliate thereof within twelve months after the date of the Computervision Special Meeting, Computervision has agreed to make a cash payment to Parametric of $15,000,000. Computervision has also agreed to make a cash payment of $15,000,000 to Parametric if the Merger Agreement is terminated, by either Computervision or Parametric, if Computervision shall have accepted a Superior Proposal or if the Computervision Board recommends a Superior Proposal to Computervision's stockholders.

  Computervision has agreed to make a cash payment of $3,000,000 to Parametric if the Computervision Board shall have (i) failed to convene the Computervision Special Meeting, (ii) failed to recommend approval of the Merger Agreement and the Merger in this Prospectus/Proxy Statement or withheld, withdrawn or modified in a manner adverse to Parametric such recommendation in favor of the Merger, (iii) after receipt of an Acquisition Proposal, upon request of Parametric, failed to reconfirm its recommendation of approval of the Merger and the Merger Agreement within ten business days of receiving such request, or (iv) recommended approval of or a tender of shares of Computervision Common Stock in an Alternative Transaction. In the event the Merger Agreement is terminated pursuant to this clause and before or at the time of such termination or within twelve months thereafter Computervision shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction, Computervision has agreed to make a cash payment to Parametric of $15,000,000.

  As used herein (i) the term "Alternative Transaction" means either (a) a transaction pursuant to which any person or entity other than Parametric or its affiliates acquires more than 10% of the outstanding shares of Computervision Common Stock, pursuant to a tender offer or exchange offer of otherwise, (b) a merger or other business combination involving Computervision pursuant to which any third party acquires more than 10% of the outstanding equity securities of Computervision or the entity surviving such merger or business combination,
(c) any other transaction pursuant to which any third party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Computervision, and the entity surviving any merger or business combination including any of them) of Computervision having a fair market value (as determined by the Computervision Board in good faith) equal to more than 10% of the fair market value of all the assets of Computervision immediately prior to such transaction, or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, and (ii) the term "Superior Proposal" means an acquisition proposal that the Computervision Board determines, based on the advice of its independent financial advisors, would result in a transaction more favorable to the stockholders of Computervision from a financial point of view than the Merger and for which financing is then committed or which, in judgment of the Computervision Board, is reasonably capable of being financed by such person, entity or group and which is likely to be consummated.

NO SOLICITATION

  Computervision and its subsidiaries have agreed that, from the date of execution of the Merger Agreement and until the earlier of the Effective Time or termination of the Merger Agreement, neither Computervision nor its subsidiaries will solicit any proposals or offers by any person, entity or group, participate in any discussions or negotiations with, disclose any non-public information concerning Computervision or any of its subsidiaries to, or afford any access to the properties, books or records of Computervision or any of its subsidiaries to, or enter into any agreement with, any entity in connection with any Acquisition Proposal with respect to Computervision. As used herein, the term "Acquisition Proposal" means (i) any proposal or offer relating to (a) any merger, consolidation, sale of substantial assets of Computervision or similar transactions involving Computervision or any subsidiary, (b) sale of 10% or more of the outstanding shares of capital stock of Computervision, including a sale by way of a tender offer or an exchange offer, or (c) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" that beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of Computervision, or
(ii) any public announcement of a proposal or plan to do any of the foregoing or any agreement to engage in any such transaction listed above.

  Computervision may, however, prior to the approval of the Merger Agreement by its stockholders, to the extent the Computervision Board determines that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and furnish information to any person, entity or group after such person, entity or group has delivered to Computervision a Superior Proposal. The Computervision Board may approve the Superior Proposal, or recommend the Superior Proposal to Computervision's stockholders, if such action is required by its fiduciary duties. In such case, the Computervision Board may withdraw, modify or refrain from making its recommendation concerning the approval of the Merger Agreement. Computervision has agreed not to accept or recommend to its stockholders, or enter into any agreement concerning, a Superior Proposal for a period of not less than 48 hours after Parametric's receipt of a copy of the Superior Proposal, any proposed agreement, and any description thereof.

STOCKHOLDER VOTING AGREEMENTS

  Certain stockholders of Computervision have entered into Stockholder Voting Agreements with Parametric in the form of Exhibit B to the Merger Agreement. Pursuant to the terms of such Stockholder Voting Agreements, such stockholders have agreed, until termination of the Merger Agreement, (i) not to transfer or otherwise dispose of any shares of Computervision Common Stock owned by them and (ii) to vote all such shares of Computervision Common Stock (w) in favor of the Merger and any matters that would facilitate the Merger, (x) against any proposal made in opposition to or in competition with the Merger, (y) against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parametric and its affiliates, and
(z) against any proposed liquidation or winding up of Computervision. Such stockholders have granted certain officers of Parametric irrevocable proxies to vote the stockholders' shares to implement the foregoing agreements. Directors, executive officers and their associates having the right to vote in the aggregate 10,395,953 shares of Computervision Common Stock, or approximately 15% of the Computervision Common Stock outstanding as of the Record Date (excluding shares that the stockholder has the right to acquire upon the exercise of stock options), have executed the Stockholder Voting Agreements.

AFFILIATE LETTER; RESALES OF PARAMETRIC COMMON STOCK

  Affiliate Letters. Computervision has agreed to use its best efforts to cause each director, executive officer and other Affiliate (for purposes of Rule 145 under the Securities Act) of Computervision to execute an agreement in the form of Exhibit C to the Merger Agreement (an "Affiliate Letter") as soon as possible after the execution of the Merger Agreement. The Affiliate Letter provides that the signatory will not sell, transfer, assign or otherwise dispose or reduce the risk of ownership of any shares of Computervision Common Stock owned by such person other than by gift or other distribution without consideration during a period commencing 30 days prior to the effective date of the Merger and ending when financial results covering at least 30 days of combined operations of Parametric and Computervision after the effective date of the Merger have been published. The signatory also makes certain representations related to the tax-free nature of the Merger.

  Resales. The shares of Parametric Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act and may be traded without restriction by all former holders of shares of Computervision Common Stock who are not Affiliates of Computervision. Directors and certain executive officers of Computervision, and certain members of their immediate families and associates, may be deemed to be Affiliates. The ability of Affiliates to sell the shares of Parametric Common Stock they receive in connection with the Merger is restricted by the terms of Rule 145 under the Securities Act, and each person executing the Affiliate Letter has agreed to comply with such restrictions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Computervision Board with respect to the Merger, stockholders should be aware that certain members of the Board of Directors and management of Computervision have certain interests in the Merger that are in addition to the interests of stockholders of Computervision generally. The Computervision Board was aware of these interests (other than those noted below as having arisen after the execution of the Merger Agreement) and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

  Computervision Stock Options and Severance Arrangements. Substantially all outstanding stock options for the purchase of Computervision Common Stock granted to officers and employees after December 5, 1996 ("Eligible Options") were granted pursuant to option agreements that provide that 50% of the unvested portion of such Eligible Options shall become immediately exercisable after the date of a change of control of Computervision. The Merger will constitute a change of control of Computervision within the meaning of such option agreements. As of November 1, 1997 there were outstanding Eligible Options for the purchase of an aggregate of approximately 850,000 shares of Computervision Common Stock that will become exercisable upon the consummation of the Merger.

  All outstanding stock options for the purchase of Computervision Common Stock granted to directors pursuant to the Computervision 1995 Director Option Plan were granted pursuant to option agreements that provide that such options shall become exercisable in full after the date of a change of control of Computervision. The Merger will constitute a change of control of Computervision within the meaning of such option agreements. As of November 1, 1997 there were outstanding options for the purchase of an aggregate of approximately 200,000 shares of Computervision Common Stock under such agreements.

  Computervision has entered into Management Retention Agreements with several of its executive officers as well as certain other members of management. Such agreements generally provide for a continuation of salary and certain health and life insurance benefits in the event of a termination of employment by the Company (other than for cause, disability or death) or by the executive officer for good reason (as defined in the retention agreements) within two years after a change of control of Computervision. The Merger will constitute a change of control under such agreements. In the case of Kathleen A. Cote, the President and Chief Executive Officer and a director of Computervision, and Barry F. Cohen, Senior Vice President of Computervision, the agreements provide for severance payments over a three year period in an amount equal to 2.99 times the sum of (a) the higher of the annual base salary in effect as of the date of termination or immediately prior to a change of control and (b) 100% of the average annual incentive bonus payable by Computervision for the 1995 and 1996 fiscal years. At the time Mr. Cohen entered into the employment arrangement with Parametric described below, Parametric agreed to pay Mr. Cohen at the time of the Merger such amount on a discounted basis. In the case of the other executive officers of Computervision, the agreements provide for severance payments over an eighteen month period in an amount equal to 1.5 times the sum of (a) the higher of the annual base salary in effect as of the date of termination or immediately prior to a change of control and (b) 50% of the average annual incentive bonus payable by Computervision for the 1995 and 1996 fiscal years. Each Management Retention Agreement provides that the foregoing severance amounts shall be reduced to the extent that any amount to be paid thereunder would constitute an "excess parachute payment" under Section 280G of the Code such that the aggregate total payments thereunder would be one dollar less than the maximum amount that could be payable to such person without becoming subject to the "excess parachute payment" provisions of Section 4999 and
Section 280G of the Code.

  Cote Consulting Agreement. Ms. Cote has entered into a Consulting Agreement with Parametric. Ms. Cote's consulting agreement provides that she will provide consulting services with respect to the transition of customers from Computervision to Parametric for the period from the date on which her employment with Computervision is terminated until May 1, 1999. Ms. Cote will receive an annual fee of $120,000 and all outstanding options will continue to vest to the same extent as if she had continued in employment until the end of the consulting period.

  Planitzer Agreement. Russell E. Planitzer, Chairman of the Board of Computervision, has entered into an amendment to his Employment Agreement with Computervision. Pursuant to the amendment to the Employment Agreement, Computervision's obligation to pay Mr. Planitzer a special bonus in the amount of $1,113,500, originally due on June 30, 1997, was extended to the earlier of June 30, 1998 or the Effective Time (with interest at the rate of 14% per annum). In addition, under the Employment Agreement previously in effect, Mr. Planitzer was to be retained as a consultant from July 1, 1997 through June 30, 1998 at a monthly rate of $20,000. Pursuant to the amendment, the consultation period was extended to April 30, 1999.

  Arrangements with Eugene Freedman. Eugene Freedman, a member of the Computervision Board, undertook efforts to identify and approach Parametric as a party with whom Computervision might enter into a business combination. Under a letter agreement with Mr. Freedman, Computervision agreed to pay Mr. Freedman a fee based upon the consideration received by Computervision in connection with a business transaction with Parametric. The fee payable to Mr. Freedman upon the effectiveness of the Merger will equal 0.0625% of the market value of Parametric Common Stock received by Computervision stockholders in connection with the Merger.

  Indemnity and Insurance Arrangements. In the Merger Agreement, the Surviving Corporation has agreed to honor in all respects the indemnification obligations under the Certificate of Incorporation and Bylaws of Computervision in effect prior to the Effective Time and not to amend the provisions relating to indemnification and elimination of liability of monetary damages in a way which would adversely affect the rights of individuals who were officers and directors of Computervision as of the Effective Time. In addition, Parametric has agreed to maintain, or cause the Surviving Corporation to maintain, in effect a policy or policies of directors and officers liability insurance with coverage substantially comparable to policies currently in force covering the directors and officers of Computervision as of the date of the Merger Agreement for a period of not less than six years following the Effective Time; provided, however, should comparable coverage be unavailable at an aggregate cost of less than 125% of Computervision's current annual premium for such insurance, Parametric and/or the Surviving Corporation shall only be required to obtain such lesser coverage as may be obtained for such amount.

  Cohen Ongoing Employment. After execution of the Merger Agreement, Parametric offered to Mr. Cohen employment as an Executive Vice President following the Merger and Mr. Cohen accepted such offer. He will receive an annual salary of $250,000, participation in Parametric's bonus program and, subject to the approval of the Parametric Board, an option to purchase 150,000 shares of Parametric Common Stock. In addition, Mr. Cohen will be eligible to receive an option to purchase an additional 50,000 shares of Parametric Common Stock contingent on achieving certain objectives. Parametric also has entered into an agreement with Mr. Cohen pursuant to which Mr. Cohen will be entitled to certain severance benefits similar to those of Parametric senior management.

STOCK OPTIONS AND EMPLOYEE BENEFITS

  Upon the effectiveness of the Merger, each option to purchase shares of Computervision Common Stock granted under the Computervision stock option plans that is then outstanding and unexercised will be assumed by Parametric and converted automatically into an option to purchase shares of Parametric Common Stock in an amount and at an exercise price determined as follows. The number of shares of Parametric Common Stock to be subject to the new option will be equal to the product of the number of shares of Computervision Common Stock subject to the original option multiplied by the Exchange Ratio, rounded down to the nearest share. The exercise price per share of Parametric Common Stock under the new option will be equal to the exercise price per share of Computervision Common Stock under the original option divided by the Exchange Ratio, rounded up to the nearest cent.

  Parametric has agreed either to continue Computervision's other employee benefit plans in effect after the Effective Time or to provide Computervision employees with the benefits provided to similarly situated Parametric employees. Parametric also has agreed to continue Computervision's severance pay policy for six months after the Effective Time, subject to certain conditions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General. The following is a summary description of the material federal income tax consequences of the Merger, based on currently existing provisions of the Code. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder who, at the Effective Time, already owns some Parametric Common Stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired Computervision Common Stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Computervision stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the law, as in effect on the date of this Prospectus/Proxy Statement, and there can be no assurances that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein. The following discussion gives no consideration to the particular facts or circumstances of any holder of Computervision Common Stock and assumes that the Computervision Common Stock held by each holder thereof is held as a capital asset.

  Effect of the Merger. Neither Parametric nor Computervision has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Consummation of the Merger is conditioned on the rendering of tax opinions by Palmer & Dodge LLP, counsel to Parametric, and Hale and Dorr LLP, counsel to Computervision, each dated as of the Effective Time. The opinions will be substantially to the effect that, on the basis of representations obtained from Parametric and Computervision substantially similar to representations that the Internal Revenue Service customarily requires for advance rulings on tax-free acquisitive reorganizations and facts that are reasonably consistent with facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code (a "Reorganization").

  The following discussion reflects the opinions of Palmer & Dodge LLP and Hale and Dorr LLP attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Prospectus/Proxy Statement is a part (the

"Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a Reorganization. The Exhibit Opinions are based on certain assumptions and subject to certain limitations and qualifications as noted in the Opinions. In particular, they are based upon the assumption that Palmer & Dodge LLP and Hale and Dorr LLP will receive factual representations from Parametric and Computervision substantially similar to the representations that the Internal Revenue Service customarily requires for advance rulings on Reorganizations and that such representations are currently true and will remain true at all times through the Closing.

  The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a Reorganization and that as a consequence, (i) no gain or loss will be recognized by Computervision, Parametric or Merger Sub as a result of the Merger; (ii) no gain or loss will be recognized by stockholders of Computervision on account of their receipt of Parametric Common Stock in exchange for their Computervision Common Stock as a result of the Merger;
(iii) a holder of Computervision Common Stock who receives cash proceeds for fractional interests in Parametric Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Parametric; (iv) the tax consequences of the assumed redemption occurring in connection with the payment of cash in lieu of fractional shares will be determined in accordance with Section 302 of the Code and should generally give rise to capital gain or loss; (v) the tax basis of the Parametric Common Stock received by stockholders who exchange Computervision Common Stock for Parametric Common Stock in the Merger will be the same as the tax basis of the Computervision Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (vi) the holding period of the Parametric Common Stock in the hands of the Computervision stockholders will include the holding period of the Computervision Common Stock exchanged therefor.

  If, for any reason, the Merger is not treated as a reorganization within the meaning of Section 368 of the Code, no gain or loss will be recognized by Computervision, Parametric or Merger Sub. However, exchanges of Computervision Common Stock pursuant to the Merger will be taxable transactions. In that event, each exchanging holder of Computervision Common Stock will recognize capital gain or loss equal to the difference between such holder's adjusted basis in the Computervision Common Stock exchanged and the sum of fair market value of Parametric Common Stock received by such holder in the Merger and the amount of any cash received in lieu of fractional shares.

ACCOUNTING TREATMENT

  The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). Under this method of accounting, the historical recorded assets and liabilities of Parametric and Computervision will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Parametric and Computervision for the entire fiscal year in which the combination occurs and the historical reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. Parametric has received a letter from Coopers & Lybrand L.L.P. as of the date of the Merger Agreement concurring with the company's opinion that the Merger will qualify for pooling of interests accounting treatment and a copy of a letter from Arthur Andersen LLP to Computervision to the effect that Computervision is eligible for pooling of interests treatment. It is a condition to consummation of the Merger that there be no change in such qualification.

CONDUCT OF COMPUTERVISION'S BUSINESS PENDING THE MERGER

  Computervision has agreed in the Merger Agreement that, except as may be permitted by the terms of the Merger Agreement, during the period from the date of the execution of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing Date, Computervision and each of its subsidiaries will carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and will use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

  The Merger Agreement also contains certain restrictions on the conduct of Computervision's business pending consummation of the Merger. Generally, except as may be otherwise permitted by the terms of the Merger Agreement, Computervision may not and may not permit its subsidiaries to amend their charter documents, enter into material agreements, including agreements to merge with or acquire the stock or assets of another entity or to encumber or dispose of assets of Computervision or to incur any additional indebtedness, increase compensation, issue additional shares of Computervision Common Stock, declare or pay dividends or make any other distributions or repurchase any shares of common stock.

EXPENSES

  Fees, expenses and out-of-pocket expenses incurred by Parametric, Computervision and Merger Sub in connection with the transactions contemplated by the Merger Agreement will be borne by the party that incurs such expenses, except that Parametric and Computervision will bear equally the expenses of printing and filing this Prospectus/Proxy Statement.

NO COMPUTERVISION STOCKHOLDER APPRAISAL RIGHTS

  Holders of Computervision Common Stock are not entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger because the Computervision Common Stock was listed on the NYSE on the record date for the Computervision Special Meeting and the shares of Parametric Common Stock to be issued pursuant to the Merger will be quoted on Nasdaq at the Effective Time.

                            STOCK OPTION AGREEMENT

  Parametric and Computervision have entered into a Stock Option Agreement dated November 3, 1997 (the "Stock Option Agreement") in connection with, and as a condition to, Parametric's execution of the Merger Agreement. The Stock Option Agreement is included as Appendix B to this Prospectus/Proxy Statement and is incorporated herein by reference. The following discussion sets forth a description of the material terms of the Stock Option Agreement and is qualified by, and made subject to, the more complete information set forth in the Stock Option Agreement.

  Under the Stock Option Agreement, Computervision has granted to Parametric an irrevocable option (the "Option") to purchase up to 9,558,809 shares of Computervision Common Stock (the "Option Shares") representing 15% of the outstanding shares, at a price per share of $4.00, which Option is exercisable in whole or in part at any time and from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Expiration Date (as defined below). The Option may not be exercised if Parametric is in material breach of any of its representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Merger Agreement. An "Exercise Event" occurs if the Merger Agreement becomes terminable in circumstances that would entitle Parametric to payment of a termination fee of $15,000,000, regardless of whether the Merger Agreement is terminated or whether an Alternative Transaction is consummated. See "The Merger-- Termination Fee." The term "Expiration Date" means the earliest of: (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement pursuant to its terms other than pursuant to an Exercise Event, and (iii) the passage of 180 days after the termination of the Merger Agreement if such termination follows an Exercise Event, which period may be extended for limited periods if exercise of the Option is then prohibited or if the Exercise Event could occur in the future.

  Put Right. At any time during which the Option is exercisable, Parametric may require Computervision to purchase from Parametric all or any portion of the Option, at the price per share equal to the difference between the "Market/Offer Price" and the Exercise Price, or all or any portion of the Option Shares purchased, at the price equal to the sum of the Exercise Price plus the difference between Fair Market Value for Computervision Common Stock and such Exercise Price. The "Market/Offer Price" means, the higher of (x) the highest price per share offered as of such date pursuant to any Alternative Transaction which would have entitled Parametric to payment of a termination fee of $15,000,000 and which was initiated prior to such date and not terminated or withdrawn as of such date or (y) the Fair Market Value (as defined below) of the Computervision Common Stock as of such date. The "Fair Market Value" of the Computervision Common Stock shall mean the average of the daily closing sales prices of the Computervision Common Stock on the NYSE during the five trading days ending on the trading day immediately preceding the date Parametric gives notice of its intent to exercise its rights under the Put Option.

  Registration Rights. Following termination of the Merger Agreement, to the extent Parametric owns shares of Computervision Common Stock acquired pursuant to the exercise of the Option, Computervision has agreed, at the request of Parametric, to register under the Securities Act all or any part of such shares.

  Limitation on Parametric Profit. Notwithstanding any other provisions of the Stock Option Agreement: (i) in no event shall Parametric's Total Profit (as defined below) exceed $18,000,000 and (ii) the Option may not be exercised for a number of Option Shares that would result in a Notional Total Profit (as defined below) of more than $18,000,000. "Total Profit" means the aggregate amount (before taxes) of (i) the $3,000,000 and $15,000,000 termination fees received by Parametric, (ii) the amount of cash received by Parametric pursuant to the exercise of the Put Right and (iii) the net cash amounts received by Parametric pursuant to the sale of the Option Shares to Computervision or any unaffiliated party, less the purchase price paid by Parametric for such shares. "Notional Total Profit" means, with respect to such number of Option Shares as to which Parametric proposes to exercise the Exercise Notice, the Total Profit determined as of the date on which Parametric gives its Exercise Notice, assuming that the Option was exercised on such date for the designated number of Option Shares and assuming that such shares, together with all other Option Shares held by Parametric and its affiliates as of such date, were sold for cash at the closing market price for the Computervision Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements assume a business combination between Parametric and Computervision accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto of Parametric and Computervision, which are incorporated by reference in this Prospectus/Proxy Statement. The pro forma combined condensed balance sheet combines Parametric's June 28, 1997 unaudited consolidated balance sheet with Computervision's September 28, 1997 unaudited consolidated balance sheet. The pro forma statements of income combine Parametric's historical operating results for the nine months ended June 28, 1997 and June 29, 1996 and the fiscal years ended September 30, 1996, 1995 and 1994 with the corresponding Computervision historical operating results for the nine months ended September 28, 1997 and September 29, 1996 and the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

  For purposes of the preparation of the unaudited pro forma combined balance sheet, merger-related, debt prepayment and consolidation and integration expenses (which the companies anticipate will be approximately $75 to $95 million on a pre-tax basis) were not included.

  The pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma combined condensed financial statements do not give effect to any cost savings which may result from the integration of Parametric's and Computervision's operations.

  These pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Parametric and Computervision, incorporated by reference in this Prospectus/Proxy Statement. See "Available Information" and "Incorporation of Certain Documents by Reference."

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 28, 1997
                             (AMOUNTS IN THOUSANDS)

                                                               PRO FORMA
                              PARAMETRIC                -----------------------
                              TECHNOLOGY COMPUTERVISION ADJUSTMENTS  COMBINED
                              ---------- -------------- ----------- -----------
                                  A S S E T S
Current assets:
  Cash and cash
   equivalents..............   $223,642   $    25,948      $        $   249,590
  Short-term investments....    301,466           --                    301,466
  Accounts receivable, net..    145,721        48,465                   194,186
  Other current assets......     21,695        19,866                    41,561
                               --------   -----------      -----    -----------
    Total current assets....    692,524        94,279        --         786,803
Property and equipment,
 net........................     44,332        10,007                    54,339
Other assets................     44,507        12,392                    56,899
                               --------   -----------      -----    -----------
    Total assets............   $781,363   $   116,678      $ --     $   898,041
                               ========   ===========      =====    ===========

           L I A B I L I T I E S  A N D  S T O C K H O L D E R S'
                          E Q U I T Y (D E F I C I T)
Current liabilities:
  Notes payable and current
   portion of long-term
   debt.....................   $    --    $    18,379      $        $    18,379
  Accounts payable..........      9,673        29,255                    38,928
  Accrued expenses..........     27,066        89,315                   116,381
  Accrued compensation,
   severence and related
   expenses.................     38,658        55,563                    94,221
  Deferred revenue and
   customer advances........     76,687        31,661                   108,348
  Income taxes..............     33,351        16,272                    49,623
                               --------   -----------      -----    -----------
    Total current
     liabilities............    185,435       240,445        --         425,880
Deferred income taxes.......        724        29,851                    30,575
Long-term debt, less current
 portion....................        --        217,383                   217,383
Other liabilities...........         17        57,557                    57,574
Stockholders'
 equity(deficit):
  Preferred stock...........        --            --                        --
  Common stock..............      1,281           637       (582)         1,336
  Additional paid-in
   capital..................    237,038     1,186,762        582      1,424,382
  Foreign currency
   translation adjustment...     (3,916)        6,541                     2,625
  Retained
   earnings(deficit)........    394,725    (1,622,498)               (1,227,773)
  Treasury stock, at cost...    (34,035)          --                    (34,035)
  Unrealized gain on
   investments..............         94           --                         94
                               --------   -----------      -----    -----------
    Total stockholders'
     equity(deficit)........    595,187      (428,558)       --         166,629
                               --------   -----------      -----    -----------
    Total liabilities and
     stockholders'
     equity(deficit)........   $781,363   $   116,678      $ --     $   898,041
                               ========   ===========      =====    ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                    FOR THE NINE MONTHS ENDED JUNE 28, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           PARAMETRIC                PRO FORMA
                                           TECHNOLOGY COMPUTERVISION COMBINED
                                           ---------- -------------- ---------
Software revenue:
  License.................................  $434,868    $  61,886    $496,754
  Service.................................   153,759       73,251     227,010
                                            --------    ---------    --------
    Total software revenue................   588,627      135,137     723,764
Other services revenue....................       --        82,224      82,224
                                            --------    ---------    --------
    Total revenue.........................   588,627      217,361     805,988
Cost of software revenue:
  License.................................     6,048        9,150      15,198
  Service.................................    49,570       47,603      97,173
Cost of other services revenue............       --        74,807      74,807
                                            --------    ---------    --------
    Total cost of revenue.................    55,618      131,560     187,178
                                            --------    ---------    --------
Software gross profit:
  License.................................   428,820       52,736     481,556
  Service.................................   104,189       25,648     129,837
                                            --------    ---------    --------
    Total software gross profit...........   533,009       78,384     611,393
Other services gross profit...............       --         7,417       7,417
                                            --------    ---------    --------
    Total gross profit....................   533,009       85,801     618,810
Software operating expenses:
  Sales and marketing.....................   229,060       60,061     289,121
  Research and development................    39,141       29,827      68,968
  General and administrative..............    28,622       17,814      46,436
  Non-recurring software charges..........       --        45,000      45,000
Other services operating expenses.........       --        12,188      12,188
Non-recurring other services charges......       --         7,000       7,000
                                            --------    ---------    --------
    Total operating expenses..............   296,823      171,890     468,713
                                            --------    ---------    --------
Operating income(loss):
  Software................................   236,186      (74,318)    161,868
  Other services..........................       --       (11,771)    (11,771)
                                            --------    ---------    --------
    Total operating income(loss)..........   236,186      (86,089)    150,097
Interest and other income(expense), net...     7,912      (25,225)    (17,313)
                                            --------    ---------    --------
Income(loss) before income taxes..........   244,098     (111,314)    132,784
Provision for income taxes................    85,401          --       85,401
                                            --------    ---------    --------
Net income(loss)..........................  $158,697    $(111,314)   $ 47,383
                                            ========    =========    ========
Net income(loss) per share................  $   1.18    $   (1.75)   $   0.34
                                            ========    =========    ========
Weighted average number of common and
 dilutive common equivalent shares
 outstanding..............................   134,683       63,614     140,192
                                            ========    =========    ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                    FOR THE NINE MONTHS ENDED JUNE 29, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           PARAMETRIC                PRO FORMA
                                           TECHNOLOGY COMPUTERVISION COMBINED
                                           ---------- -------------- ---------
Software revenue:
  License.................................  $312,686     $138,918    $451,604
  Service.................................   110,308       83,220     193,528
                                            --------     --------    --------
    Total software revenue................   422,994      222,138     645,132
Other services revenue....................       --       133,307     133,307
                                            --------     --------    --------
    Total revenue.........................   422,994      355,445     778,439
Cost of software revenue:
  License.................................     2,926       11,828      14,754
  Service.................................    37,007       48,362      85,369
Cost of other services revenue............       --       102,607     102,607
                                            --------     --------    --------
    Total cost of revenue.................    39,933      162,797     202,730
                                            --------     --------    --------
Software gross profit:
  License.................................   309,760      127,090     436,850
  Service.................................    73,301       34,858     108,159
                                            --------     --------    --------
    Total software gross profit...........   383,061      161,948     545,009
Other services gross profit...............       --        30,700      30,700
                                            --------     --------    --------
    Total gross profit....................   383,061      192,648     575,709
Software operating expenses:
  Sales and marketing.....................   169,670       66,509     236,179
  Research and development................    27,225       30,012      57,237
  General and administrative..............    20,174       18,647      38,821
Other services operating expenses.........       --        18,176      18,176
                                            --------     --------    --------
    Total operating expenses..............   217,069      133,344     350,413
                                            --------     --------    --------
Operating income:
  Software................................   165,992       46,780     212,772
  Other services..........................       --        12,524      12,524
                                            --------     --------    --------
    Total operating income................   165,992       59,304     225,296
Interest and other income(expense), net...     8,737      (23,040)    (14,303)
                                            --------     --------    --------
Income before income taxes................   174,729       36,264     210,993
Provision for income taxes................    63,252        4,349      67,601
                                            --------     --------    --------
Net income................................  $111,477     $ 31,915    $143,392
                                            ========     ========    ========
Net income per share......................  $   0.84     $   0.49    $   1.03
                                            ========     ========    ========
Weighted average number of common and
 dilutive common equivalent shares
 outstanding..............................   133,175       64,782     138,785
                                            ========     ========    ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         PARAMETRIC                PRO FORMA
                                         TECHNOLOGY COMPUTERVISION  COMBINED
                                         ---------- -------------- ----------
Software revenue:
  License...............................  $448,699     $191,728    $  640,427
  Service...............................   151,423      111,087       262,510
                                          --------     --------    ----------
    Total software revenue..............   600,122      302,815       902,937
Other services revenue..................       --       174,384       174,384
                                          --------     --------    ----------
    Total revenue.......................   600,122      477,199     1,077,321
Cost of software revenue:
  License...............................     4,642       16,382        21,024
  Service...............................    51,812       67,748       119,560
Cost of other services revenue..........       --       134,686       134,686
                                          --------     --------    ----------
    Total cost of revenue...............    56,454      218,816       275,270
                                          --------     --------    ----------
Software gross profit:
  License...............................   444,057      175,346       619,403
  Service...............................    99,611       43,339       142,950
                                          --------     --------    ----------
    Total software gross profit.........   543,668      218,685       762,353
Other services gross profit.............       --        39,698        39,698
                                          --------     --------    ----------
    Total gross profit..................   543,668      258,383       802,051
Software operating expenses:
  Sales and marketing...................   238,860       93,569       332,429
  Research and development..............    39,476       40,144        79,620
  General and administrative............    28,557       25,896        54,453
  Acquisition and related costs.........    32,119        3,500        35,619
  Non-recurring software charges........       --        11,000        11,000
Other services operating expenses.......       --        24,201        24,201
Non-recurring other services charges....       --         5,000         5,000
                                          --------     --------    ----------
    Total operating expenses............   339,012      203,310       542,322
                                          --------     --------    ----------
Operating income:
  Software..............................   204,656       44,576       249,232
  Other services........................       --        10,497        10,497
                                          --------     --------    ----------
    Total operating income..............   204,656       55,073       259,729
Interest and other income(expense),
 net....................................    11,501      (30,806)      (19,305)
                                          --------     --------    ----------
Income before income taxes..............   216,157       24,267       240,424
Provision for income taxes..............    78,247        2,610        80,857
                                          --------     --------    ----------
Net income..............................  $137,910     $ 21,657    $  159,567
                                          ========     ========    ==========
Net income per share....................  $   1.04     $   0.33    $     1.15
                                          ========     ========    ==========
Weighted average number of common and
 dilutive common equivalent shares
 outstanding............................   133,211       64,784       138,821
                                          ========     ========    ==========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           PARAMETRIC                PRO FORMA
                                           TECHNOLOGY COMPUTERVISION COMBINED
                                           ---------- -------------- ---------
Software revenue:
  License.................................  $288,349     $163,716    $452,065
  Service.................................   105,961      122,885     228,846
                                            --------     --------    --------
    Total software revenue................   394,310      286,601     680,911
Other services revenue....................       --       220,473     220,473
                                            --------     --------    --------
    Total revenue.........................   394,310      507,074     901,384
Cost of software revenue:
  License.................................     3,348       17,181      20,529
  Service.................................    32,970       70,704     103,674
Cost of other services revenue............       --       154,870     154,870
                                            --------     --------    --------
    Total cost of revenue.................    36,318      242,755     279,073
                                            --------     --------    --------
Software gross profit:
  License.................................   285,001      146,535     431,536
  Service.................................    72,991       52,181     125,172
                                            --------     --------    --------
    Total software gross profit...........   357,992      198,716     556,708
Other services gross profit...............       --        65,603      65,603
                                            --------     --------    --------
    Total gross profit....................   357,992      264,319     622,311
Software operating expenses:
  Sales and marketing.....................   163,918       92,905     256,823
  Research and development................    25,591       41,533      67,124
  General and administrative..............    20,414       20,706      41,120
  Acquisition and related costs...........    29,438          --       29,438
Other services operating expenses.........       --        28,500      28,500
                                            --------     --------    --------
    Total operating expenses..............   239,361      183,644     423,005
                                            --------     --------    --------
Operating income:
  Software................................   118,631       43,572     162,203
  Other services..........................       --        37,103      37,103
                                            --------     --------    --------
    Total operating income................   118,631       80,675     199,306
Interest and other income(expense), net...     9,029      (44,924)    (35,895)
                                            --------     --------    --------
Income before income taxes................   127,660       35,751     163,411
Provision for income taxes................    50,298        5,005      55,303
                                            --------     --------    --------
Net income before extraordinary charge....  $ 77,362     $ 30,746    $108,108
                                            ========     ========    ========
Net income per share before extraordinary
 charge...................................  $   0.60     $   0.58    $   0.81
                                            ========     ========    ========
Weighted average number of common and
 dilutive common equivalent shares
 outstanding..............................   129,046       52,591     133,600
                                            ========     ========    ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           PARAMETRIC                PRO FORMA
                                           TECHNOLOGY COMPUTERVISION COMBINED
                                           ---------- -------------- ---------
Software revenue:
  License.................................  $206,243     $163,199    $369,442
  Service.................................    60,731      122,980     183,711
                                            --------     --------    --------
    Total software revenue................   266,974      286,179     553,153
Other services revenue....................       --       287,458     287,458
                                            --------     --------    --------
    Total revenue.........................   266,974      573,637     840,611
Cost of software revenue:
  License.................................     2,028       30,218      32,246
  Service.................................    19,004       72,682      91,686
Cost of other services revenue............       --       196,743     196,743
                                            --------     --------    --------
    Total cost of revenue.................    21,032      299,643     320,675
                                            --------     --------    --------
Software gross profit:
  License.................................   204,215      132,981     337,196
  Service.................................    41,727       50,298      92,025
                                            --------     --------    --------
    Total software gross profit...........   245,942      183,279     429,221
Other services gross profit...............       --        90,715      90,715
                                            --------     --------    --------
    Total gross profit....................   245,942      273,994     519,936
Software operating expenses:
  Sales and marketing.....................   107,940       91,657     199,597
  Research and development................    19,882       57,223      77,105
  General and administrative..............    14,758       25,846      40,604
Other services operating expenses.........       --        39,816      39,816
                                            --------     --------    --------
    Total operating expenses..............   142,580      214,542     357,122
                                            --------     --------    --------
Operating income:
  Software................................   103,362        8,553     111,915
  Other services..........................       --        50,899      50,899
                                            --------     --------    --------
    Total operating income................   103,362       59,452     162,814
Interest and other income(expense), net...     5,342      (49,681)    (44,339)
                                            --------     --------    --------
Income before income taxes................   108,704        9,771     118,475
Provision for income taxes................    40,615          --       40,615
                                            --------     --------    --------
Net income................................  $ 68,089     $  9,771    $ 77,860
                                            ========     ========    ========
Net income per share......................  $   0.54     $   0.20    $   0.60
                                            ========     ========    ========
Weighted average number of common and
 dilutive common equivalent shares
 outstanding..............................   125,051       48,367     129,240
                                            ========     ========    ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                   Statements

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. The unaudited pro forma combined condensed financial statements of Parametric and Computervision give retroactive effect to the Merger, which is being accounted for as a pooling of interests and, as a result, such statements are presented as if the combining companies had been combined for all periods presented.

2. The pro forma combined net income per share is based on the combined weighted average number of common and dilutive common equivalent shares of Parametric Common Stock and Computervision Common Stock for each period. This is based on the Exchange Ratio of 0.0866 shares of Parametric Common Stock for each share of Computervision Common Stock as described in the Merger Agreement.

3. The unaudited pro forma combined condensed financial statements combine Parametric's financial statements for the nine months ended June 28, 1997 and June 29, 1996 and the fiscal years ended September 30, 1996, 1995 and 1994 with Computervision's financial statements for the nine months ended September 28, 1997 and September 29, 1996 and the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

4. The unaudited pro forma combined condensed financial statements do not include adjustments to conform the accounting policies of Computervision to those followed by Parametric. The nature and extent of such adjustments, if any, will be based upon further analysis and are not expected to be material.

5. Parametric and Computervision estimate they will incur merger-related costs of approximately $10 million, including investment advisory fees, regulatory filing costs, legal and accounting expenses, and other transaction costs. In addition, it is expected that as a result of the Merger, the combined company will incur debt prepayment and consolidation and integration expenses presently estimated to be approximately $65 to $85 million on a pre-tax basis. All of these costs and expenses and any tax benefit relating to these costs and expenses have not been reflected as a pro forma adjustment in the pro forma combined condensed financial statements as of June 28, 1997. These amounts are preliminary estimates and subject to change. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the business of the two companies.

6. Certain financial statement balances of Computervision have been reclassified to conform with the Parametric financial statement presentation.

7. As discussed in the June 29, 1997 financial statements of Computervision included with its Quarterly Report on Form 10-Q, on July 18, 1997 Computervision transferred its other services business to CVSI, Inc. and sold a majority interest in the voting securities of CVSI, Inc. to a third party. Assuming that the CVSI transaction was completed as of January 1, 1996, the pro forma results of the combined company are as follows:

                                              NINE MONTHS     FISCAL YEAR ENDED
                                          ENDED JUNE 28, 1997 SEPTEMBER 30, 1996
                                          ------------------- ------------------
     Revenue.............................      $723,764            $902,937
     Net income..........................        59,154             149,070
     Net income per share................          0.42                1.07

                    DESCRIPTION OF PARAMETRIC CAPITAL STOCK

  Parametric's authorized capital stock consists of 350,000,000 shares of Parametric Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

  As of October 31, 1997, there were 127,936,236 outstanding shares of Parametric Common Stock held by approximately 4,200 holders of record. The holders of Parametric Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The Parametric Board is classified into three classes of approximately equal size, one of which is elected each year. Accordingly, holders of a majority of the Parametric Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of Parametric Common Stock are entitled to share ratably in all assets of Parametric which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. The holders of Parametric Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Parametric Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Parametric Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which Parametric may issue in the future. Parametric has never paid cash dividends on the Parametric Common Stock. Parametric presently intends to retain earnings for use in the operating and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

PREFERRED STOCK

  Preferred Stock may be issued from time to time in one or more series and the Parametric Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Parametric Board to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Parametric Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Parametric. As of October 31, 1997, there were no outstanding shares of Preferred Stock.

               COMPARISON OF RIGHTS OF HOLDERS OF PARAMETRIC AND
                          COMPUTERVISION COMMON STOCK

  At the Effective Time of the Merger, the stockholders of Computervision will become stockholders of Parametric, a corporation governed by Massachusetts law and Articles of Organization and Bylaws adopted thereunder. The following discussion summarizes the material differences between the rights of holders of Computervision Common Stock and holders of Parametric Common Stock, based on a comparison of the Delaware and Massachusetts corporation laws and differences between the charters and bylaws of Computervision and Parametric. The Restated Certificate of Incorporation and Bylaws of Computervision are referred to herein as the "Computervision Charter" and the "Computervision Bylaws," respectively, and the Articles of Organization and Bylaws of Parametric are referred to herein as the "Parametric Charter" and the "Parametric Bylaws," respectively. This summary does not purport to be complete and is qualified in its entirety by reference to the Computervision Charter and Computervision Bylaws, the Parametric Charter and Parametric Bylaws and the relevant provisions of the DGCL and the Massachusetts Business Corporation Law (the "MBCL").

MEETINGS OF STOCKHOLDERS

  Delaware law provides that special meetings of stockholders may be called only by the directors or by any other person authorized by a corporation's certificate of incorporation or bylaws. The Computervision Charter and Computervision Bylaws authorize the president, the chairman or any two members of the Board of Directors to call special meetings. The Parametric Bylaws provide for the call of a special meeting of stockholders by the president or the Board of Directors of Parametric, or upon written application of the owners of not less than 40% in interest of the corporation's stock entitled to vote at such meeting.

INSPECTION RIGHTS

  Inspection rights under the Delaware corporation statute are more extensive than under the Massachusetts statute. Under Delaware law, stockholders demonstrating a proper purpose have the right to inspect a corporation's stock ledger, stockholder list, and other books and records. Under Massachusetts law, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation.

ACTION BY CONSENT OF STOCKHOLDERS

  Under the Computervision Bylaws, action may be taken by written consent of stockholders without a meeting only if the action to be taken and the taking of such action by written consent has been expressly authorized by the Computervision Board. Under Massachusetts law, any action to be taken by stockholders may be taken without a meeting only by unanimous written consent, and a corporation may not provide otherwise in its articles of organization or bylaws.

CUMULATIVE VOTING

  Under Delaware law, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The MBCL does not authorize or provide for cumulative voting rights. Neither the Computervision Charter nor the Parametric Charter authorize or provide for cumulative voting rights.

ISSUANCE OF STOCK; PREFERRED STOCK

  Shares of Computervision Common Stock may be issued by Computervision from time to time as approved by the Computervision Board without stockholder approval. Holders of the capital stock of Computervision are not entitled to preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by Computervision. Computervision has 5,000,000 authorized shares of Preferred Stock, par value $.01 per share. None of such shares is outstanding. The Preferred Stock is issuable in one or more series. The Computervision Board can authorize, without stockholder approval, the issuance of each series of Preferred Stock and can fix the voting rights, if any, dividend rate, liquidation preferences, optional and sinking fund redemption provisions, if any, conversion rights, if any, and other rights of each such series, any of which rights could adversely affect the voting and other rights of the holders of Computervision Common Stock.

  Shares of Parametric Common Stock may be issued from time to time, in such amounts and for such consideration, as may be determined by the Parametric Board. No holder of Parametric Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by Parametric. Parametric has 5,000,000 authorized shares of Preferred Stock, par value $.01 per share. None of such shares is outstanding. The Preferred Stock is issuable in one or more series. The Parametric Board is empowered to authorize without stockholder approval the issuance of each series of Preferred Stock and is empowered to fix the voting rights, if any (in addition to those prescribed by law), dividend rate, liquidation preferences, optional and sinking fund redemption provisions, if any, conversion rights, if any, and other rights of each such series, any of which rights could adversely affect the voting and other rights of the holders of Parametric Common Stock.

DIVIDENDS AND REPURCHASES OF STOCK

  Under Delaware law, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under Delaware law, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of Delaware law. Under Massachusetts law, the payment of dividends and the repurchase of the corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization. The directors of a Massachusetts corporation may be jointly and severally liable to the corporation to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The Computervision Charter provides that the Computervision Board is divided into three classes, elected for staggered three year terms. In the case of a public company incorporated in Massachusetts, Section 50A of the MBCL provides that the number of directors may only be fixed by the board of directors and requires that the board be divided into three classes with staggered three-year terms. A public company may exempt itself from the provisions of Section 50A by vote of the board of directors or of the holders of two-thirds of the voting stock. Parametric is subject to Section 50A.

REMOVAL OF DIRECTORS

  Under Delaware law, stockholders may remove directors with or without cause by a majority vote unless otherwise provided in the certificate of incorporation. The Computervision Charter provides that directors may be removed only for cause by the holders of at least a majority in voting power of the then issued and outstanding shares of capital of the corporation. Unlike Massachusetts law, Delaware law does not permit directors to remove other directors. Under Section 50A of the MBCL, directors of a public company subject to that section may be removed from office only by the holders of a majority of the shares outstanding and entitled to vote in the election of directors or a majority of the directors then in office, in each case only for certain causes specified in the law.

VACANCIES ON THE BOARD OF DIRECTORS

  Under Delaware law, unless otherwise provided in the charter or bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The Computervision Charter and Bylaws do not provide otherwise. Under Section 50A of the MBCL, vacancies and newly created directorships of a Massachusetts public company subject to that section may be filled only by the vote of a majority of the remaining directors in office.

EXCULPATION OF DIRECTORS

  Delaware law and Massachusetts law have substantially similar provisions relating to exculpation of directors. Each state's law permits a corporation to provide that no director shall be personally liable to the company or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The circumstances under which such exculpation is prohibited are substantially similar.

Under both the Computervision and Parametric Charters, directors are not exculpated for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transactions from which such director derived an improper benefit. In addition, under the Parametric Charter, a director is not exculpated from liability under provisions of Massachusetts law relating to unauthorized distributions and loans to insiders, while under the Computervision Charter, a director is not exculpated from liability under provisions of Delaware law relating to unlawful payments of dividends and unlawful stock purchases or redemptions.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

  Both Delaware and Massachusetts law generally permit indemnification, or reimbursement, of directors and officers for expenses, judgments, fines and amounts paid in settlement of claims incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation. However, Delaware law, unlike Massachusetts law, does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses of such actions). The Parametric Charter and Bylaws provide for the indemnification of officers and directors to the maximum extent legally permissible, with substantially the same effect as the Computervision Charter as supplemented by Delaware statutory provisions. However, because Massachusetts law does not prohibit indemnification for judgments in actions by or in the right of the corporation, the Parametric Charter and Bylaws to this extent appear to afford Parametric officers and directors greater rights to indemnification for judgments in derivative actions than would be available under Delaware law (but Parametric is not aware of any Massachusetts court that has approved indemnification under such circumstances).

INTERESTED DIRECTOR TRANSACTIONS

  The DGCL and the Computervision Bylaws provide that no transaction between a corporation and one or more of its directors or officers or an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors, or committee thereof, which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The MBCL has no comparable provision.

SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS

  Delaware law requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. Massachusetts law provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required.

AMENDMENTS TO CHARTER

  Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Computervision Charter does not require a greater proportion except with respect to amendment, repeal or modification of indemnification rights, which requires a vote of at least 75% of the issued and outstanding shares entitled to vote thereon. In addition, Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Under the MBCL, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. The Parametric Charter requires the vote of a majority of each class of stock outstanding. Under Massachusetts law, the articles of organization or bylaws may provide that all outstanding classes of stock vote as a single class, but a separate vote of any class of stock adversely affected by the amendment also is required.

APPRAISAL RIGHTS

  Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Massachusetts law than under Delaware law. Under Delaware law, a stockholder is entitled to appraisal rights in the event of certain mergers or consolidations, but not in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The Computervision Charter does not grant such rights. Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder or (iii) to merge or consolidate with another corporation.

"ANTI-TAKEOVER" PROVISIONS

  The Charters and Bylaws of both Parametric and Computervision contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the company's management, including provisions authorizing the Board of Directors to issue shares of preferred stock in series and restrictions on the ability of stockholders to call a special meeting of stockholders.

  Delaware's Business Combination statute is substantially similar to the Massachusetts Business Combination statute. However, while the Delaware statute provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of its board of directors (an "interested stockholder"), such person may not engage in certain transactions with the corporation for a period of three years, the Massachusetts statute lowers the 15% threshold to 5% (except in the case of certain stockholders eligible to file Schedule 13G under the Exchange Act). Both the Delaware and Massachusetts statutes include certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 85% (in the Delaware statute) or 90% (in the Massachusetts statute) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, the prohibition does not apply. The Computervision Board has approved the Merger pursuant to the Delaware Business Combination statute, and Parametric is currently subject to the Massachusetts Business Combination statute.

                                 LEGAL MATTERS

  The validity of the shares of Parametric Common Stock to be issued in connection with the Merger will be passed upon for Parametric by Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of Parametric Technology Corporation as of September 30, 1996 and for the year then ended have been incorporated by reference from Parametric's Annual Report on Form 10-K for the year ended September 30, 1996 into this Prospectus/Proxy Statement in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Parametric Technology Corporation as of September 30, 1995 and for each of the two years in the period ended September 30, 1995, incorporated by reference in Parametric Technology Corporation's Annual Report on Form 10-K for the year ended September 30, 1996, except as they relate to Rasna Corporation as of December 31, 1994 and for the year then ended, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Rasna Corporation as of December 31, 1994 and for the year then ended, by Deloitte & Touche LLP, independent accountants, as indicated in their reports which appear as exhibits to the Annual Report on Form 10-K of Parametric Technology Corporation for the year ended September 30, 1996. Such financial statements are incorporated by reference into this Prospectus/Proxy Statement in reliance of the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

  The consolidated financial statements of Computervision Corporation and Subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, included in the current report on Form 8-K filed with the Commission on November 12, 1997, incorporated by reference in this Prospectus/Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which includes an explanatory paragraph that describes the substantial doubt about the Company's ability to continue as a going concern, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  With respect to the unaudited interim financial information for the quarters ended March 30, 1997 and March 31, 1996, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report, which includes reference to the uncertainty of the Company's ability to continue as a going concern, included in the current report on Form 8-K filed with the Commission on November 12, 1997, thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report on the unaudited interim financial information is not a "report" or a "part" of the Prospectus/Proxy Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Act.

  Representatives of Arthur Andersen LLP are expected to be present at the Computervision Special Meeting and will have the opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

  Computervision knows of no other business that will be presented for action by the stockholders at the Computervision Special Meeting.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       PARAMETRIC TECHNOLOGY CORPORATION

                          PTC ACQUISITION CORPORATION

                                      AND

                           COMPUTERVISION CORPORATION

                          DATED AS OF NOVEMBER 3, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                 ARTICLE I

                                 The Merger
 1.1.  THE MERGER.........................................................   A-1
 1.2.  EFFECTIVE TIME; CLOSING............................................   A-2
 1.3.  EFFECT OF THE MERGER...............................................   A-2
 1.4.  CERTIFICATE OF INCORPORATION; BYLAWS...............................   A-2
 1.5.  DIRECTORS AND OFFICERS.............................................   A-2
 1.6.  EFFECT ON CAPITAL STOCK............................................   A-2
 1.7.  SURRENDER OF CERTIFICATES..........................................   A-3
 1.8.  NO FURTHER OWNERSHIP RIGHTS IN COMPUTERVISION COMMON STOCK.........   A-4
 1.9.  LOST, STOLEN OR DESTROYED CERTIFICATES.............................   A-4
 1.10. TAX AND ACCOUNTING CONSEQUENCES....................................   A-5
 1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION.........................   A-5

                                 ARTICLE II

              Representations and Warranties of Computervision

 2.1.  ORGANIZATION OF COMPUTERVISION.....................................   A-5
 2.2.  COMPUTERVISION CAPITAL STRUCTURE...................................   A-6
 2.3.  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK..........................   A-6
 2.4.  AUTHORITY..........................................................   A-7
 2.5.  SECTION 203 OF DELAWARE LAW NOT APPLICABLE.........................   A-8
 2.6.  SEC FILINGS; COMPUTERVISION FINANCIAL STATEMENTS...................   A-8
 2.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS...............................   A-9
 2.8.  TAXES..............................................................  A-10
 2.9.  RESTRICTIONS ON BUSINESS ACTIVITIES................................  A-11
 2.10. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.............  A-12
 2.11. INTELLECTUAL PROPERTY..............................................  A-12
 2.12. COMPLIANCE; PERMITS; RESTRICTIONS..................................  A-13
 2.13. LITIGATION.........................................................  A-13
 2.14. BROKERS' AND FINDERS' FEES.........................................  A-14
 2.15. EMPLOYEE BENEFIT PLANS; EMPLOYMENT MATTERS.........................  A-14
 2.16. EMPLOYEES..........................................................  A-17
 2.17. ENVIRONMENTAL MATTERS..............................................  A-17
 2.18. AGREEMENTS, CONTRACTS AND COMMITMENTS..............................  A-18
 2.19. CHANGE OF CONTROL PAYMENTS.........................................  A-18
 2.20. STATEMENTS; PROXY STATEMENT/PROSPECTUS.............................  A-18
 2.21. BOARD APPROVAL.....................................................  A-19
 2.22. FAIRNESS OPINION...................................................  A-19
 2.23. MINUTE BOOKS.......................................................  A-19

                                ARTICLE III

        Representations and Warranties of Parametric and Merger Sub

 3.1.  ORGANIZATION OF PARAMETRIC.........................................  A-19
 3.2.  PARAMETRIC CAPITAL STRUCTURE.......................................  A-19
 3.3.  AUTHORITY..........................................................  A-20
 3.4.  SEC FILINGS; PARAMETRIC FINANCIAL STATEMENTS.......................  A-20

                                                                            PAGE
                                                                            ----
 3.5.  LITIGATION.........................................................  A-21
 3.6.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.................  A-21
 3.7.  INTERIM OPERATIONS OF MERGER SUB...................................  A-22
 3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS...............................  A-22

                                 ARTICLE IV

                    Conduct Prior to the Effective Time

 4.1.  CONDUCT OF BUSINESS BY COMPUTERVISION AND PARAMETRIC...............  A-22
 4.2.  CERTAIN ACTIONS BY COMPUTERVISION..................................  A-22

                                 ARTICLE V

                           Additional Agreements

 5.1.  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER
        FILINGS...........................................................  A-24
 5.2.  MEETING OF COMPUTERVISION STOCKHOLDERS.............................  A-24
 5.3.  ACCESS TO INFORMATION; CONFIDENTIALITY ............................  A-24
 5.4.  NO SOLICITATION....................................................  A-25
 5.5.  PUBLIC DISCLOSURE..................................................  A-26
 5.6.  LEGAL REQUIREMENTS.................................................  A-26
 5.7.  THIRD PARTY CONSENTS...............................................  A-27
 5.8.  FIRPTA.............................................................  A-27
 5.9.  NOTIFICATION OF CERTAIN MATTERS....................................  A-27
 5.10. BEST EFFORTS AND FURTHER ASSURANCES................................  A-27
 5.11. STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN........................  A-27
 5.12. COMPPUTERVISION EMPLOYEE PLANS.....................................  A-28
 5.13. PARAMETRIC FORM S-8................................................  A-28
 5.14. INDEMNIFICATION....................................................  A-28
 5.15. TAX-FREE REORGANIZATION............................................  A-29
 5.16. NMS LISTING........................................................  A-29
 5.17. COMPUTERVISION AFFILIATE AGREEMENT.................................  A-29

                                 ARTICLE VI

                          Conditions to the Merger

 6.1.  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.......  A-29
 6.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPUTERVISION.............  A-30
 6.3.  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARAMETRIC AND MERGER
        SUB...............................................................  A-30

                                ARTICLE VII

                     Termination, Amendment and Waiver

 7.1.  TERMINATION........................................................  A-31
 7.2.  NOTICE OF TERMINATION; EFFECT OF TERMINATION.......................  A-33
 7.3.  FEES AND EXPENSES..................................................  A-33
 7.4.  AMENDMENT..........................................................  A-34
 7.5.  EXTENSION; WAIVER..................................................  A-34

                                                                            PAGE
                                                                            ----

                                ARTICLE VIII

                             General Provisions

 8.1.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................  A-35
 8.2.  NOTICES............................................................  A-35
 8.3.  INTERPRETATION; KNOWLEDGE..........................................  A-35
 8.4.  COUNTERPARTS.......................................................  A-36
 8.5.  ENTIRE AGREEMENT...................................................  A-36
 8.6.  SEVERABILITY.......................................................  A-36
 8.7.  OTHER REMEDIES; SPECIFIC PERFORMANCE...............................  A-36
 8.8.  GOVERNING LAW......................................................  A-36
 8.9.  RULES OF CONSTRUCTION..............................................  A-36
 8.10. ASSIGNMENT.........................................................  A-36

                               INDEX OF EXHIBITS

 Exhibit A   Computervision Stock Option Agreement
 Exhibit B   Computervision Stockholder Voting Agreement
 Exhibit C   Computervision Affiliate Agreement
 Exhibit D   Form of Opinion of Palmer & Dodge LLP
 Exhibit E   Form of Opinion of Hale & Dorr LLP
 Exhibit F   Non-Competition Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of November 3, 1997 is by and among Parametric Technology Corporation ("Parametric"), a Massachusetts corporation, PTC Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parametric, and Computervision Corporation ("Computervision"), a Delaware corporation.

                                R e c i t a l s

  A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Massachusetts Business Corporation Law and the Delaware General Corporation Law ("Delaware Law"), Parametric and Computervision will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Computervision (the "Merger").

  B. The Board of Directors of Parametric (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parametric and fair to, and in the best interests of, Parametric and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

  C. The Board of Directors of Computervision (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Computervision and fair to, and in the best interests of, Computervision and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended the approval of this Agreement by the stockholders of Computervision.

  D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parametric's willingness to enter into this Agreement, Computervision shall execute and deliver a Stock Option Agreement in favor of Parametric in the form attached hereto as Exhibit A (the "Computervision Stock Option Agreement").

  E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parametric's willingness to enter into this Agreement, certain affiliates of Computervision shall each enter into a Voting Agreement in the form attached hereto as Exhibit B (the "Computervision Voting Agreements").

  F. Parametric, Computervision and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Computervision, the separate corporate existence of Merger Sub shall cease and Computervision shall continue as the surviving corporation. Computervision as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Palmer & Dodge LLP at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing,
(a) Computervision shall deliver to Parametric the various certificates and instruments required under Article VI, (b) Parametric and Merger Sub shall deliver to Computervision the various certificates and instruments required under Article VI, and (c) Computervision and Merger Sub shall execute and file the Certificate of Merger with the Secretary of State of Delaware.

  1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Computervision and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Computervision and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4. CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Computervision Corporation."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

  1.5. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

  1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Computervision or the holders of any of the following securities:

    (a) Conversion of Computervision Common Stock. Each share of Common Stock, par value $.01 per share, of Computervision (the "Computervision Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Computervision Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.0866 (the "Exchange Ratio") shares of Common Stock, par value $.01 per share, of Parametric (the "Parametric Common Stock") upon surrender of the certificate representing such share of Computervision Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

    (b) Cancellation of Certain Shares. Each share of Computervision Common Stock held in the treasury of Computervision or owned by Merger Sub, Parametric or any direct or indirect wholly owned subsidiary of Computervision or of Parametric immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Stock Options. At the Effective Time all options to purchase Computervision Common Stock then outstanding under Computervision's 1992 Stock Option Plan, 1993 Director Stock Option Plan, and 1995 Director Stock Option Plan (collectively, the "Computervision Stock Option Plans") shall be assumed by Parametric in accordance with Section 5.11 hereof.

    (d) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parametric Common Stock or Computervision Common Stock), recapitalization or other like change without receipt of consideration with respect to Parametric Common Stock or Computervision Common Stock occurring on or after the date hereof and prior to the Effective Time. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Parametric shall not, without the prior written consent of Computervision, declare or pay any dividend or distribution on the Parametric Common Stock (other than ordinary cash dividends) unless prior thereto either (i) Parametric shall have provided that holders of Computervision Common Stock, upon the Effective Time, shall receive such dividend or distribution to the same extent they would have if their shares of Computervision's Common Stock had been converted into Parametric Common Stock immediately prior to the record date of any such dividend or distribution or (ii) Parametric and Computervision shall mutually have agreed upon an adjustment of the Exchange Ratio to fully reflect the effect of any such dividend or distribution.

    (f) Fractional Shares. No fraction of a share of Parametric Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Computervision Common Stock who would otherwise be entitled to a fraction of a share of Parametric Common Stock (after aggregating all fractional shares of Parametric Common Stock to be received by such holder) shall receive from Parametric an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parametric Common Stock for the ten most recent days that Parametric Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  1.7. SURRENDER OF CERTIFICATES.

    (a) Exchange Agent. Parametric shall select a bank or trust company reasonably acceptable to Computervision, which may be Parametric's existing transfer agent, to act as the exchange agent (the "Exchange Agent") in the Merger.

    (b) Parametric to Provide Common Stock. Promptly after the Effective Time, Parametric shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parametric Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Computervision Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Computervision Common Stock may be entitled pursuant to Section 1.6(e) or 1.7(d).

    (c) Exchange Procedures. Promptly after the Effective Time, Parametric shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Computervision Common Stock whose shares were converted into the right to receive shares of Parametric Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.6(e) or 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parametric may reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for certificates representing shares of Parametric Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.6(e) or 1.7(d). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parametric, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parametric Common Stock, payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.6(e) or 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.6(e) or 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parametric Common Stock into which such shares of Computervision Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.6(e) or 1.7(d).

    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parametric Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parametric Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder thereof certificates representing whole shares of Parametric Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parametric Common Stock and cash in lieu of any fractional shares in accordance with Section 1.6(f).

    (e) Transfers of Ownership. If any certificate for shares of Parametric Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parametric or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of Parametric Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

    (f) No Liability. Notwithstanding anything to the contrary in this
  Section 1.7, neither the Exchange Agent, Parametric, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parametric Common Stock or Computervision Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8. NO FURTHER OWNERSHIP RIGHTS IN COMPUTERVISION COMMON STOCK. All shares of Parametric Common Stock issued upon the surrender for exchange of shares of Computervision Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Computervision Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Computervision Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parametric Common

Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parametric may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parametric or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.10. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. It is also intended by the parties hereto that the Merger shall be treated as a "pooling for interests" for accounting purposes.

  1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Computervision and Merger Sub, the officers and directors of Computervision and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                  ARTICLE II

               Representations and Warranties of Computervision

  Computervision represents and warrants to Parametric and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule supplied by Computervision to Parametric (the "Computervision Disclosure Schedule"), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement to which they refer, as follows:

  2.1. ORGANIZATION OF COMPUTERVISION. Computervision and each of its Subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by Computervision to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Computervision Material Adverse Effect (as defined below). Computervision has delivered to Parametric a true and complete list of all of Computervision's Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and Computervision's equity interest therein. Computervision has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws of Computervision and similar governing instruments of each of its Subsidiaries, each as amended to date, to Parametric. The term "Computervision Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is, or that would be, materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Computervision or the Surviving Corporation and its Subsidiaries taken as a whole; provided, however, that, for purposes of Sections 6.3(a) and 7.1(i), the following shall not be deemed to constitute a "Computervision Material Adverse Effect": (i) an adverse change in or effect on the market price of Computervision Common Stock between the date of this Agreement and the Effective Time; (ii) a failure of quarterly results of operations for any quarter ending between the date of this Agreement and the Effective Time to meet generally analysts' expectations as reflected in the First Call consensus estimate; or (iii) a reduction in revenues of Computervision other than software maintenance revenues (as defined in Section 7.1(l) between the date of this Agreement and the Effective Time and any effect of such reduction on Computervision's financial condition or gross profit margin. "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least 40% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

  2.2. COMPUTERVISION CAPITAL STRUCTURE.

    (a) The authorized capital stock of Computervision consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of which there were 63,725,393 shares issued and outstanding as of October 31, 1997, and no shares in treasury, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. No shares of Computervision Common Stock have been issued since that date except pursuant to the exercise of stock options or warrants listed on the Computervision Disclosure Schedule. All outstanding shares of Computervision Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Computervision or any agreement or document to which Computervision is a party or by which it is bound. As of October 31, 1997, (i) an aggregate of 8,878,380 shares of Computervision Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to the Computervision Stock Option Plans, under which options were outstanding for an aggregate of 7,528,075 shares, (ii) 108,300 shares of Computervision Common Stock were reserved for issuance upon exercise of the Common Stock Purchase Warrant(s) dated December 22, 1993 (the "1993 Warrants"), and
  (iii) 635,739 shares of Computervision Common Stock were reserved for issuance upon exercise of the Common Stock Purchase Warrant dated August 14, 1997 (the "1997 Warrant"), which has been rescinded. There are 9,558,809 shares of Computervision Common Stock reserved for issuance upon exercise of the Computervision Stock Option Agreement. All shares of Computervision Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

    (b) Computervision has outstanding $48,610,000 principal amount of 8% Convertible Subordinated Debentures due 2009 ("8% Debentures"), $3,430,000 principal amount of 5 3/4% Convertible Subordinated Debentures due 2012 ("5 3/4% Debentures"), and $175,000,000 principal amount of 11 3/8% Senior Subordinated Notes due 1999 ("11 3/8% Debentures" and collectively, "Debentures"). The Company has paid in full or accrued all amounts now or heretofore due under each of the Debentures, and has satisfied in full or provided for all of its liabilities and obligations thereunder that are presently or heretofore were required to be satisfied or provided for, and is not in default under any of such Debentures or the respective Indenture(s) with respect to such Debentures (each, an "Indenture"), nor does any condition exist that with notice or lapse of time or both would constitute a default under any of such Debentures or Indenture(s). None of the Debentures are convertible into or exercisable for shares of Computervision Common Stock nor any security convertible into or exercisable for Computervision Common Stock.

  2.3. OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. The Computervision Disclosure Schedule lists (i) each outstanding option to acquire shares of the Common Stock of Computervision under the Computervision Stock Option Plans as of the date hereof, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any, and (ii) the name(s), address(es), and respective numbers of shares of Computervision Common Stock issuable upon exercise of the 1993 Warrants and the 1997 Warrant to the holder(s) of such Warrants. As of October 31, 1997, there were 96 participants in the Computervision Employee Stock Purchase Plans. The only offerings currently in process under Computervision's Employee Stock Purchase Plans will terminate no later than December 31, 1997. Except as set forth in Section 2.2 of the Computervision Disclosure Schedule, there are no equity securities of any class of Computervision, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Computervision owns, directly or indirectly through one or more Subsidiaries, there are no equity securities of any class of any Subsidiary of Computervision, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, except, in the case of certain foreign Subsidiaries, directors' qualifying shares. Except as set forth in Section 2.2 or the Computervision Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Computervision or any of its Subsidiaries is a party or by which it is bound obligating Computervision or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Computervision or any of its Subsidiaries or obligating Computervision or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth on the Computervision Disclosure Schedule, there are no registration rights and, to the knowledge of Computervision, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Computervision or with respect to any equity security of any class of any of its Subsidiaries.

  2.4. AUTHORITY.

    (a) Computervision has all requisite corporate power and authority to enter into this Agreement and the Computervision Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Computervision Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Computervision, subject only to the adoption of this Agreement by Computervision's stockholders and the filing and recording of the Certificate of Merger pursuant to Delaware Law. Computervision's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of the Computervision Common Stock. This Agreement and the Computervision Stock Option Agreement have been duly executed and delivered by Computervision. Each of the Computervision Stock Option Agreement and, assuming the due authorization, execution and delivery by Parametric and Merger Sub, this Agreement constitute the valid and binding obligation of Computervision, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement and the Computervision Stock Option Agreement by Computervision do not, and the performance of this Agreement and the Computervision Stock Option Agreement by Computervision will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Computervision or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the adoption by Computervision's stockholders of this Agreement as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Computervision or any of its Subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Computervision or any Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Computervision or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Computervision or any of its Subsidiaries is a party or by which Computervision or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Computervision Material Adverse Effect. The Computervision Disclosure Schedule lists all material consents, waivers and approvals under any of Computervision's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which would not have a Computervision Material Adverse Effect.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to Computervision in connection with the execution and delivery of this Agreement or the Computervision Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.20) with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of a Current Report on Form 8-K with the SEC, (iv) the filing with the United States Department of Justice and the Federal Trade Commission of such forms as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Computervision Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger.

  2.5. SECTION 203 OF DELAWARE LAW NOT APPLICABLE. The Board of Directors of Computervision has taken all actions so that the restrictions contained in
Section 203 of Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Computervision Stock Option Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

  2.6. SEC FILINGS; COMPUTERVISION FINANCIAL STATEMENTS.

    (a) Computervision has filed all forms, reports and documents required to be filed with the SEC since January 1, 1996, and has made available to Parametric such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Computervision may file after the date hereof until the Closing) are referred to herein as the "Computervision SEC Reports." As of their respective dates, the Computervision SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Computervision SEC Reports, and (ii) did not or will not at the time they were or are filed (or if amended or superseded by a filing prior to the Closing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. None of Computervision's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Computervision SEC Reports (the "Computervision Financials"), including any Computervision SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present, in all material respects, the consolidated financial position of Computervision and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Computervision, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Computervision contained in Computervision's SEC Report as of September 28, 1997 is hereinafter referred to as the "Computervision Balance Sheet." Except as disclosed in the Computervision Financials or the Computervision Disclosure Schedule and except for obligations under this Agreement or the Computervision Stock Option Agreement, neither Computervision nor any of its Subsidiaries has (i) any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Computervision and its Subsidiaries taken as a whole, except liabilities (x) provided for in the Computervision Balance Sheet, (y) incurred since the date of the Computervision Balance Sheet in the ordinary course of business consistent with past practices or
  (z) incurred in connection with the transactions contemplated hereby, nor
  (ii) any other liabilities reasonably likely to have a Computervision Material Adverse Effect.

    (c) Computervision has previously furnished to Parametric a complete and correct copy of any amendments or modifications, that have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Computervision with the SEC pursuant to the Securities Act or the Exchange Act.

  2.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Computervision Disclosure Schedule, since September 28, 1997, there has not occurred any Computervision Material Adverse Effect other than as disclosed in the Computervision SEC Reports filed before the date hereof and there has not been, occurred or arisen any:

    (a) transaction by Computervision or its Subsidiaries except in the ordinary course of business as conducted on the date of the Computervision Balance Sheet and consistent with past practices;

    (b) amendments or changes to the Certificate of Incorporation or Bylaws of Computervision;

    (c) individual capital expenditure or commitment, or series of related capital expenditure or commitments, by Computervision or its Subsidiaries outside the ordinary course of business exceeding $250,000;

    (d) destruction of, damage to or loss of any assets material to the business of Computervision and its Subsidiaries taken as a whole (whether or not covered by insurance);

    (e) material adverse change in a material customer relationship, including without limitation any cancellation or termination or notice of cancellation or termination by any material customer of its relationship or a material portion of its relationship with Computervision or any of its Subsidiaries or any material decrease or planned decrease in the usage or purchase of the products or services of Computervision or any of its Subsidiaries by any such customer from that reasonably expected by Computervision at the date of this Agreement.

    (f) labor trouble or claim of wrongful discharge (except for such claims as would not reasonably be expected to result in potential damages greater than $250,000) or other unlawful labor practice or action that would have a Computervision Material Adverse Effect ;

    (g) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Computervision;

    (h) material revaluation by Computervision or its Subsidiaries of any of its assets;

    (i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of Computervision, or any direct or indirect redemption, purchase or other acquisition by Computervision of any of its capital stock;

    (j) increase in the salary or other compensation payable or to become payable to any of its (i) officers or directors or (ii) employees or advisors receiving, after such increase, annualized compensation in excess of $100,000 per year, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as disclosed in the Computervision Disclosure Schedule or otherwise contemplated by this Agreement and except for increases, payments or commitments in the ordinary course of business and consistent with past practices;

    (k) sale, lease, license or other disposition of any of the assets or properties of Computervision or its Subsidiaries, except in the ordinary course of business;

    (l) amendment or termination of any material contract, agreement or license to which Computervision or any of its Subsidiaries is a party or by which it is bound except for amendments in the ordinary course of business or terminations pursuant to the terms of the contract, agreement or license and not as a result of any breach, and except for amendments or terminations described in Section 2.7(e);

    (m) loan by Computervision or any of its Subsidiaries to any person or entity, incurring by Computervision or any Subsidiary of any indebtedness (except for indebtedness in amounts described in Section 2.18(d) of the Computervision Disclosure Schedule incurred under existing credit lines or arrangements set forth in Section 2.18(d) of the Computervision Disclosure Schedule), guaranteeing by Computervision or any Subsidiary of any indebtedness, issuance or sale of any debt securities of Computervision or any Subsidiary or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

    (n) waiver or release of any material right or claim of Computervision or any of its Subsidiaries, including any write-off or other compromise of any account receivable of Computervision or any Subsidiary other than in the ordinary course of business and consistent with past practices;

    (o) change in pricing or royalties set or charged by Computervision or its subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Computervision or any of its Subsidiaries other than in the ordinary course of business and consistent with past practices; or

    (p) commitment, understanding or agreement by Computervision or any of its Subsidiaries or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (o) (other than this Agreement).

  2.8. TAXES.

    (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

      (i) Computervision and each of its Subsidiaries as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") then due relating to any and all Taxes concerning or attributable to Computervision or such Subsidiary or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the Computervision Balance Sheet.

      (ii) Computervision and each of its Subsidiaries as of the Effective
    Time: (A) will have paid or accrued all Taxes set forth on its Returns, and (B) will have withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

      (iii) Neither Computervision nor any of its Subsidiaries is delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Computervision or any of its Subsidiaries, nor has Computervision or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (iv) Other than the audits set forth in the Computervision Disclosure Schedule, no audit or other examination of any Return of Computervision is currently in progress, nor has Computervision or any Subsidiary been notified of any request for such an audit or other examination.

      (v) Computervision and its Subsidiaries did not have, as of September 28, 1997, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Computervision Balance Sheet, and neither Computervision nor any of its Subsidiaries has incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

      (vi) Computervision has made available to Parametric copies of all federal and state income and all state sales and use Tax Returns for all periods since December 31, 1987.

      (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of Computervision or any Subsidiary relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

      (viii) Neither Computervision nor any Subsidiary has received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of Computervision or any Subsidiary.

      (ix) None of Computervision's or its Subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

      (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Computervision or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

      (xi) Neither Computervision nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
    Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as defined in Section 341(f)(4) of the Code) owned by Computervision or such Subsidiary.

      (xii) Neither Computervision nor any of its Subsidiaries is a party to a tax sharing or allocation agreement nor does Computervision or any Subsidiary owe any amount under any such agreement.

      (xiii) Neither Computervision nor any of its Subsidiaries is or has been at any time during the period specified in Section
    897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

      (xiv) For a period of two (2) years following each reported ownership change, as defined in Section 382(g) of the Code, Computervision and its Subsidiaries have continued a significant line of their historic business within the meaning of Treasury Regulation Section 1.368-1(d)(3).

      (xv) Neither Computervision nor any Subsidiary has agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

  2.9. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Computervision or any of its Subsidiaries is a party or, to the knowledge of Computervision, otherwise binding upon Computervision or its Subsidiaries, that has or reasonably could be expected to have the effect of prohibiting or impairing in a material way any business practice of Computervision or any Subsidiary, any acquisition of property (tangible or intangible) by Computervision or its Subsidiaries or the conduct of business by Computervision and its

Subsidiaries. Without limiting the foregoing, neither Computervision nor any of its Subsidiaries has entered into any agreement under which Computervision or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, and to the best of Computervision's knowledge neither Computervision nor any Subsidiary has granted any exclusive rights with respect to any of its products to any other person.

  2.10. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

    (a) Neither Computervision nor any of its Subsidiaries own any real property. Section 2.10(a) of the Computervision Disclosure Schedule lists all real property leases to which Computervision or any of its Subsidiaries is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $250,000.

    (b) Computervision and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their business, and such properties and assets, as well as all other properties and assets of Computervision and its Subsidiaries, whether tangible or intangible, are free and clear of any Liens, except as reflected in Computervision Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  2.11. INTELLECTUAL PROPERTY.

    (a) Computervision and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are (i) required or reasonably necessary for the conduct of business of Computervision or its Subsidiaries as currently conducted or (ii) under development for such business, in either case the absence of which, individually or in the aggregate, would have a Computervision Material Adverse Effect (collectively, the "Computervision Intellectual Property Rights").

    (b) The Computervision Disclosure Schedule sets forth a list of all federal, state and foreign patents, registered copyrights, registered trademarks, and any applications therefor, and specifies, where applicable, the jurisdictions in which each such Computervision Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The Computervision Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which Computervision or any of its Subsidiaries is a party and pursuant to which Computervision, any of its Subsidiaries or any other person is authorized to use or license the use of any (i) Computervision Intellectual Property Right (excluding licenses granted to customers or distributors in the ordinary course of business) or trade secret of Computervision or any Subsidiary and (ii) third party patents, copyrights, trademarks, and applications for registration thereof, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are, are incorporated in, or form a part of any Computervision Intellectual Property. The execution and delivery of this Agreement by Computervision, and the consummation of the transactions contemplated hereby, will neither cause Computervision or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in the Computervision Disclosure Schedule, Computervision or a Subsidiary (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the

  Computervision Intellectual Property Rights, or (ii) is a licensee of the Computervision Intellectual Property Rights under valid and binding license agreements listed in the Computervision Disclosure Schedule.

    (c) No claims with respect to Computervision Intellectual Property Rights have been asserted in writing or are, to Computervision's knowledge, threatened by any person, (i) to the effect that the manufacture, sale, licensing or use of any of the products of Computervision or its Subsidiaries infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by Computervision or any Subsidiary of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Computervision's or its Subsidiaries' business as currently conducted or under development for use in such business, or (iii) challenging the ownership by Computervision or a Subsidiary, or the validity or effectiveness, of any of Computervision Intellectual Property Rights. All registered copyrights held by Computervision or any Subsidiary that are material to the business of Computervision and its Subsidiaries taken as a whole are valid and subsisting. To Computervision's knowledge, neither Computervision nor any Subsidiary has infringed, and the business of Computervision and its Subsidiaries does not infringe, any copyright, patent, trade secret or other proprietary right of any third party. To Computervision's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Computervision Intellectual Property Rights by any third party, including any employee or former employee of Computervision or any Subsidiary. No Computervision Intellectual Property Right or product of Computervision or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Computervision or its subsidiaries. Substantially all persons who are now, or within the last five years have been, employees, consultants or contractors of Computervision and its Subsidiaries have executed proprietary information and confidentiality agreements substantially in Computervision's standard forms.

  2.12. COMPLIANCE; PERMITS; RESTRICTIONS.

    (a) Neither Computervision nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Computervision or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Computervision or any of its Subsidiaries is a party or by which Computervision or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that would not have a Computervision Material Adverse Effect.

    (b) Computervision and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Computervision and its Subsidiaries taken as a whole (collectively, the "Computervision Permits"). Computervision and its Subsidiaries are in compliance with the terms of Computervision Permits, except where the failure to so comply would not have a Computervision Material Adverse Effect.

  2.13. LITIGATION. Except as set forth in the Computervision Disclosure Schedule, there is no action, suit or proceeding of any nature pending or to Computervision's knowledge threatened against Computervision or any of its Subsidiaries, or any of their respective properties, officers or directors, in their respective capacities as such (i) involving Computervision Intellectual Property Rights or in which injunctive or other equitable relief or damages in excess of $100,000 are or are reasonably likely to be sought against Computervision or any Subsidiary or that could otherwise result in a Computervision Material Adverse Effect or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. Except as set forth in Schedule 2.13, to Computervision's knowledge, there is no investigation pending or threatened against Computervision or any of its Subsidiaries, their respective properties or any of their respective officers or directors by or before any Governmental Entity that would have a Computervision Material Adverse Effect. Schedule 2.13 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the knowledge of Computervision, no Governmental Entity has at any time challenged or questioned in writing the legal right of Computervision or any Subsidiary to manufacture, offer or sell any of its products in the present manner or style thereof.

  2.14. BROKERS' AND FINDERS' FEES. Except for fees payable to Hambrecht & Quist LLC and Eugene Freedman disclosed to Parametric, Computervision has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.15. EMPLOYEE BENEFIT PLANS; EMPLOYMENT MATTERS.

    (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.15(a)(i) below (which definition shall apply only to this Section 2.15), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity controlled by or under common control with Computervision within the meaning of
    Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

      (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (iii) "Computervision Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, deferred compensation, incentive compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Computervision or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which Computervision or any Affiliate has or may have any material liability contingent or otherwise;

      (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of Computervision or any Affiliate;

      (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Computervision or any Affiliate and any Employee or consultant;

      (vi) "IRS" shall mean the Internal Revenue Service;

      (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) that is a "multiemployer plan" as defined in Section 3(37) of ERISA; and

      (viii) "Pension Plan" shall refer to each Computervision Employee Plan that is an "employee pension benefit plan" within the meaning of
    Section 3(2) of ERISA.

    (b) Schedule. The Computervision Disclosure Schedule contains an accurate and complete list of each Computervision Employee Plan and each Employee Agreement. Except as may be set forth on the Computervision Disclosure Schedule, neither Computervision nor any Affiliate has any plan or commitment, whether legally binding or not, to establish any new Computervision Employee Plan or Employee Agreement, to modify any Computervision Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Computervision Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parametric in writing, or as required by this Agreement), or to enter into any Computervision Employee Plan or Employee Agreement.

    (c) Documents. Computervision has provided or made available to Parametric true and complete copies of (i) all documents comprising each written Computervision Employee Plan and each Employment Agreement, including all amendments thereof and any trust agreements, insurance contracts, and other funding agreements; (ii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Computervision Employee Plan or related trust;

  (iii) the most recent actuarial reports prepared for each of the Computervision Employee Plans for which such report is required or was prepared and the most recent certified financial statements for each of the Computervision Employee Plans for which such report is required or was prepared; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Computervision Employee Plan; (v) all IRS determination letters and rulings relating to Computervision Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Computervision Employee Plan; (vi) all communications material to any Employee or Employees relating to any Computervision Employee Plan and any proposed Computervision Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Computervision or any Affiliate; and
  (vii) all registration statements and prospectuses prepared in connection with each Computervision Employee Plan.

    (d) Employee Plan Compliance. Except as set forth on the Computervision Disclosure Schedule, (i) Computervision and each Affiliate has performed in all material respects all obligations required to be performed by it under each Computervision Employee Plan, and each Computervision Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Computervision Employee Plan for which no exemption exists under Section 4975(c) or (d) of the Code or Section 408 of ERISA that would have a Computervision Material Adverse Effect; (iii) there are no actions, suits or claims pending, or, to the knowledge of Computervision, threatened or anticipated (other than routine claims for benefits or actions seeking qualified domestic relations orders) against any Computervision Employee Plan or against the assets of any Computervision Employee Plan; (iv) each Computervision Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Computervision, Parent or any of its Affiliates (other than for ordinary administration expenses typically incurred in a termination event and benefits accrued through the effective date of such amendment, termination or discontinuance not materially in excess of those provided for in the Computervision Financials); (v) there are no inquiries or proceedings pending or, to the knowledge of Computervision or any affiliates, threatened by the IRS or DOL with respect to any Computervision Employee Plan; (vi) neither Computervision nor any Affiliate is subject to any material penalty or tax with respect to any Computervision Employee Plan under Section 406(i) of ERISA or Section 4975 through 4980 of the Code; (vii) all contributions, premiums or other payments due from Computervision or its Affiliates with respect to any Computervision Employee Plan have been fully paid or adequately provided for on Computervision's audited financial statements; and (viii) all reports required by any governmental agency to be filed with respect to each Computervision Employee Plan since January 1, 1995 have been timely filed except where the failure to be so timely filed would not have a Computervision Material Adverse Effect.

    (e) Pension Plan Qualification Funding.

      (i) With respect to each Pension Plan which is intended to be qualified under Section 401(a) of the Code, each such Pension Plan has received a favorable determination as to its qualification from the IRS and nothing has occurred, whether by action or failure to act, which would case the loss of such qualification.

      (ii) The financial statements of Computervision reflect all employee benefit liabilities of Computervision in a manner satisfying the requirements of FAS 87 and 88.

      (iii) With respect to each Pension Plan that is subject to the provisions of Title I, Subtitle B, part 3 of ERISA, the funding method used in connection with such Pension Plan is acceptable under ERISA, and the actuarial assumptions used in connection with funding such Pension Plan are, in the aggregate, reasonable. No such Pension Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

    (f) Multiemployer Plans. At no time has Computervision or any Affiliate contributed to or been required to contribute to any Multiemployer Plan.

    (g) No Post-Employment Obligations. Except as set forth in the Computervision Disclosure Schedule, no Computervision Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except for benefits accrued through the date of termination and as may be required by statute, and neither Computervision or any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

    (h) Effect of Transaction.

      (i) Except as set forth on the Computervision Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Computervision Employee Plan, Employee Agreement, trust or loan or applicable law that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) Except as set forth on the Computervision Disclosure Schedule, no payment or benefit that will be made by Computervision or any Affiliate with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

    (i) Funded Welfare Benefit Plans. Each Computervision Employee Plan which is maintained in connection with any trust or other arrangement described in Section 501(c)(9) of the Code or is otherwise funded within the meaning of Section 419 of the Code has received a favorable ruling as to its tax-exempt status and nothing has occurred, whether by action or failure to act, which would cause the loss of such tax-exempt status.

    (j) Employment Matters. Computervision and each of its Subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

    (k) Labor. No work stoppage or labor strike against Computervision or any of its Subsidiaries is pending or, to the best knowledge of Computervision, threatened. Except as set forth in the Computervision Disclosure Schedule, neither Computervision nor any of its Subsidiaries is involved in or, to the best knowledge of Computervision, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Computervision or the Surviving Corporation. Neither Computervision nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, individually or in the aggregate, directly or indirectly have a Material Adverse Effect on Computervision or the Surviving Corporation. Except as set forth in the Computervision Disclosure Schedule, neither Computervision nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, (i) any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Computervision or any of its Subsidiaries or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to the transactions contemplated hereby.

  2.16. EMPLOYEES. To Computervision's knowledge, no employee of Computervision or any of its Subsidiaries at or above the director level (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Computervision or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Computervision or such Subsidiary or to the use of trade secrets or proprietary information of others or (ii) has given notice to Computervision or any Subsidiary, nor is Computervision otherwise aware, that any such employee intends to terminate his or her employment with Computervision or any Subsidiary except for terminations of a nature and number that are consistent with Computervision's prior experience.

  2.17. ENVIRONMENTAL MATTERS.

    (a) Hazardous Material. To Computervision's knowledge, no underground storage tanks are present under any property that Computervision or its Subsidiaries have at any time owned or occupied. No material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, hazardous or otherwise to pose an unreasonable danger to human health or the environment, including, without limitation, PCBs, friable asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office, maintenance, shipping and janitorial supplies, are present as a result of the actions of Computervision or any of its Subsidiaries, or, to the knowledge of Computervision, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Computervision or any of its Subsidiaries has at any time owned, operated, occupied or leased. The Computervision Disclosure Schedule lists all locations that Computervision or any Subsidiary formerly owned or leased where, to Computervision's knowledge, Hazardous Materials are present in a volume or concentration that would reasonably be expected to have a Computervision Material Adverse Effect.

    (b) Hazardous Materials Activities. Neither Computervision nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Computervision or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity which would reasonably be expected to have a Computervision Material Adverse Effect.

    (c) Permits. Computervision and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Computervision Environmental Permits") necessary for the conduct of Computervision's and its Subsidiaries' Hazardous Material Activities and other businesses of Computervision and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Computervision Material Adverse Effect.

    (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Computervision's knowledge, threatened concerning any Computervision Environmental Permit, Hazardous Material in, on or under any property owned or leased by Computervision or any of its Subsidiaries or any Hazardous Materials Activity of Computervision or any of its Subsidiaries. Computervision is not aware of any fact or circumstance that could involve Computervision or any of its Subsidiaries in any environmental litigation that would reasonably be expected to have a Computervision Material Adverse Effect or impose upon Computervision or any of its Subsidiaries any material environmental liability.

  2.18. AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as identified in the Computervision Disclosure Schedule or filed as exhibits to the Computervision SEC Reports, neither Computervision nor any of its Subsidiaries is a party to or is bound by:

    (a) any agreement, contract or commitment containing any covenant limiting the freedom of Computervision or any of its Subsidiaries to engage in any line of business or compete with any person;

    (b) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $250,000 and not cancelable without penalty;

    (c) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than Computervision's wholly-owned subsidiaries);

    (d) any mortgages, indentures, loans or credit agreements, security agreements relating to a material amount of assets or other agreements or instruments relating to the borrowing of money or extension of credit; or

    (e) any other agreement, contract or commitment (excluding real and personal property leases) which requires annual payments by Computervision or any of its Subsidiaries under any such agreement, contract or commitment of $500,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

  Neither Computervision nor any of its Subsidiaries, nor to Computervision's knowledge any other party to a Computervision Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Computervision or any Subsidiary is a party or by which it is bound of the type described in clauses
(a) through (e) above (any such agreement, contract or commitment, a "Computervision Contract") in such a manner as would permit any other party to cancel or terminate any such Computervision Contract, or would permit any other party to seek damages, which would have a Computervision Material Adverse Effect.

  2.19. CHANGE OF CONTROL PAYMENTS. The Computervision Disclosure Schedule sets forth each plan or agreement pursuant to which any amount may become payable (whether currently or in the future) to current or former officers and directors of Computervision as a result of or in connection with the Merger.

  2.20. STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Computervision for inclusion in the Registration Statement on Form S-4 to be filed to register under the Securities Act the Parametric Common Stock issuable pursuant to Section 1.6 (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Computervision for inclusion in the proxy statement/prospectus to be sent to the stockholders of Computervision in connection with the meeting of Computervision's stockholders to consider the adoption of this Agreement and approval of the Merger (the "Computervision Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Computervision's stockholders and at the time of the Computervision Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Computervision Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Computervision or any of its affiliates, officers or directors should be discovered by Computervision which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement,

Computervision shall promptly inform Parametric. Notwithstanding the foregoing, Computervision makes no representation or warranty with respect to any information supplied by Parametric or Merger Sub that is contained in any of the foregoing documents.

  2.21. BOARD APPROVAL. The Board of Directors of Computervision has, as of the date of this Agreement, determined unanimously (i) that the Merger is fair to, and in the best interests of Computervision and its stockholders, and (ii) to recommend that the stockholders of Computervision approve this Agreement.

  2.22. FAIRNESS OPINION. Computervision has received an opinion from Hambrecht & Quist LLC, dated as of the date hereof, to the effect that as of the date hereof, the consideration to be received by Computervision's stockholders in the Merger is fair from a financial point of view and will deliver to Parametric a copy of such written opinion.

  2.23. MINUTE BOOKS. The minute books of Computervision made available to Parametric are the only minute books of Computervision, and the minutes contain a reasonably accurate record of all actions taken in all meetings of directors (or committees thereof) and stockholders or all actions by written consent.

                                  ARTICLE III

          Representations and Warranties of Parametric and Merger Sub

  Parametric and Merger Sub represent and warrant to Computervision, subject to the exceptions specifically disclosed in the disclosure schedule supplied by Parametric to Computervision (the "Parametric Disclosure Schedule"), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement to which they refer, as follows:

  3.1. ORGANIZATION OF PARAMETRIC. Parametric and each of its material Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Parametric Material Adverse Effect (as defined below). Parametric has delivered or made available a true and correct copy of the Articles of Organization and Bylaws of Parametric, each as amended to date, to Computervision. The term "Parametric Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is, or that would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Parametric and its Subsidiaries taken as a whole; provided, however, that neither (i) an adverse change in or effect on the market price of Parametric Common Stock nor (ii) a failure of quarterly results of operations to meet generally analysts' expectations as reflected in the First Call consensus estimate shall be deemed to constitute a "Parametric Material Adverse Effect."

  3.2. PARAMETRIC CAPITAL STRUCTURE. The authorized capital stock of Parametric consists of 350,000,000 shares of Common Stock, par value $0.01 per share, of which there were 127,936,236 shares issued and outstanding as of October 31, 1997 and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and are held by Parametric. All outstanding shares of Parametric Common Stock are duly authorized, validly issued, and fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Organization or Bylaws of Parametric or any agreement or document to which Parametric is a party or by which it is bound. All of the shares of Parametric Common Stock to be issued in the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

  3.3. AUTHORITY.

    (a) Each of Parametric and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parametric and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Parametric and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Computervision, this Agreement constitutes the valid and binding obligations of each of Parametric and Merger Sub, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by each of Parametric and Merger Sub do not, and the performance of this Agreement by each of Parametric and Merger Sub will not, (i) conflict with or violate the Articles of Organization or Bylaws of Parametric or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parametric or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parametric's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parametric or any of its Subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parametric or any of its Subsidiaries is a party or by which Parametric or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and
  (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Parametric Material Adverse Effect. The Parametric Disclosure Schedule lists all material consents, waivers and approvals under any of Parametric's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which would not have a Parametric Material Adverse Effect.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parametric or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of a Current Report on Form 8-K with the SEC,
  (iv) the filing with the United States Department of Justice and the Federal Trade Commission of such forms as may be required by the HSR Act,
  (v) the listing of the Parametric Common Stock issuable pursuant to Section
  1.6 on the Nasdaq Stock Market, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Parametric Material Adverse Effect or a material adverse effect on the ability of Parametric or Merger Sub to consummate the Merger.

  3.4. SEC FILINGS; PARAMETRIC FINANCIAL STATEMENTS.

    (a) Parametric has filed all forms, reports and documents required to be filed with the SEC since October 1, 1996, and has made available to Computervision such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parametric may file after the date hereof until the Closing) are referred to herein as the "Parametric SEC Reports." As of their respective dates, the Parametric SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parametric SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parametric's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parametric SEC Reports (the "Parametric Financials"), including any Parametric SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present, in all material respects, the consolidated financial position of Parametric and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parametric contained in Parametric SEC Reports as of June 28, 1997 is hereinafter referred to as the "Parametric Balance Sheet." Except as disclosed in the Parametric Financials or obligations under this Agreement, neither Parametric nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parametric and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parametric Balance Sheet, (ii) incurred since the date of the Parametric Balance Sheet in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated hereby.

    (c) Parametric has heretofore furnished to Computervision a complete and correct copy of any amendments or modifications, that have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Parametric with the SEC pursuant to the Securities Act or the Exchange Act.

  3.5. LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parametric or any of its Subsidiaries has received any notice of assertion nor, to Parametric's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parametric or any of its Subsidiaries that would have a Parametric Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

  3.6. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Parametric for inclusion in the Registration Statement (as defined in Section 2.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parametric for inclusion in the Proxy Statement to be sent to the stockholders of Computervision in connection with the Computervision Stockholders' Meeting shall not, on the date the Proxy Statement is first mailed to Computervision's stockholders, and at the time of the Computervision Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Computervision Stockholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with applicable provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parametric or any of its affiliates, officers or directors should be discovered by Parametric that should be set forth in an amendment to the Registration

Statement or a supplement to the Proxy Statement, Parametric shall promptly inform Computervision. Notwithstanding the foregoing, Parametric makes no representation or warranty with respect to any information supplied by Computervision that is contained in any of the foregoing documents.

  3.7. INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

  3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 28, 1997 to the date of this Agreement, there has not occurred any Parametric Material Adverse Effect, nor (i) any amendment to Parametric's Articles of Organization or Bylaws, (ii) any material change in accounting methods or practices by Parametric, (iii) any material revaluation by Parametric or any of its Subsidiaries of any of its assets, or (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Parametric Common Stock, or direct or indirect redemption, purchase or other acquisition by Parametric of any of its capital stock (other than pursuant to Parametric's previously announced stock repurchase program or in connection with the exercises of stock options).

                                  ARTICLE IV

                      Conduct Prior to the Effective Time

  4.1. CONDUCT OF BUSINESS BY COMPUTERVISION AND PARAMETRIC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Computervision (which for the purposes of this Article IV shall include Computervision and each of its Subsidiaries) and Parametric (which for the purposes of this Article IV shall include Parametric and each of its material Subsidiaries) agree, except (i) in the case of Computervision as provided in
Article IV of the Computervision Disclosure Schedule and in the case of Parametric as provided in Article IV of the Parametric Disclosure Schedule,
(ii) as otherwise contemplated by this Agreement, or (iii) to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

  4.2. CERTAIN ACTIONS BY COMPUTERVISION. In addition, notwithstanding Section
4.1 above, without the prior written consent of Parametric, Computervision shall not do any of the following, nor shall Computervision permit its Subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances, agreements to create standards or agreements with "Standards" bodies;

    (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parametric, or adopt any new severance plan;

    (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Computervision Intellectual Property Rights, or enter into grants to future patent rights, in each case other than in the ordinary course of business;

    (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (f) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan;

    (g) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the grant of options ("New Options") to purchase up to 200,000 shares of Computervision Common Stock on terms consistent with Computervision's policies and past practices; provided that no single individual shall receive more than one grant of New Options and no such grant shall be for more than 5,000 shares, and (ii) the issuance of shares of Computervision Common Stock pursuant to (A) the exercise of stock options therefor outstanding as of the date of this Agreement and disclosed on the Computervision Disclosure Schedule, (B) the New Options, (C) the Computervision Employee Stock Purchase Plans, consistent with the terms thereof, and (D) the 1993 Warrant(s);

    (h) Cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any Subsidiaries other than with respect to the Subsidiaries, amendments necessary to conform to actions taken in the ordinary course of business);

    (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets;

    (j) Sell, lease, license (except as permitted by Section 4.2(d)), encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Computervision;

    (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities identified in
  Section 4.2(k) of Computervision's Disclosure Schedule in accordance with their existing terms in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Computervision or guarantee any debt securities of others;

    (l) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee (including without limitation pursuant to the 1997 Management Incentive Plan), or increase the salaries or wage rates of (i) its officers or (ii) other than in the ordinary course of business, its employees whose annualized compensation following such increase would exceed $100,000; provided that Computervision may base payments under the Management Retention Agreements upon the average of the bonuses paid in 1995 and 1996;

    (m) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business;

    (n) Make any grant of exclusive rights to any third party or grant any site license to any customer, except for site licenses granted in the ordinary course of business for not more than 500 seats and having a contract value of not more than $4,000,000;

    (o) Make any individual capital expenditure or commitment, or series of related capital expenditures or commitments, outside the ordinary course of business exceeding $250,000;

    (p) Commence any legal action outside the ordinary course of business that could expose Computervision or the Surviving Corporation or any of its Subsidiaries directly or indirectly to any material liability as a result of any counterclaim or cross-claim or otherwise; or

    (q) Agree in writing or otherwise to take any of the actions described in this Section 4.2.

                                   ARTICLE V

                             Additional Agreements

  5.1. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS. As promptly as practicable after the execution of this Agreement and with reasonable efforts to do so within five business days thereafter, Computervision will prepare and file with the SEC the Proxy Statement and Parametric will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Computervision and Parametric will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Computervision will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Computervision and Parametric will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Computervision or Parametric, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Computervision, such amendment or supplement. The Proxy Statement will also include the recommendations of the Board of Directors of Computervision in favor of approval of this Agreement (except that the Board of Directors of Computervision may withdraw, modify or refrain from making such recommendation to the extent that the Board determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so).

  5.2. MEETING OF COMPUTERVISION STOCKHOLDERS. Promptly after the date hereof, Computervision will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Computervision Stockholders' Meeting to be held as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Unless otherwise required by the fiduciary duties of the Computervision Board of Directors, Computervision will use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals.

  5.3. ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    (b) The parties acknowledge that Computervision and Parametric have previously executed a Confidentiality and Evaluation Agreement, dated October 24, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as is necessary to comply with the terms of this Agreement.

  5.4. NO SOLICITATION.

    (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Computervision and its Subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Parametric and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Computervision or any of its Subsidiaries to, or afford any access to the properties, books or records of Computervision or any of its Subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parametric and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Computervision. For the purposes of this Agreement, an "Acquisition Proposal" means (x) any proposal or offer (other than one with or relating to Parametric or an affiliate thereof) relating to (i) any merger, consolidation, sale of substantial assets of Computervision or similar transactions involving Computervision or any Subsidiary (other than sales of assets or inventory in the ordinary course of business or permitted under the terms of this Agreement), (ii) sale of 10% or more of the outstanding shares of capital stock of Computervision (including without limitation by way of a tender offer or an exchange offer), or (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of Computervision (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (y) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Computervision will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Computervision will orally and in writing in reasonable detail (i) notify Parametric as promptly as practicable (and in any event within one business day) if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable (and in any event within one business day) notify Parametric of the applicable terms and conditions of any such Acquisition Proposal (including the identity of the person making such Acquisition Proposal) and of any modification thereof or any proposed agreement. Computervision shall promptly furnish to Parametric copies of any written communications or documents received with respect to the foregoing and promptly and fully inform Parametric in writing of the nature and status of any discussions or negotiations regarding the foregoing. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Computervision and its Subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parametric); provided, however, that nothing herein shall prohibit Computervision's Board of Directors from taking and disclosing to Computervision's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

    (b) Notwithstanding the provisions of paragraph (a) above, prior to the approval of this Agreement by the stockholders of Computervision at the Computervision Stockholders' Meeting, Computervision may, to the extent the Board of Directors of Computervision determines, in good faith, based upon the advice of outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group has delivered to Computervision in writing an unsolicited bona fide Acquisition Proposal that the Board of Directors of Computervision in its good faith reasonable judgment determines, based on the advice of its independent financial advisors, would result in a transaction more favorable to the stockholders of Computervision from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Computervision (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Computervision Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, Computervision may refer any third party to this
  Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Computervision receives a Computervision Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Computervision from approving such Computervision Superior Proposal, or recommending such Computervision Superior Proposal to Computervision's stockholders, if the Board determines in good faith, based on the advice of its outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Computervision may withdraw, modify or refrain from making its recommendation concerning the approval of this Agreement; provided, however, that Computervision shall not accept or recommend to its stockholders, or enter into any agreement concerning, a Computervision Superior Proposal for a period of not less than 48 hours after Parametric's receipt of a copy of such Computervision Superior Proposal and any proposed agreement related thereto (or a description of the applicable terms and conditions thereof, if not in writing).

    (c) Notwithstanding anything to the contrary in this Section 5.4, Computervision will not provide any non-public information to a third party unless: (i) Computervision provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to Parametric.

  5.5. PUBLIC DISCLOSURE. Parametric and Computervision will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market.

  5.6. LEGAL REQUIREMENTS.

    (a) Each of Parametric, Merger Sub and Computervision will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Parametric will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parametric Common Stock pursuant hereto. Computervision will use its commercially reasonable efforts to assist Parametric as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parametric Common Stock pursuant hereto.

    (b) As soon as practicable, and in any event within five business days, after execution of this Agreement, each of Parametric and Computervision shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act, which fillings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Parametric and Computervision shall cooperate fully with the other in connection with the preparation of such filings and shall use best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Merger under the HSR Act without any materially burdensome conditions or any divestiture. Filing fees required to be paid in connection with the premerger notification pursuant to the HSR Act shall be borne and paid by Parametric.

  5.7. THIRD PARTY CONSENTS. As soon as practicable following the date hereof, each of Computervision and Parametric will use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.8. FIRPTA. At or prior to the Closing, Computervision, if requested by Parametric, shall deliver to the IRS a notice that the Computervision Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

  5.9. NOTIFICATION OF CERTAIN MATTERS. Parametric and Merger Sub will give prompt notice to Computervision, and Computervision will give prompt notice to Parametric, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Parametric and Merger Sub or Computervision, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

  5.10. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Parametric and Computervision under this Agreement, each of the parties to this Agreement will use its best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall require Parametric to agree to any materially burdensome condition or any divestiture in order to obtain any clearance for the Merger under the HSR Act.

  5.11. STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

    (a) At the Effective Time, each outstanding option to purchase shares of Computervision Common Stock (each a "Computervision Stock Option") under the Computervision Stock Option Plans, whether or not exercisable, will be assumed by Parametric. Each Computervision Stock Option so assumed by Parametric under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Computervision Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Computervision Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parametric Common Stock equal to the product of the number of shares of Computervision Common Stock that were issuable upon exercise of such Computervision Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parametric Common Stock, and (ii) the per share exercise price for the shares of Parametric Common Stock issuable upon exercise of such assumed Computervision Stock Option will be equal to the quotient determined by dividing the exercise price per share of Computervision Common Stock at which such Computervision Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parametric will issue to each holder of an outstanding Computervision Stock Option a notice describing the foregoing assumption of such Computervision Stock Option by Parametric.

    (b) It is the intention of the parties that Computervision Stock Options assumed by Parametric qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Computervision Stock Options qualified as incentive stock options immediately prior to the Effective Time; and that notwithstanding anything contained in Section 1.6(c) or Section 5.11 hereof, or any other provision of this Agreement, the exercise price, the number of shares purchasable and the terms and conditions applicable to any Computervision Stock Options shall be determined so as to comply with Sections 422 and 424 of the Code and the regulations promulgated thereunder.

    (c) The Board of Directors of Computervision shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Computervision Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Parametric shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Parametric Common Stock under the Computervision Stock Options (as converted pursuant to this Section 5.11) for purposes of
  Section 16(b) of the Exchange Act.

    (d) Parametric will reserve sufficient shares of Parametric Common Stock for issuance under Section 5.11(a) and under Section 1.6(c) hereof.

    (e) Computervision shall not commence any offering under its Employee Stock Purchase Plans after the date hereof.

  5.12. COMPUTERVISION EMPLOYEE PLANS.

    (a) From and after the Effective Time, and subject to applicable law, Parametric shall either continue Computervision's welfare benefit plans and qualified pension plans as in effect at the Effective Time or provide to employees who were employees of Computervision at the Effective Time welfare benefits provided to similarly situated employees of Parametric. From and after the Effective Time, employees who were employees of Computervision at the Effective Time shall, to the extent permitted by the terms of the plan and applicable law, receive credit for service with Computervision (or other service credited under Computervision's plans) for purposes of eligibility and vesting levels, but not for the accrual of benefits, under the Parametric welfare benefit and 401(k) Plans, and all preexisting conditions to which any such employees are subject shall be waived, and credit toward deductibles shall be carried over, under Parametric's welfare benefit plans to the extent permitted under the applicable plans. Nothing in this Agreement shall be interpreted as preventing Parametric from amending, modifying or terminating any Computervision or Parametric Employee Plan in accordance with its terms.

    (b) Parametric agrees that during the six-month period beginning as of the Effective Time, it will provide severance pay benefits to Computervision employees who continue in employment with Parametric or the Surviving Corporation after the Effective Time which are the same as the severance pay benefits which would have been provided to such employees under the Computervision U.S. Separation Notification Policy, as effective August 19, 1991 and as amended January 18, 1994 (the "Notification Policy"), provided that Parametric may require as a condition of the payment of such benefits the execution of a general release and such nonsolicitation covenants as Parametric requires of its own employees.

  5.13. PARAMETRIC FORM S-8. Parametric agrees to file a registration statement on Form S-8 for the shares of Parametric Common Stock issuable with respect to the assumed Computervision Stock Options no later than ten (10) business days after the Closing Date and shall keep such registration statement effective for so long as any such Options remain outstanding.

  5.14. INDEMNIFICATION.

    (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the indemnification obligations of Computervision pursuant to the provisions of the Certificate of Incorporation and the Bylaws of Computervision as in effect immediately prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of

  Incorporation and Bylaws of Computervision, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors or officers of Computervision, unless such modification is required by law.

    (b) For a period of six (6) years after the Effective Time, Parametric shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Computervision's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parametric) with coverage in amount and scope at least as favorable as Computervision's existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that in no event shall Parametric or the Surviving Corporation be required to expend under this Section 5.14(b) more than an aggregate of 125% of the current annual premium expended by Computervision to provide such coverage.

  5.15. TAX-FREE REORGANIZATION. Parametric and Computervision will each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Parametric and Computervision will each make available to the other party and their respective legal counsel copies of all Returns requested by the other party. Parametric and Computervision will make such responsible representations as requested by legal counsel for the purpose of rendering the opinions contemplated by
Section 6.1(d).

  5.16. NMS LISTING. Parametric shall use its best efforts to cause the shares of Parametric Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance if applicable prior to the Effective Time.

  5.17. COMPUTERVISION AFFILIATE AGREEMENT. Set forth on Section 5.17 of the Computervision Disclosure Schedule is a list of those persons who may be deemed to be, in Computervision's reasonable judgment, affiliates of Computervision within the meaning of Rule 145 promulgated under the Securities Act (each a "Computervision Affiliate"). Computervision will provide Parametric with such information and documents as Parametric reasonably requests for purposes of reviewing such list. Computervision will use its best efforts to deliver or cause to be delivered to Parametric promptly after the date hereof from each Computervision Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "Computervision Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parametric will be entitled to place appropriate legends on the certificates evidencing any Parametric Common Stock to be received by an Computervision Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parametric Common Stock, consistent with the terms of the Computervision Affiliate Agreement.

                                  ARTICLE VI

                           Conditions to the Merger

  6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote under Delaware Law by the stockholders of Computervision.

    (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (d) Tax Opinions. Parametric and Computervision shall each have receive substantially identical written opinions from their counsel, Palmer & Dodge LLP and Hale and Dorr LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided that if the respective counsel to Parametric or Computervision does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party.

    (e) HSR and Similar Compliance. The waiting period applicable to the consummation of Merger under the HSR Act shall have expired or been terminated by the reviewing agency and any similar government requirements have been satisfied or complied with.

  6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPUTERVISION. The obligations of Computervision to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Computervision:

    (a) Representations and Warranties. The representations and warranties of Parametric and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (without regard to any updates to the Parametric Disclosure Schedules, unless otherwise agreed by Computervision), except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Parametric Material Adverse Effect (provided that any determination with regard to a Material Adverse Effect on Parametric shall be made without regard to any knowledge or materiality qualification or particular dollar threshold in any particular representation); and Computervision shall have received a certificate to such effect signed on behalf of Parametric by the Chief Executive Officer or Chief Operating Officer of Parametric;

    (b) Agreements and Covenants. Parametric and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Computervision shall have received a certificate to such effect signed on behalf of Parametric by the Chief Executive Officer or Chief Operating Officer of Parametric;

    (c) Legal Opinion. Computervision shall have received a legal opinion from Palmer & Dodge LLP, counsel to Parametric, in form reasonably satisfactory to Hale & Dorr LLP, counsel to Computervision, as to the matters set forth in Exhibit D hereto; and

    (d) Nasdaq Listing. The shares of Parametric Common Stock issuable to stockholders of Computervision pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for quotation on the Nasdaq National Market.

  6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARAMETRIC AND MERGER
SUB. The obligations of Parametric and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parametric:

    (a) Representations and Warranties. The representations and warranties of Computervision contained in this Agreement shall be true and correct on and as of the Effective Time (without regard to any updates to the Computervision Disclosure Schedules, unless otherwise agreed by Parametric), except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Computervision Material Adverse Effect (provided that any determination with regard to a Material Adverse Effect on Computervision shall be made without regard to any knowledge or materiality qualification or particular dollar threshold in any particular representation); and Parametric and Merger Sub shall have received a certificate to such effect signed on behalf of Computervision by the Chief Executive Officer or Chief Operating Officer of Computervision;

    (b) Agreements and Covenants. Computervision shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parametric shall have received a certificate to such effect signed on behalf of Computervision by the Chief Executive Officer or Chief Operating Officer of Computervision;

    (c) Legal Opinion. Parametric shall have received a legal opinion from Hale and Dorr LLP, counsel to Computervision, in form reasonably satisfactory to Palmer & Dodge LLP, counsel to Parametric, as to the matters set forth in Exhibit E hereto.

    (d) Voting Agreement. Each of the individuals and entities listed on
  Section 5.17 of the Computervision Disclosure Schedule shall have entered into a Voting Agreement with Parametric in the form attached hereto as Exhibit B, and such agreements shall be in full force and effect;

    (e) Accounting Treatment. Parametric shall have received a letter from Coopers & Lybrand L.L.P. addressed to Parametric and a copy of a letter from Arthur Andersen LLP addressed to Computervision to the effect that the Merger will qualify for pooling of interests accounting treatment.

    (f) Affiliate Agreements. Except as set forth thereon, each of the individuals and entities listed on Section 5.17 of the Computervision Disclosure Schedule shall have entered into an Affiliate Agreement, and such Agreements are in full force and effect;

    (g) Non-Competition Agreements. Each of the individuals listed on
  Schedule 6.3(g) shall have entered into a Non-Competition Agreement with Parametric or Merger Sub in the form attached hereto as Exhibit F, and such agreements shall be in full force and effect.

    (h) Customer Agreements. Each customer of Computervision or a Subsidiary listed on Section 6.3(h) of the Computervision Disclosure Schedule shall have granted any consent, approval, or waiver required under each agreement between such customer and Computervision or such Subsidiary such that neither the Merger nor the relationship between Parametric and the Surviving Corporation after the Effective Time shall constitute a default under, give such customer or any other party the right to terminate, or result in any penalty under, any such customer agreement.

    (i) Settlement Order. The Order of the Delaware Chancery Court approving the settlement of the Dieter class action lawsuit shall be final and not subject to appeal.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Computervision:

    (a) by mutual written consent duly authorized by the Boards of Directors of Parametric and Computervision;

    (b) by either Computervision or Parametric if the Merger shall not have been consummated by February 28, 1998 (which date may be extended at the written request of either Computervision or Parametric to March 31, 1998 to the extent necessary to satisfy the condition set forth in Section 6.1(b) or Section 6.1(e)); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

    (c) by either Computervision or Parametric if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

    (d) by either Computervision or Parametric if the required approval of the stockholders of Computervision contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Computervision where the failure to obtain stockholder approval of Computervision shall have been caused by the action or failure to act of Computervision in breach of this Agreement);

    (e) by either Computervision or Parametric, if Computervision shall have accepted a Computervision Superior Proposal or if the Computervision Board of Directors recommends a Computervision Superior Proposal to the stockholders of Computervision as permitted by Section 5.4(b);

    (f) by Parametric, if the Board of Directors of Computervision shall have
  (i) failed to convene the Computervision Stockholders' Meeting, as required by Section 5.2, (ii) failed to recommend approval of this Agreement and the Merger in the Proxy Statement or withheld, withdrawn or modified in a manner adverse to Parametric such recommendation in favor the Merger, (iii) after receipt of an Acquisition Proposal, if requested in writing by Parametric, shall have failed to reconfirm its recommendation of approval of this Agreement and the Merger within ten (10) business days following receipt of such request, or (iv) recommended approval of or a tender of shares of Computervision Common Stock in an Alternative Transaction (as defined in Section 7.3(e));

    (g) by Computervision, upon a breach of any representation, warranty, covenant or agreement on the part of Parametric set forth in this Agreement, if (i) as a result of such breach the conditions set forth in
  Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Parametric within ten (10) business days following receipt by Parametric of written notice of such breach from Computervision;

    (h) by Parametric, upon a breach of any representation, warranty, covenant or agreement on the part of Computervision set forth in this Agreement, if (i) as a result of such breach the conditions set forth in
  Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Computervision within ten (10) business days following receipt by Computervision of written notice of such breach from Parametric;

    (i) by Parametric, if there shall have occurred any event or condition that constitutes a Computervision Material Adverse Effect since the date of this Agreement which condition or event shall not have been ameliorated such that it is no longer a Computervision Material Adverse Effect within ten (10) business days following receipt by Computervision of notice from Parametric;

    (j) by Computervision, if there shall have occurred any event or condition that constitutes a Parametric Material Adverse Effect since the date of this Agreement, which condition or event shall not have been ameliorated such that it is no longer a Parametric Material Adverse Effect within ten (10) business days following receipt by Parametric of notice from Computervision;

    (k) by Parametric, in the event that it receives written notice from either Coopers & Lybrand L.L.P., Arthur Andersen LLP, or the SEC that, in the opinion of the entity giving such notice, the Merger will not qualify for pooling of interests accounting treatment;

    (l) by Parametric, in the event that (i) Computervision's software maintenance revenue (which shall mean the aggregate of monthly license fees, on- site support revenue and extended support service revenue) for its fiscal quarter ending December 31, 1997, determined in accordance with GAAP on a basis consistent with past practice, does not equal at least $18.25 million or it appears reasonably likely that such revenue for that period will not equal at least such amount or (ii) there are fewer than 55,000 CADDS and Medusa seats licensed to Computervision customers under active maintenance in accordance with past practice; or

    (m) by Parametric, in the event that any one of the customers of Computervision and its Subsidiaries listed in Item A of Section 7.1(m) of the Computervision Disclosure Schedule or any three of the customers listed in Item B of that Section cancels or terminates or gives notice of cancellation or termination of its relationship or a material portion of its relationship with Computervision or its Subsidiaries or there is any material decrease or planned decrease in the usage or purchase of the products or services of Computervision or any of its Subsidiaries by any such customer from that reasonably expected by Computervision at the date of this Agreement of such a nature that it demonstrates a material deterioration in the ongoing relationship of Computervision and its Subsidiaries with that customer.

  7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION.

    (a) Subject to Sections 7.2(b) and (c), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    (b) Any termination of this Agreement by Computervision pursuant to Sections 7.1(d) or 7.1(e) hereof shall be of no force or effect unless prior to such termination Computervision shall have paid to Parametric the amount payable pursuant to Sections 7.3(b) and 7.3(c).

  7.3. FEES AND EXPENSES.

    (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parametric and Computervision shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto. Notwithstanding the foregoing, in order to induce Parametric to enter into this Agreement and to reimburse Parametric for its costs and expenses and loss of other opportunities related to negotiating and entering into this Agreement and investigating the desirability of and seeking to consummate the transactions contemplated by this Agreement, Computervision agrees to make cash payments to Parametric in the circumstances, and in the amounts, set forth in Sections 7.3(b) and (c).

    (b) Computervision shall pay Parametric a termination fee of $800,000 upon the earlier to occur of the following events:

      (i) the termination of this Agreement by Parametric pursuant to
    Section 7.1(d) (other than in the circumstances set forth in Section 7.3(d)(ii)); or

      (ii) the termination of this Agreement by Parametric pursuant to
    Section 7.1(h) after a non-willful material breach by Computervision of this Agreement.

    (c) Computervision shall pay Parametric a termination fee of $3,000,000 in the event of a termination of this Agreement by Parametric pursuant to
  Section 7.1(f) (other than in the circumstances set forth in Section 7.3(d)(iii)).

    (d) Computervision shall pay Parametric a termination fee of $15,000,000 upon the earliest to occur of the following events:

      (i) the termination of this Agreement pursuant to Section 7.1(e); or

      (ii) the termination of this Agreement pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of Computervision at the Computervision Stockholders' Meeting if, at the time of such failure,

        (A) there shall have been announced or commenced an Alternative Transaction (as defined in Section 7.3(f)) and Computervision shall have either (x) executed an agreement to engage in the same or (y) the Computervision Board of Directors shall not have recommended against such Alternative Transaction affirmatively or, if the Computervision Board of Directors has recommended against such Alternative Transaction, the Computervision Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to Parametric, or

        (B) there shall have been announced an Alternative Transaction with a Third Party (as defined in Section 7.3(f)) and (x) Computervision shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof within twelve months after the date of the Computervision Stockholders Meeting or (y) the Computervision Board of Directors shall have recommended an Alternative Transaction (as defined in Section 7.3(f)) with the Third Party proposing such Alternative Transaction or any affiliate thereof within twelve months after the date of the Computervision Stockholders Meeting; or

      (iii) the termination of this Agreement pursuant to Section 7.1(f) if before such termination or within twelve months thereafter
    Computervision shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction; or

      (iv) the termination of this Agreement by Parametric pursuant to
    Section 7.1(h) after a willful breach by Computervision of this Agreement.

    (e) The expenses and fees, if applicable, payable pursuant to Section 7.3(b), 7.3(c) or 7.3(d) shall be paid within one business day after the first to occur of the events described in Section 7.3(b)(i) or (ii), 7.3(c) or 7.3(d)(i), (ii), (iii) or (iv); provided that, (i) despite the foregoing provision, if Computervision is obligated to pay a termination fee to Parametric pursuant to Section 7.3(d)(ii)(B) or 7.3(d)(iii), then the fees payable by Computervision to Parametric pursuant to Section 7.3(d)(ii) or 7.3(d)(iii) shall be paid within one business day after the occurrence of the transaction or recommendation occurring or continuing after the Computervision Stockholders Meeting which gives rise to the rights to receive the termination fee and (ii) in no event shall Computervision be required to pay any expenses or termination fees to Parametric if, immediately prior to the termination of this Agreement, Parametric was in breach of any of its material obligations under this Agreement.

    (f) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Parametric or its Affiliates (a "Third Party"), acquires more than 10% of the outstanding shares of Computervision Common Stock, pursuant to a tender offer or exchange offer of otherwise, (ii) a merger or other business combination involving Computervision pursuant to which any Third Party acquires more than 10% of the outstanding equity securities of Computervision or the entity surviving such merger or business combination,
  (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Computervision, and the entity surviving any merger or business combination including any of them) of Computervision having a fair market value (as determined by the Board of Directors of Computervision in good faith) equal to more than 10% of the fair market value of all the assets of Computervision immediately prior to such transaction ("Material Assets"), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                              General Provisions

  8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Computervision, Parametric and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

  8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Parametric or Merger Sub, to:

      Parametric Technology Corporation
      128 Technology Drive
      Waltham, MA 02154
      Attention: Chairman and Chief Executive Officer
      Telephone: (617) 398-5000
      Facsimile: (617) 398-5662

    with a copy at the same address to the attention of Corporate Counsel, and with a copy to:

      Palmer & Dodge LLP
      One Beacon Street
      Boston, MA 02108
      Attention: Stanley Keller
      Telephone: (617) 573-0100
      Facsimile: (617) 227-4420

    (b) if to Computervision, to:

      Computervision Corporation
      100 Crosby Drive
      Bedford, MA 01730-1480
      Attention: President
      Telephone: (617) 275-1800
      Facsimile: (800) 743-1755

    with a copy at the same address to the attention of the General Counsel, and with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
      Attention: Paul P. Brountas
      Telephone: (617) 526-6000
      facsimile: (617) 526-5000

  8.3. INTERPRETATION; KNOWLEDGE. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include,"

"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References to the "knowledge of Computervision," or any similar expression shall mean the actual knowledge of any executive officer of Computervision.

  8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Computervision Schedules and the Parametric Schedules
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

  8.6. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except that the Delaware General Corporation Law shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger.

  8.9. RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.10. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

  IN WITNESS WHEREOF, Parametric, Merger Sub, and Computervision have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                          PARAMETRIC TECHNOLOGY CORPORATION

                                                    /s/ Edwin J. Gillis
                                          By:__________________________________
                                                      Edwin J. Gillis


                                          COMPUTERVISION CORPORATION

                                                 /s/ Anthony N. Fiore, Jr.
                                          By:__________________________________
                                                   Anthony N. Fiore, Jr.

                                          PTC ACQUISITION CORPORATION

                                                    /s/ Edwin J. Gillis
                                          By:__________________________________
                                                      Edwin J. Gillis

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

                                [SEE APPENDIX B]

                                                                      EXHIBIT B

                         STOCKHOLDER VOTING AGREEMENT

  This Stockholder Voting Agreement (the "Agreement") dated as of November 3, 1997 is by and between Parametric Technology Corporation ("Parametric"), a Massachusetts corporation, and the undersigned stockholder ("Stockholder") of Computervision Corporation (the "Company"), a Delaware corporation.

                                R e c i t a l s

  A. Concurrently with the execution of this Agreement, Parametric, the Company and PTC Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of the Company, have entered into an Agreement and Plan of Reorganization (the "Acquisition Agreement") which provides for a merger of Merger Sub with and into the Company (the "Merger"). Pursuant to the Merger, shares of Common Stock of the Company will be converted into the right to receive shares of Common Stock of Parametric on the basis set forth in the Acquisition Agreement.

  B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company as is indicated on the final page of this Agreement (the "Shares").

  C. Parametric desires the Stockholder to agree, and the Stockholder is willing to agree, (i) not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of the Company acquired hereafter and prior to the Expiration Date (as defined in Section 1 below) (together with the Shares, the "Subject Shares"), except as otherwise permitted hereby, and (ii) to vote the Subject Shares so as to facilitate consummation of the Merger.

  NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

  1. Agreement to Retain Shares. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of such date and time as (i) the Merger shall become effective in accordance with the provisions of the Acquisition Agreement and (ii) the Acquisition Agreement shall be terminated pursuant to Section 7.1 thereof.

  2. Agreement to Vote Subject Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Subject Shares: (i) in favor of approval of the Acquisition Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parametric and its affiliates, and against any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

  3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parametric a proxy in the form attached hereto as Exhibit I (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, with respect to the total number of shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

  4. Representations, Warranties and Covenants of the Stockholder. Stockholder hereby represents, warrants and covenants to Parametric as follows:

    4.1 Ownership of Shares. Stockholder (i) is and will be at the time of the action of the stockholders of the Company on the Merger the beneficial owner of the Shares and the Subject Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

    4.2 No Proxy Solicitations. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Acquisition Agreement; (ii) initiate a stockholders' vote or action by consent of stockholders of the Company with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Opposing Proposal.

  5. No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by Stockholder in his or her individual capacity of rights attaching to ownership of the Subject Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Stockholder with respect to, any action which may be taken or omitted by him or her acting in his or her fiduciary capacity as a director of the Company.

  6. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parametric or Stockholder, as the case may be, to carry out the intent of this Agreement.

  7. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

  8. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

  9. Miscellaneous.

    9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without prior written consent of the other.

    9.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parametric will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parametric upon any such violation, Parametric shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parametric at law or in equity.

    9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

    (a) If to Parametric, to:

      Parametric Technology Corporation
      128 Technology Drive
      Waltham, Massachusetts 02154
      Attention: Chairman and Chief Executive Officer
      Telephone No: (617) 398-5000
      Telecopy No.: (617) 398-5662

    with a copy at the same address to the attention of Corporate Counsel, and with a copy to: Palmer & Dodge LLP
                   One Beacon Street
                   Boston, MA 02108
                   Attn: Stanley Keller
                   Telephone No.: (617) 573-0100
                   Telecopy No.: (617) 227-4420

    (b) if to the Stockholder:
                   To the address for notice set forth on the last page hereof.

    with a copy to: Hale and Dorr
                   60 State Street
                   Boston, Massachusetts 02109
                   Attn: Paul P. Brountas, Esq.
                   Telephone No.: (617) 526-6000
                   Telecopy No.: (617) 526-5000

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

    9.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

    9.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

    9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

  IN WITNESS WHEREOF, the parties have caused this Stockholder Voting Agreement to be duly executed on the date and year first above written.

                                          PARAMETRIC TECHNOLOGY CORPORATION

                                          By: _________________________________

                                          Title: ______________________________

                                          STOCKHOLDER:

                                          By: _________________________________

                                          Stockholder's Address for Notice:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Shares beneficially owned:

                                              shares of Common Stock

                                          Shares subject to outstanding
                                          options:

                                              shares of Common Stock

               [Signature Page to Stockholder Voting Agreement]

                                                                      EXHIBIT I

                               IRREVOCABLE PROXY

  The undersigned stockholder of Computervision Corporation (the "Company"), a Delaware corporation, hereby irrevocably (to the extent provided in Section 212 of the Delaware General Corporation Law) appoints Steven C. Walske and C. Richard Harrison, and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's right, subject to the following paragraphs, with respect to the shares of capital stock of the Company beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as the Agreement and Plan of Reorganization dated as of November 3, 1997 (the "Acquisition Agreement") among Parametric Technology Corporation ("Parametric"), a Massachusetts corporation, the Company and PTC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parametric ("Merger Sub"), shall be terminated in accordance with its terms or the Merger (as defined in the Acquisition Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

  This proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is granted pursuant to the Stockholder Voting Agreement dated as of November 3, 1997 between Parametric and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parametric entering into the Acquisition Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Acquisition Agreement to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned, solely to the extent set forth as follows: at every annual, special or adjourned meeting of stockholders of the Company, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Acquisition Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parametric and its affiliates and against any liquidation or winding up of the Company.

  The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Acquisition Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in favor of approval of the Acquisition Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parametric and its affiliates, and against any liquidation or winding up of the Company, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

  Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

  This Proxy is irrevocable.

Dated:     , 1997                         Signature of Stockholder:

                                          _____________________________________

                                          Print Name of Stockholder:

                                          _____________________________________
                                          Shares beneficially owned:

                                             shares of Common Stock

                                                                      EXHIBIT C

                              AFFILIATE AGREEMENT

  This Affiliate Agreement (the "Agreement") dated as of November 3, 1997 is between PARAMETRIC TECHNOLOGY CORPORATION ("Parametric"), a Massachusetts corporation, and the undersigned affiliate ("Affiliate") of COMPUTERVISION CORPORATION (the "Company"), a Delaware corporation.

                                   Recitals

  A. Parametric, the Company and PTC Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Parametric, have entered into an Agreement and Plan of Reorganization dated as of November 3, 1997 (the "Acquisition Agreement") pursuant to which Merger Sub will merge with and into the Company ("Merger"), and the Company will become a subsidiary of Parametric. Pursuant to the Merger, shares of Common Stock of the Company (the "Company Shares"), including any shares owned by Affiliate, will be converted into the right to receive shares of Common Stock of Parametric (the "Parametric Shares").

  B. Parametric and the Company intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"). It is a condition to effectiveness of the Merger under the Acquisition Agreement that legal counsel for each of Parametric and the Company will have delivered written opinions to such effect, and in connection therewith such legal counsel require certain representations of Affiliate.

  C. Affiliate has been advised that he may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein shall be construed as an admission by Affiliate that he is in fact an affiliate of Company;

  D. It is a condition to Parametric's obligations under the Acquisition Agreement that the Merger qualify for pooling of interests accounting treatment, and to achieve such treatment certain representations and agreements of Affiliate are required; and

  E. The execution and delivery of this Agreement by Affiliate is a material inducement to Parametric to enter into the Acquisition Agreement.

  NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

  1. Securities Act Compliance.

    (a) Affiliate has been advised that if he is an "affiliate" of the Company at the time the Acquisition Agreement was submitted for approval of the shareholders of the Company and a distribution by the undersigned of the Parametric Shares has not been registered under the Securities Act, Rule 145 under the Securities Act will restrict his sales of Parametric Shares received in the Merger. Affiliate agrees that he will not sell or otherwise dispose of any Parametric Shares except pursuant to Rule 145(d) under the Securities Act, an effective registration statement under the Securities Act or an exemption from the registration requirements under the Securities Act, provided that Affiliate may make bona fide gifts or distributions (including, if Affiliate is a partnership, to its partners) without consideration or transfers by operation of law, so long as any donee or transferee agrees not to sell, transfer or otherwise dispose of Parametric Shares except as provided herein.

    (b) Affiliate acknowledges that Parametric is under no obligation to register the sale, transfer or other disposition by Affiliate of the Parametric Shares or to take any action necessary in order to make an exemption from registration available.

  2. Pooling of Interests

    (a) Affiliate agrees that he will not engage, and represents that he has not engaged, in any sale, exchange, transfer, distribution, pledge, disposition or any other transaction, including a transaction that reduces the risk of loss by short sale, hedging or otherwise, that would result in a reduction in the risk of ownership (any such transaction, a "Sale") with respect to any of the Company Shares owned by Affiliate during the 30 days prior to the effective date of the Merger.

    (b) Affiliate agrees that he will not engage in any Sale of the Parametric Shares until after such time as financial results covering at least 30 days of combined operations of Parametric and the Company after the effective date of the Merger have been published by Parametric, in the form of a quarterly earnings report, a registration statement filed with the Commission, a report on Form 10-K, 10-Q or 8-K or any other public filing or announcement.

  3. Tax Effects of the Merger. Affiliate represents, warrants and covenants as follows:

    i. Affiliate is the beneficial owner of Company Shares (including shares issuable upon exercise of stock options) and did not acquire any such shares in contemplation of the Merger;

    ii. Affiliate has not engaged in a Sale of any Company Shares in contemplation of the Merger, and Affiliate has no current plan or intention (a "Plan") to engage in a Sale of any Company Shares in contemplation of (and not in) the Merger;

    iii. Affiliate has no Plan to engage in a Sale of any of the Parametric Shares (on a fully diluted basis, giving effect to all options) to be received by Affiliate in the Merger;

    iv. Affiliate has not entered into any discussions or negotiations with regard to the possible sale of any Company Shares or any Parametric Shares to be received by Affiliate in the Merger;

    v. If Affiliate is a partnership, then the term "Sale" as used in paragraph iii above shall not be deemed to include any distribution to its partners, provided that if any recipient of any such distribution will receive Parametric Shares having a fair market value of 1% or more of the fair market value of all the Company Shares presently outstanding, Affiliate is not aware of any Plan on the part of such recipient to engage in a Sale of any of the Parametric Shares (on a fully diluted basis, giving effect to all options) to be received by such recipient in such distribution;

    vi. Affiliate is not aware of, or participating in, any Plan on the part of the stockholders of the Company to engage in one or more Sales of the Parametric Shares to be received in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the Parametric Shares subject to such Sales would exceed 50% of the aggregate fair market value of all Company Shares outstanding immediately prior to the Merger; and

    vii. Affiliate does not intend to take a position on any tax return that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  4. Legends.

    (a) Affiliate understands that there will be placed on the certificates representing Parametric Shares to be received by Affiliate in the Merger, and, except as provided in paragraph (b) below, any certificates delivered in substitution or exchange therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT WITH THE ISSUER DATED NOVEMBER 3, 1997, INCLUDING WITHOUT LIMITATION A RESTRICTION THAT THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH RULE 145(D) UNDER THE SECURITIES ACT OF 1933

  (THE "ACT") OR AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE ACT. THE ISSUER WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE.

    (b) The legend referred to in paragraph (a) above shall be terminated or removed if Affiliate shall have delivered to Parametric a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance satisfactory to Parametric or other evidence satisfactory to Parametric, to the effect that such instructions and legend are not required for the purposes of the Act and, in the case of Section 3 above, counsel for Parametric shall have determined that such instructions are no longer necessary for purposes of such paragraph.

  5. Miscellaneous.

    (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

    (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

    (e) Affiliate has carefully read this Agreement, including the limitations upon the disposition of the Parametric Shares received by Affiliate contained herein, and has obtained such advice regarding execution of this Agreement as he deemed necessary.

    (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

    (g) The acknowledgements and representations set forth herein shall be accurate and complete at all times from the date hereof through the date on which the Merger is consummated, unless Affiliate notifies Parametric and the Company to the contrary, in writing, prior to such date.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the first page of this Agreement.

                                          PARAMETRIC TECHNOLOGY CORPORATION

                                          By: _________________________________

                                          Title: ______________________________

                                          AFFILIATE

                                          By: _________________________________

                                          Name of Affiliate: __________________

                                          Name of Signatory (if different from
                                           name of Affiliate): ________________

                                          Title of Signatory (if applicable): _

                                          Company shares beneficially owned:

                                              shares of Common Stock

                                          Company shares subject to
                                           outstanding options:

                                              shares of Common Stock

                    [Signature Page to Affiliate Agreement]

                                                                      EXHIBIT D

            MATTERS TO BE COVERED BY OPINION OF PALMER & DODGE LLP

  1. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with the corporate power and authority to enter into and perform the Acquisition Agreement.

  2. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into and perform the Acquisition Agreement.

  3. The execution and delivery of the Acquisition Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Buyer and Merger Sub. The Buyer and Merger Sub have duly executed and delivered the Acquisition Agreement, and the Acquisition Agreement constitutes the valid and binding obligation of the Buyer and Merger Sub, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

  4. The shares of Buyer Common Stock to be issued in the Merger have been duly authorized by all necessary corporate action on the part of the Buyer and, when issued in the Merger pursuant to the terms thereof, such shares will be validly issued, fully paid and nonassessable. Such shares of Buyer Common Stock have been authorized for quotation on the Nasdaq National Market.

  5. Except for (a) the filing of the Certificate of Merger with the Secretary of State of Delaware and (b) such filings, notices, permits, consents and approvals as have been made, given or obtained, the execution, delivery and performance of the Acquisition Agreement by the Buyer and consummation of the Merger will not: (i) violate any provision of the Articles of Organization or Bylaws of the Buyer or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) violate any law or regulation or any order, judgment or decree that, to our knowledge, is applicable to Buyer or any of its Subsidiaries, (iii) result in any breach of or a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Buyer or any of its Subsidiaries or alter the rights or obligations of any third party under, or result in the creation of any lien or encumbrance on the properties or assets of the Buyer or any of its Subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation of, under any instrument, contract or other agreement included as an exhibit to Buyer's Annual Report on Form 10-K for the year ended September 30, 1996, or to any report filed with the SEC subsequent thereto, to which the Buyer or any of its Subsidiaries is a party or to which the Buyer or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) require any consent, approval, order or authorization of, or any registration, declaration or filing with any Governmental Entity, excluding from the foregoing clauses (ii), (iii) and (iv) any exceptions to the foregoing that, in the aggregate, would not have a Parametric Material Adverse Effect or a material adverse effect on the ability of the Buyer or Merger Sub to consummate the Merger.

  6. To our knowledge, and except as disclosed on the Parametric Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or threatened against the Buyer or any of its Subsidiaries that would have a Parametric Material Adverse Effect or that challenges or seeks to prevent, enjoin, alter or delay the Merger.

  7. Upon the filing of the Certificate of Merger, the Merger will become effective in accordance with the Delaware General Corporation Law.

  8. The Registration Statement referred to in Section 5.1 of the Acquisition Agreement has become effective under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened by the SEC.

                                                                      EXHIBIT E

             MATTERS TO BE COVERED BY OPINION OF HALE AND DORR LLP

  1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into and perform the Acquisition Agreement.

  2. The Seller is authorized to issue 100,000,000 shares of Common Stock, of
which   shares are issued and outstanding, and 5,000,000 shares of Preferred
Stock, none of which are issued or outstanding. All of the issued and outstanding shares of the Seller's capital stock are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights under any statute, the Certificate of Incorporation or the By-laws.

  3. The execution and delivery of the Acquisition Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Seller. The Seller has duly executed and delivered the Acquisition Agreement, and the Acquisition Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

  4. Except for (a) the filing of the Certificate of Merger with the Secretary of State of Delaware and (b) such filings, notices, permits, consents and approvals as have been made, given or obtained, the execution, delivery and performance of the Acquisition Agreement by the Seller and consummation of the Merger will not: (i) violate any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) violate any law or regulation or any order, judgment or decree that, to our knowledge, is applicable to the Seller or any of its Subsidiaries, (iii) result in any breach of or a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Seller or any of its Subsidiaries or alter the rights or obligations of any third party under, result in the creation of any lien or encumbrance on the properties or assets of the Seller or any of its Subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation of, any instrument, contract or other agreement included as an exhibit to Seller's Annual Report on Form 10-K for the year ended December 31, 1996, or to any report filed with the SEC subsequent thereto, to which the Seller or any of its Subsidiaries is a party or to which the Seller or any of its Subsidiaries or its or any of their respective properties is bound or affected, (iv) require any consent, approval, order or authorization of, or any registration, declaration or filing with any Governmental Entity, excluding from the foregoing clauses (ii), (iii) and (iv) any exceptions to the foregoing that, in the aggregate, would not have a Computervision Material Adverse Effect, or a material adverse effect on the ability of the Seller to consummate the Merger.

  5. To our knowledge, and except as disclosed on the Computervision Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or threatened against the Seller or any of its Subsidiaries that would have a Computervision Material Adverse Effect or that challenges or seeks to prevent, enjoin, alter or delay the Merger.

  6. Upon the filing of the Certificate of Merger, the Merger will become effective and will be binding upon all holders of shares of Seller Stock in accordance with the Delaware General Corporation Statute. No stockholder of Computervision is entitled to dissenters' appraisal rights under the Delaware General Corporation Statute in respect of the Merger.

                                                                      EXHIBIT F

                           NON-COMPETITION AGREEMENT

  This Agreement dated as of      , 199  is entered into by and between
PARAMETRIC TECHNOLOGY CORPORATION ("Parametric"), a Massachusetts corporation, COMPUTERVISION CORPORATION ("Computervision"), a Delaware corporation, and
      ("Employee").

                                R e c i t a l s

  A. Pursuant to the Plan and Agreement of Reorganization (the "Acquisition Agreement") dated as of November 3, 1997, by and between Parametric, Computervision and PTC Acquisition Corporation ("Merger Sub"), Merger Sub will merge with and into Computervision (the "Merger"). Pursuant to the Merger, shares of Common Stock of Computervision will be converted into the right to receive shares of Common Stock of Parametric on the basis described in the Acquisition Agreement.

  B. Employee has served as       of Computervision and has gained substantial
knowledge and expertise in connection with Computervision's products, organization and customers;

  C. Parametric and Employee acknowledge that it would be seriously detrimental to Parametric if Employee would compete with Parametric or Computervision following consummation of the Merger;

  D. Computervision is engaged in the development, production, distribution and selling of computer-aided design software (the "Business");

  E. It is a condition to the obligation of Parametric to consummate the Merger that Employee enter into this Agreement; and

  F. As inducement to Parametric to consummate the Merger, and in consideration of the issuance of shares of Common Stock of Parametric to stockholders of Computervision in the Merger as provided in the Acquisition Agreement, Employee desires to agree with Parametric as further provided herein.

  NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

  1. Non-Competition.

    (a) The parties understand and agree that this Agreement is entered into in connection with the Merger. The parties further understand and agree that Employee is a key employee of Computervision, and that the Merger is contingent upon Employee entering into this Agreement, including this non-competition provision. In addition, the parties understand that prior to the Merger, Computervision was engaged in the Business in each of the fifty states of the United States and Canada, Europe, Japan and other Pacific Rim countries. The parties further understand that Parametric is currently engaged in business in each of the fifty states of the United States and Canada, Europe, Japan and other Pacific Rim countries. (The United States and the regions set forth above shall hereafter be referred to as the "Geographic Scope of the Business.") Computervision and Parametric have informed Employee that following the Merger they will continue conducting such business in all parts of the Geographic Scope of the Business. The parties expressly acknowledge and agree that the non-competition provisions contained in this Agreement are permissible and enforceable pursuant to the provisions of applicable law.

    (b) During the period commencing on the effective date of the Merger (the "Effective Date") and ending one year after the Effective Date, Employee shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, partnership or other entity or in any other capacity:

      (i) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that competes with the "Enterprise Products or Services" (for purposes hereof, "Enterprise Products or Services" shall be defined as the products produced, marketed, sold, serviced or under development, or services provided, either (A) by Computervision as part of the Business at any time prior to the Effective Date, or (B) by Computervision or Parametric, related to the Business at any time from the Effective Date through the date when Employee ceases to be employed by Computervision or Parametric); or

      (ii) induce or attempt to induce any person who at the time of such inducement is an employee of Computervision or Parametric to perform work or services for any other person or entity other than Computervision or Parametric.

  Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as a passive investment, up to one percent (1%) of any class of "publicly traded securities" of any person or entity which owns a competitive Business. For the purposes of this Section 1, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market. Notwithstanding the foregoing, Employee will not be prohibited from competing with Parametric in any part of Parametric's Geographic Scope of the Business, if Parametric, or any entity obtaining title to its good will or shares, ceases to carry on a like Business therein. This exception to Employee's covenant not to compete only applies to the country in which the Business is no longer carried on and does not affect the enforceability of this Section 1 in the countries in which the Business is continued.

  2. Discontinuance of Benefits. In the event that Parametric determines that Employee has failed to comply with any of the conditions of this Agreement, Parametric shall have the right to discontinue any or all remaining benefits payable to Employee under any retention or other severance plan or agreements. Such discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that Parametric may have against Employee.

  3. Right to Injunction. Employee further understands and agrees that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Computervision, Parametric, and the Business (the "Protected Interests") and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement will cause substantial and irrevocable damage to the Protected Interests with respect to which the remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Agreement by Employee, Employee and Parametric agree that Parametric shall be entitled to the following particular forms of relief, in addition to any other remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorneys fees, incurred by Parametric to enforce the covenants set forth in this Agreement.

  4. Supersession. To the extent that any of the provisions of this Agreement conflict with the provisions of any prior non-competition clause or agreement between Employee and Computervision, the provisions of this Agreement shall control.

  5. Savings Clause. If any restriction set forth in Section 1 above is held to be unreasonable or unenforceable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

  6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Parametric and its successors and assigns. This Agreement shall be binding upon Employee and shall inure to his benefit and to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Employee.

  7. Amendment. This Agreement may be amended or altered only in a writing signed by the Chief Executive Officer or the Chief Operating Officer of Parametric and Employee.

  8. Applicable Law; Severability. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles. The covenants contained in this Agreement constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Employee and Parametric further agree that the covenants in this Agreement shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against Parametric whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parametric of any of the covenants of this Agreement.

  IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPUTERVISION CORPORATION                PARAMETRIC TECHNOLOGY CORPORATION

By:____________________________________   By: _________________________________



Print Name: ___________________________   Print Name: _________________________



Its: __________________________________   Its: ________________________________

EMPLOYEE

_______________________________________
Name

                 [Signature Page to Non-Competition Agreement]

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT dated as of November 3, 1997 (the "Agreement") is entered into by and between Parametric Technology Corporation ("Parametric"), a Massachusetts corporation, and Computervision Corporation ("Computervision"), a Delaware corporation. Concurrently with the execution and delivery of this Agreement, Computervision, Parametric and PTC Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parametric, are entering into an Agreement and Plan of Reorganization (the "Acquisition Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Computervision (the "Merger") with Computervision continuing as the surviving corporation and as a wholly owned subsidiary of Parametric. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Acquisition Agreement. As a condition and inducement to Parametric's willingness to enter into the Acquisition Agreement, Parametric has required that Computervision agree, and Computervision has so agreed, to grant to Parametric an option to acquire shares of Computervision's Common Stock upon the terms and subject to the conditions set forth herein.

  Accordingly, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Acquisition Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. Grant of Option. Computervision hereby grants to Parametric an irrevocable option (the "Option") to acquire up to 9,558,809 shares (the "Option Shares") of the Common Stock, par value $.01 per share, of Computervision ("Computervision Shares") (being 15% of the number of Computervision Shares outstanding as of the date hereof) in the manner set forth below at a price of $4.00 per Computervision Share (the "Exercise Price"), payable in cash. The number of Computervision Shares that may be purchased upon exercise of this Option and the Exercise Price are subject to adjustment as provided in Section 9. Notwithstanding the foregoing, in no event shall the number of Computervision Shares for which the Option is exercisable exceed 15% of the number of issued and outstanding Computervision Shares.

  2. Exercise of Option. (a) The Option may only be exercised by Parametric, in whole or in part, at any time or from time to time, after the Acquisition Agreement becomes terminable under circumstances which would entitle Parametric to a payment under Section 7.3(d) of the Acquisition Agreement upon its termination, regardless of whether the Acquisition Agreement is terminated pursuant to such provisions or whether an Alternative Transaction is consummated (any of the events specified in this sentence being referred to herein as an "Exercise Event"). Computervision shall notify Parametric promptly in writing of the occurrence of any Exercise Event, it being understood that the giving of such notice by Computervision shall not be a condition to the right of Parametric to exercise the Option. In the event Parametric wishes to exercise the Option, Parametric shall deliver to Computervision a written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time designated by Parametric in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the offices of counsel to Parametric. Upon the giving by Parametric to Computervision of the Exercise Notice and the tender of the applicable aggregate Exercise Price and provided that the conditions to Computervision's obligation to issue the Option Shares to Parametric hereunder set forth in Section 3 have been satisfied or waived, Parametric shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer book of Computervision shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Parametric.

  (b) The Option shall terminate upon the earliest to occur of (i) the Effective Date, (ii) 180 days following the termination of the Acquisition Agreement pursuant to Article VII thereof, if an Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Acquisition Agreement is terminated pursuant to Article VII thereof if an Exercise Event shall not have occurred on or prior to such date; provided, however, with respect to the preceding clause (ii) of this sentence, that (x) if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal and (y) if Sections 7.3(d)(ii) or (iii) of the Acquisition Agreement are applicable, the Option shall not terminate until 30 days after the event entitling Parametric to a payment thereunder.

  3. Conditions to Closing. The obligation of Computervision to issue the Option Shares to Parametric hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

  4. Closing. At any Closing, (i) Computervision shall deliver to Parametric a single certificate in definitive form representing the number of Option Shares designated by Parametric in its Exercise Notice, such certificate to be registered in the name of Parametric and to bear the legend set forth in
Section 10 hereof, and (ii) Parametric shall pay to Computervision the aggregate purchase price for the Computervision Shares so designated and being purchased by wire transfer of immediately available funds or by delivery of a certified check or bank check. At any Closing at which Parametric is exercising the Option in part, Parametric shall present and surrender this Agreement to Computervision, and Computervision shall deliver to Parametric an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Computervision Shares constituting the Option Shares purchasable hereunder. Computervision shall pay all expenses, and any and all Federal, state and local transfer or issuance taxes, and other similar charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4.

  5. Representations and Warranties of Computervision. Computervision represents and warrants to Parametric that (i) Computervision is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by Computervision and consummation by Computervision of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Computervision and no other corporate proceedings on the part of Computervision are necessary to authorize this Agreement or any of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by Computervision and constitutes a legal, valid and binding obligation of Computervision and, assuming this Agreement constitutes a legal, valid and binding obligation of Parametric, is enforceable against Computervision in accordance with its terms; (iv) except for any filings as may be required under the HSR Act, Computervision has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Computervision Shares for Parametric to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Computervision Shares or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive right; (v) upon delivery of the Option Shares and any other securities to Parametric upon exercise of the Option or upon becoming deemed the holder of record of the Option Shares and any other securities delivered to Parametric upon exercise of the Option, Parametric will acquire such Option Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parametric; (vi) the execution and delivery of this

Agreement by Computervision does not, and the performance of this Agreement by Computervision will not, (A) violate the Certificate of Incorporation or By-Laws of Computervision, (B) conflict with or violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator, governmental or regulatory body applicable to Computervision or any of its Subsidiaries or by which they or any of their property is bound or (C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Computervision or any of its Subsidiaries pursuant to, any contract or agreement to which Computervision or any of its Subsidiaries is a party or by which Computervision or any of its Subsidiaries or any of their property is bound, except, in the case of clauses (B) and (C) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Computervision Material Adverse Effect; (vii) the execution and delivery of this Agreement by Computervision does not, and the performance of this Agreement by Computervision will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act, if applicable; and (viii) none of Computervision, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Computervision to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act, as in effect on the date hereof, and, assuming the representations and warranties of Parametric contained in clause (iv) of Section are true and correct, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Computervision shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements).

  6. Representations and Warranties of Parametric. Parametric represents and warrants to Computervision that (i) Parametric is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement by Parametric and the consummation by Parametric of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parametric and no other corporate proceedings on the part of Parametric are necessary to authorize this Agreement or any of the transactions contemplated hereby; (iii) this Agreement has been duly executed and delivered by Parametric and constitutes a legal, valid and binding obligation of Parametric and, assuming this Agreement constitutes a legal, valid and binding obligation of Computervision, is enforceable against Parametric in accordance with its terms; and (iv) any Computervision Shares acquired upon exercise of the Option will not be acquired by Parametric with a view to the public distribution thereof and Parametric will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

  7. Certain Rights.

    (a) Put. At the request of Parametric at any time during the period during which the Option is exercisable pursuant to Section 2 (the "Purchase Period"), Computervision (or any successor entity thereof) shall, subject to the limitation set forth in Section 10, purchase from Parametric (x) all or any portion of the Option at the price set forth in subparagraph (i) below or (y) all or any portion of the Option Shares, if any, acquired by Parametric pursuant to the Option, at the following price:

      (i) The purchase price of the Option shall be the difference between the "Market/Offer Price" (as defined below) for Computervision Shares as of the date Parametric gives notice of its intent to exercise its rights under this Section 7 and the Exercise Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Parametric is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this subparagraph (i), "Market/Offer Price" shall mean, as of any date, the higher of (x) the highest price per share offered as of such date pursuant to any Alternative Transaction which would have entitled Parametric to a payment under
    Section 7.3(d) of the Acquisition Agreement and which was initiated prior to such date and not terminated or withdrawn as of such date and (y) the Fair Market Value (as defined below) of the Computervision Shares as of such date. For purposes of this Agreement, the "Fair Market Value" of the Computervision Shares shall mean the average closing sale price of Computervision Shares on the New York Stock Exchange during the five (5) trading days ending on the trading day immediately preceding the date Parametric gives notice of its intent to exercise its rights under this Section 7.

      (ii) The purchase price of the Option Shares shall be the sum of (x) the Exercise Price paid by Parametric for Option Shares acquired pursuant to the Option plus (y) the difference between the Fair Market Value for Computervision Shares and such Exercise Price (but only if the Fair Market Value is greater than the Exercise Price) multiplied by the number of Computervision Shares so purchased.

    (b) Payment and Redelivery of Shares. In the event Parametric exercises its rights under Section 7(a), Computervision shall, within ten business days after Parametric delivers notice pursuant to Section 7(a) (which notice may be delivered prior to consummation of the exercise of the Option), pay the required amount to Parametric in immediately available funds and Parametric shall surrender to Computervision the Option or the certificates evidencing the Computervision Shares purchased by Parametric pursuant thereto, and Parametric shall represent and warrant that it owns such Computervision Shares and that such Computervision Shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

    (c) Repurchase Price Reduced at Parametric's Option. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Option or the Option Shares purchased by Parametric pursuant to the Option to a vote of the shareholders of Computervision pursuant to applicable law or Computervision's Certificate of Incorporation then Parametric may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

  8. Registration Rights. (a) Following the termination of the Acquisition Agreement, Parametric may by written notice (a "Registration Notice") to Computervision request Computervision to register under the Securities Act all or any part of the shares acquired by Parametric pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering.

  (b) Computervision shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities; provided, however, that (i) Parametric shall not be entitled to more than an aggregate of two effective registration statements hereunder and
(ii) Computervision will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) Computervision is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to Computervision, such information would have to be disclosed if a registration statement were filed at that time; (B) Computervision is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Computervision determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Computervision. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that Parametric shall be entitled to no more than an aggregate of two effective registration statements hereunder. Computervision shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as Parametric may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Computervision shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (c) The registration rights set forth in this Section 8 are subject to the condition that Parametric shall provide Computervision with such information with respect to Parametric's Registrable Securities, the plan for distribution thereof, and such other information with respect to Parametric as is necessary to enable Computervision to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (d) A registration effected under this Section 8 shall be effected at Computervision's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Parametric, and Computervision shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of this type with the underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter deems it necessary, participating in road show presentations).

  9. Adjustment Upon Changes in Capitalization. In the event of any change in the Computervision Shares by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, and the Exercise Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parametric shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parametric would have received in respect of the Computervision Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

  10. Profit Limitation. (a) Notwithstanding any other provision of this Agreement, in no event shall Parametric's Total Profit (as hereinafter defined) exceed $18 million and, if it otherwise would exceed such amount, Parametric, at its sole election, shall either (a) deliver to Computervision for cancellation Option Shares previously purchased by Parametric, (b) pay cash to Computervision or (c) undertake any combination thereof, so that Parametric's Total Profit shall not exceed $18 million after taking into account the foregoing actions.

  (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as hereinafter defined) of more than $18 million and, if exercise of the Option otherwise would exceed such amount, Parametric, at its discretion, may increase the Exercise Price for the number of Computervision Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $18 million.

  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Parametric pursuant to Sections 7.3(c) and (d) of the Acquisition Agreement, (ii) the amount of cash received by Parametric pursuant to the exercise of the put right with respect to the Option under Section 7(a)(i) and (iii) (x) the net cash amounts received by Parametric pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to Computervision or any unaffiliated party, less (y) Parametric's purchase price for such Option Shares.

  (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parametric may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Computervision Shares held by Parametric and its affiliates as of such date, were sold for cash at the closing market price for the Computervision Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

  (e) Notwithstanding the foregoing, the Option may not be exercised if Parametric is in breach in any material respect of any of its covenants or agreements contained in the Acquisition Agreement.

  11. Restrictive Legends. Each certificate representing Option Shares issued to Parametric hereunder shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 3, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  12. Listing and HSR filing. Computervision, upon the request of Parametric, shall promptly file an application to list the Computervision Shares to be acquired upon exercise of the Option for quotation on the New York Stock Exchange and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date such a filing is permitted to be made, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act, if any, to permit the acquisition of the Computervision Shares subject to the Option at the earliest possible date.

  13. Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 11.

  14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

  15. Entire Agreement. This Agreement and the Acquisition Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to constitute the transactions contemplated hereby.

  17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

  18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Parametric, to:

      Parametric Technology Corporation
      128 Technology Drive
      Waltham, MA 02154
      Attention: Chairman and Chief Executive Officer
      Telephone No.: (617) 398-5000
      Telecopy No.: (617) 398-5662

    with a copy at the same address to the attention of the General
    Counsel, and

    with a copy to:

      Palmer & Dodge LLP
      One Beacon Street
      Boston, MA 02108
      Attn: Stanley Keller, Esq.
      Telephone No.: (617) 573-0100
      Telecopy No.: (617) 227-4420

    (b) if to Computervision, to:

      Computervision Corporation
      100 Crosby Drive
      Bedford, MA 01730-1480
      Attention: President
      Telephone No.: (617) 275-1800
      Telecopy No.: (617) 743-1755

    with a copy at the same address to the attention of the General
    Counsel, and

    with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: Paul P. Brountas, Esq.
      Telephone No.: (617) 526-6000
      Telecopy No.:  (617) 526-5000

  19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such state.

  20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  21. Expenses. Except as otherwise expressly provided herein or in the Acquisition Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  23. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that Parametric may (a) assign any of its rights hereunder to any affiliate and (b) assign its registration rights under Section 8 to any subsequent holder of Option Shares other than a holder who acquired such shares in a sale that was either registered under the Securities Act or pursuant to SEC Rule 144 under the Securities Act.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          PARAMETRIC TECHNOLOGY CORPORATION

                                                    /s/ Edwin J. Gillis
                                          By: _________________________________
                                            Name: Edwin J. Gillis
                                            Title: Executive Vice President,
                                                 Chief Financial Officer and
                                                 Treasurer

                                          COMPUTERVISION CORPORATION

                                                 /s/ Anthony N. Fiore, Jr.
                                          By: _________________________________
                                            Name: Anthony N. Fiore, Jr.
                                            Title: Vice President of Business
                                                 Operations, General Counsel

                  [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                                              APPENDIX C

HAMBRECHT & QUIST LLC                                     50 Rowes Wharf, 4th
                                                                 Floor
                                                           Boston, MA 02110
                                                            (617) 574-0500

November 3, 1997

Confidential

The Board of Directors
Computervision Corporation
100 Crosby Drive
Bedford, Massachusetts 01730

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Computervision Corporation, a Delaware corporation, ("Computervision" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of PTC Acquisition Corporation, a Delaware corporation, ("Merger Sub"), a wholly owned subsidiary of Parametric Technology Corporation, a Massachusetts corporation, ("Parametric"), with and into Computervision (the "Proposed Transaction") pursuant to the Agreement and Plan of Reorganization to be dated as of November 3, 1997 among Parametric, Merger Sub, and Computervision (the "Agreement").

  We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 0.0866 shares of common stock of Parametric, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Computervision in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services to Computervision and have received fees for rendering these services. Hambrecht & Quist acted as managing underwriter in the Company's initial public offering in 1992, and as managing underwriter of a follow-on offering in 1995. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Computervision and of Parametric and receives customary compensation in connection therewith, and also provides research coverage for Computervision and for Parametric. In the ordinary course of business, Hambrecht & Quist actively trades in the securities of Computervision and of Parametric for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Parametric.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of Parametric for recent years and interim periods to date and certain other relevant financial and operating data of Parametric made available to us from published sources and from the internal records of Parametric;

    (ii) reviewed certain internal financial and operating information, including certain projections, relating to Parametric prepared by the management of Parametric;

    (iii) discussed the business, financial condition and prospects of Parametric with certain of its officers;

    (iv) reviewed the publicly available consolidated financial statements of Computervision for recent years and interim periods to date and certain other relevant financial and operating data of Computervision made available to us from published sources and from the internal records of Computervision;

    (v) reviewed certain internal financial and operating information, including certain projections, relating to Computervision prepared by the management of Computervision;

    (vi) discussed the business, financial condition and prospects of Computervision with certain of its officers;

    (vii) reviewed the recent reported prices and trading activity for the common stocks of Parametric and Computervision and compared such information and certain financial information for Parametric and Computervision with similar information for certain other companies engaged in businesses we consider comparable;

    (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (ix) reviewed the Agreement;

    (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Parametric or Computervision considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Parametric or Computervision; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Parametric and Computervision. For purposes of this opinion, we have assumed that neither Parametric nor Computervision is a party to any pending transactions, including external financings (other than those contemplated that have been disclosed to us), recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Parametric common stock will trade subsequent to the Effective Time (as defined in the Agreement).

  It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement relating to the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of Computervision Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy or fairness of any consideration received in the Proposed Transaction by Parametric or any of its affiliates.

                                          Very truly yours,

                                          HAMBRECHT & QUIST LLC

                                                  /s/ Katherine R. Kirk
                                          By __________________________________
                                            Katherine R. Kirk
                                            Managing Director

                                      C-2